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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 BUFFETS, INC.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     5)   Total fee paid:

        ------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

        ------------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     3)   Filing Party:

        ------------------------------------------------------------------------

     4)   Date Filed:

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


                              [BUFFETS, INC. LOGO]



                                                                 August 28, 2000


Dear Shareholder:


     You are cordially invited to attend a special meeting of shareholders of Buffets, Inc. to be held on September 28, 2000, at 9:00 a.m., local time, at the company's headquarters, 1460 Buffet Way, Eagan, Minnesota 55121.


     At this important meeting, you will be asked to consider and vote upon the merger of Buffets with an affiliate of Caxton-Iseman Capital, Inc., a New York-based private-equity firm. If the transaction is completed, Buffets shareholders will become entitled to receive $13.85 per share in cash for all of their shares of Buffets stock. After the merger, Buffets will be a wholly owned subsidiary of Buffets Holdings, Inc., an affiliate of Caxton-Iseman. Members of current management of Buffets will also have ownership interests in the holding company and will continue as executive officers of Buffets after the merger.

     A special committee of Buffets' independent directors negotiated the $13.85 per-share price and the other terms of the transaction with Caxton-Iseman. The special committee unanimously approved the merger agreement and recommended that the entire board of directors approve it and the merger contemplated by the agreement.


     YOUR BOARD OF DIRECTORS, ACTING ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, HAS UNANIMOUSLY APPROVED THE MERGER AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, BUFFETS AND ITS UNAFFILIATED SHAREHOLDERS. ACCORDINGLY, YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.


     YOUR VOTE IS IMPORTANT. We cannot complete the transaction unless the holders of a majority of the outstanding Buffets shares vote to approve the merger agreement and the merger. Whether or not you plan to attend the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope or take advantage of our phone or Internet voting procedures. If you fail to return the proxy card, vote by phone or Internet or vote in person at the special meeting, it will have the same effect as a vote against the merger.

     The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the shareholders' meeting. Please read these materials carefully.

                                          Sincerely,

                                          /s/ Roe H. Hatlen
                                          Roe H. Hatlen
                                          Chairman of the Board of Directors

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This proxy statement is dated August 28, 2000 and is first being mailed to shareholders on or about August 29, 2000.

                              [BUFFETS, INC. LOGO]

                                1460 BUFFET WAY
                             EAGAN, MINNESOTA 55121

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                        TO BE HELD ON SEPTEMBER 28, 2000



     Notice is hereby given that a special meeting of shareholders of Buffets, Inc., a Minnesota corporation, will be held on September 28, 2000 at 9:00 a.m., local time, at the company's headquarters, 1460 Buffet Way, Eagan, Minnesota 55121, for the following purpose:


To consider and vote upon a proposal to approve the Agreement and Plan of Merger among Buffets, Inc., Buffets Holdings, Inc., and Buffets Merger Corporation, dated as of June 4, 2000, and to approve the merger contemplated thereby pursuant to which Buffets Merger Corporation will be merged with and into Buffets and shareholders of Buffets will become entitled to receive $13.85 per share in cash for their shares of Buffets common stock.


     Only those persons who were holders of record of Buffets common stock at the close of business on the record date of August 25, 2000 are entitled to notice of, and to vote at, the special meeting.



     Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Buffets common stock entitled to vote at the special meeting. THE BOARD OF DIRECTORS OF BUFFETS, ACTING ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, BUFFETS AND ITS UNAFFILIATED SHAREHOLDERS. ACCORDINGLY, YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.


     Under Minnesota law, dissenters' rights will be available to Buffets shareholders who dissent from the merger and do not vote in favor of the merger agreement. In order to exercise their dissenters' rights, shareholders must carefully follow the procedures required by Minnesota law, which are summarized under "Dissenters' Rights" in the accompanying proxy statement. A copy of the relevant sections of the Minnesota statutes relating to dissenters' rights is attached as Appendix C to the accompanying proxy statement.

     The merger agreement and the merger are explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ H. Thomas Mitchell
                                          H. Thomas Mitchell
                                          Secretary

Eagan, Minnesota

August 28, 2000

                               TABLE OF CONTENTS


SUMMARY TERM SHEET..........................................    1
Questions and Answers About the Merger......................    2
SUMMARY.....................................................    5
  The Participants..........................................    5
  The Merger................................................    6
  The Shareholders' Meeting.................................    9
  Merger Financing..........................................    9
BUFFETS' SELECTED HISTORICAL FINANCIAL DATA.................   10
MARKETS AND MARKET PRICE....................................   11
SPECIAL FACTORS.............................................   12
  The Participants..........................................   12
  Structure of the Merger...................................   13
  Merger Consideration......................................   13
  Background of the Merger..................................   14
  Purpose and Reasons for the Merger; Recommendation of the
     Special Committee and the Board of Directors...........   20
  Opinion of Financial Adviser..............................   22
  Messrs. Kramp and Hatlen's, Holding Company's and Mr.
     Iseman's Purpose, Reasons, and Position Regarding
     Fairness of the Merger.................................   29
  Treatment of Existing Stock Options.......................   32
  Treatment of Existing Convertible Notes...................   32
  Merger Financing..........................................   33
  Estimated Fees and Expenses of the Merger.................   36
  Material U.S. Federal Income Tax Consequences.............   36
  Additional Interests of Buffets' Management...............   37
  Executive Officers and Directors of the Surviving
     Corporation............................................   41
  Consequences of the Merger; Plans for Buffets After the
     Merger.................................................   41
  Conduct of Buffets' Business if the Merger is Not
     Completed..............................................   41
  Litigation Challenging the Merger.........................   42
THE MERGER AGREEMENT........................................   42
  The Merger................................................   42
  Completion of the Merger..................................   42
  Articles of Incorporation, By-Laws, Directors, and
     Officers of the Surviving Corporation..................   42
  Representation and Warranties.............................   43
  Covenants.................................................   43
  Conditions to Completing the Merger.......................   45
  Termination...............................................   46
  Termination Fee and Expense Reimbursement.................   46
THE SPECIAL MEETING.........................................   48
  General...................................................   48
  Record Date and Voting....................................   48
  Required Vote.............................................   48
  Proxies; Revocation.......................................   48
  Expenses of Proxy Solicitation............................   49
  Adjournments..............................................   49
DISSENTERS' RIGHTS..........................................   50
  Filing Written Objection..................................   50

  No Voting in Favor of the Merger Proposal.................   50
  Notice by Buffets.........................................   50
  Remittance of Certificates................................   51
  Acceptance or Settlement of Demand........................   51
  Court Determination.......................................   52
COMMON STOCK PURCHASE INFORMATION...........................   54
  Purchases by Buffets......................................   54
  Purchases by Directors and Executive Officers of
     Buffets................................................   54
  Recent Transactions.......................................   54
CERTAIN FINANCIAL PROJECTIONS...............................   55
PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND
  OTHERS....................................................   58
EXECUTIVE OFFICERS AND DIRECTORS OF BUFFETS.................   60
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................   62
WHERE YOU CAN FIND MORE INFORMATION.........................   62
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   63
INDEPENDENT AUDITORS........................................   63
SHAREHOLDER PROPOSALS.......................................   63
Appendix A:  Agreement and Plan of Merger dated as of June
  4, 2000.
Appendix B:  Opinion of U.S. Bancorp Piper Jaffray Inc.
  dated June 4, 2000.
Appendix B-1:  Transactions Used for Comparable Transactions
  Analysis.
Appendix B-2:  Restaurant Industry Transactions Used for
  Premiums Paid Analysis.
Appendix B-3:  Non-Industry Specific Transactions Used for
  Premiums Paid Analysis.
Appendix C:  Sections 302A.471 and 302A.473 of the Minnesota
  Business Corporation Act.
Appendix D:  Information regarding Merger Sub, Holding
             Company, Caxton-Iseman Investments, Golconda
             Holdings and Mr. Iseman.

                               SUMMARY TERM SHEET

     This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the appendices.


     - Shareholder Vote -- You are being asked to approve the merger agreement and the merger of Buffets Merger Corporation into Buffets. The merger agreement must be approved by the holders of a majority of the outstanding shares of Buffets common stock. A vote of a majority of the unaffiliated shareholders is not required to approve the merger agreement and the merger. See "The Special Meeting" beginning on page 48.



     - Payment -- In the merger, each share of Buffets common stock will be converted into the right to receive $13.85 in cash, without interest or other payment. You will not own any Buffets common stock or any other interest in Buffets after completion of the merger. See "The Merger Agreement" beginning on page 42.


     - Buffets Merger Corporation -- Buffets Merger Corporation is a newly formed Minnesota corporation that is wholly owned by Buffets Holdings, Inc., a newly formed Delaware corporation whose holders are affiliates of Caxton-Iseman Capital, Inc. See "Summary -- The Participants" beginning on page 5.


     - Management Participants -- Roe H. Hatlen, Kerry A. Kramp, and C. Dennis Scott, each a director and executive officer of Buffets, and 15 other members of Buffets' management have agreed to purchase equity interests in Buffets Holdings, Inc. We refer to these members of Buffets' management as the "Management Participants." The Management Participants have interests that are different from, or in addition to, your interests as a Buffets shareholder. See "Special Factors -- Additional Interests of Buffets' Management" beginning on page 37.



     - Tax Consequences -- Generally, the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $13.85 and your adjusted tax basis for each share of Buffets common stock that you own, unless you are subject to the special tax situations discussed in this proxy statement. See "Special Factors -- Material U.S. Federal Income Tax Consequences" beginning on page 36.



     - Conditions -- Completion of the merger is subject to Buffets shareholders' approval as well as other conditions, including obtaining the necessary financing to complete the merger and obtaining necessary consents and approvals. See "The Merger Agreement -- Conditions to Completing the Merger" beginning on page 45.



     - After the Merger -- Upon completion of the merger, affiliates of Caxton-Iseman Capital, Inc. are expected to own approximately 85.7% of the voting stock and 77.2% of the common stock of Buffets Holdings, Inc., Sentinel Capital Partners is expected to own approximately 7.7% of the voting stock and 6.9% of the common stock, and the Management Participants are expected to own approximately 6.6% of the voting stock and 15.9% of the common stock. See "Special Factors -- The Participants" beginning on page 12 and "-- Additional Interests of Buffets' Management" beginning on page 37.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive $13.85 in cash for each share of Buffets common stock that you hold.

Q: WHAT KIND OF PREMIUM TO THE PRICE OF BUFFETS STOCK IS IMPLIED BY THE MERGER CONSIDERATION?

A: The merger consideration represents a premium of approximately 21% over the closing price of Buffets common stock on June 1, 2000, the last trading day before the day on which there were the first public reports that a firm (not Caxton-Iseman) was considering buying Buffets, and a premium of approximately 14% over the closing price per share as of June 2, 2000, the last trading day before the announcement of the merger agreement. We believe that the published report on June 2, 2000 was primarily responsible for the increase in Buffets' closing stock price from $11.44 per share on June 1, 2000 to $12.13 per share on June 2, 2000.

Q:  WHAT WILL HAPPEN TO MY STOCK OPTIONS?

A: If you own options to purchase shares of Buffets common stock, you will be entitled to receive, for each share subject to an option, the excess of $13.85 over the per-share exercise price of that option, regardless of whether the option is fully vested. Options having a per-share exercise price of $13.85 or more will be cancelled for no consideration. The amount you will receive, however, will be reduced to the extent of any federal and state income and payroll tax withholding that is due.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect that the approval of the merger agreement and the merger by Buffets' shareholders will be the last condition to completing the merger and that the merger will be completed no later than the business day following the meeting date.

Q:  WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: You will generally recognize a gain or a loss with respect to the receipt of cash in exchange for your shares of Buffets common stock.

Q:  WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to vote to approve the merger agreement and the merger. The merger agreement and merger must be approved by the affirmative vote of a majority of the outstanding shares of Buffets common stock. A vote of a majority of the unaffiliated shareholders is not required to approve the merger agreement and the merger.

Q:  HOW DOES THE BOARD OF DIRECTORS OF BUFFETS RECOMMEND THAT I VOTE?

A: The Buffets board believes that the terms of the merger are fair to, and in the best interests of, Buffets and its unaffiliated shareholders and unanimously recommends that shareholders vote "FOR" approval of the merger agreement and the merger. In addition, the Buffets board established a special committee consisting of three independent directors to negotiate the price and the other terms of the proposed merger. The special committee, like the full board, believes that the terms of the merger are fair to, and in the best interests of, Buffets and its unaffiliated shareholders and unanimously recommends that shareholders vote "FOR" approval of the merger agreement and the merger.

Q:  WHY WAS THE SPECIAL COMMITTEE FORMED?

A: Roe Hatlen, Dennis Scott and Kerry Kramp are members of Buffet's board of directors, and all second-round offers received in the auction for Buffets required that members of senior management make an equity investment. Accordingly, it was contemplated that each of them would acquire an ownership interest in the holding company that will own Buffets after the merger. Therefore, the board of directors formed a special committee consisting of independent directors to act on behalf of Buffets' unaffiliated shareholders.
     The committee did not include Messrs. Hatlen, Scott or Kramp. The committee independently selected and retained legal and financial advisers to assist it in its deliberations and negotiation of the merger agreement.

Q:  WHO WILL OWN BUFFETS AFTER THE MERGER?

A: As a result of the merger, Buffets will become a privately held company owned by Buffets Holdings, Inc. Buffets Holdings, which we refer to as "Holding Company" in this proxy statement, will be owned by affiliates of Caxton-Iseman Capital Inc. (which are collectively referred to as "Caxton-Iseman" in this proxy statement), Sentinel Capital Partners, L.P., any additional institutional or qualified individual investors selected by Caxton-Iseman, as well as 18 members of Buffets' senior management, which we refer to as the "Management Participants" in this proxy statement.

    In addition, following the merger, Buffets also may make available to some of its employees stock option plans or other long-term incentives.

Q: WHY ARE 18 MEMBERS OF BUFFETS' SENIOR MANAGEMENT RETAINING OWNERSHIP INTERESTS IN BUFFETS FOLLOWING THE MERGER?

A: Caxton-Iseman believes that the Management Participants have been integral to Buffets' success in the past and that their involvement is integral to Buffets' future success. Accordingly, Caxton-Iseman wants to ensure that the Management Participants have a financial interest in Buffets' future. Therefore, Caxton-Iseman required that the Management Participants invest approximately $8.5 million in the transaction as a condition of Caxton-Iseman's offer.

Q:  WHAT WILL HAPPEN TO THE MARKET FOR BUFFETS' COMMON STOCK AFTER THE MERGER?

A: At the effective time of the merger, trading in Buffets' common stock on the Nasdaq National Market will cease. Price quotations for Buffets' common stock will no longer be available and the registration of Buffets' common stock under the Securities Exchange Act of 1934 will be terminated.

Q:  WHO CAN VOTE?


A: Shareholders of record as of the close of business on the record date of August 25, 2000 are entitled to vote at the shareholders' meeting. The common stock of Buffets is the only security of Buffets entitled to vote at the meeting, and each share of common stock is entitled to one vote.


Q:  HOW DO I VOTE?

A: All shareholders of record may vote by mail. Shareholders of record may vote in person at the meeting or vote by proxy card, by telephone, or by Internet. Beneficial owners will receive instructions from their bank, broker, or other nominee describing how to vote their shares.

     Beneficial owners can vote by telephone or via the Internet if those options are offered by the bank, broker, or other nominee.

        Voting by Mail. Shareholders of record may sign, date, and mail their proxies in the enclosed postage-paid envelope. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be voted FOR the merger proposal.

        Voting by Telephone. Shareholders of record may vote by using the toll-free number and following the instructions listed on the proxy card.

        Voting via the Internet. Shareholders of record may vote via the Internet as instructed on the proxy card.

Q:  HOW MAY I CHANGE MY VOTE?

A: Whether you vote by mail, telephone, or the Internet, you may revoke your proxy any time before it is exercised at the meeting by (1) notifying Buffets' Corporate Secretary in writing, (2) returning a later-dated proxy or (3) voting again by telephone or the Internet at a later time. If you hold your shares through a bank, broker or other nominee, you should contact that firm to find out how to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You will receive instructions for surrendering your stock certificates in exchange for the cash payment in a separate mailing after the shareholders' meeting.

Q:  WHAT IF I OBJECT TO THE MERGER? AM I ENTITLED TO DISSENTERS' RIGHTS?

A: Yes. You have the right to dissent from the merger and, subject to strict compliance with the requirements and procedures of Minnesota law, to receive payment of the "fair value" of your shares of Buffets common stock. These rights, as well as the requirements and procedures for asserting them under Minnesota law are described in this proxy statement. In addition, the full text of the relevant sections of the Minnesota Statutes is reprinted in Appendix C to this proxy statement.

Q:  WHOM SHOULD I CALL WITH QUESTIONS?


A: You should call Buffets Investor Relations at (651) 994-8608 with questions about the merger. You may also obtain additional information about Buffets from the documents it files with the Securities and Exchange Commission by following the instructions in the section "Where You Can Find More Information" beginning on page 62.


     If you have questions, you may also contact:

                            [GEORGESON SHAREHOLDER]

                                 (800) 223-2064

                                    SUMMARY

     The following is a summary of material information contained in this proxy statement. For more information, you should refer to the discussion in the main body of this proxy statement along with the exhibits and the information incorporated by reference. A copy of the merger agreement is attached as Appendix A to this proxy statement and incorporated by reference. You should refer to that agreement for a complete statement of the terms of the merger.

THE PARTICIPANTS (PAGE 12)

BUFFETS, INC.


     Buffets, Inc. currently operates 404 restaurants (253 Old Country Buffet(R), 127 HomeTown Buffet(R), 12 Original Roadhouse Grill(SM), six Granny's Buffet(R), three Tahoe Joe's Famous Steakhouses(R), two Country Roadhouse Buffet & Grill(R), and one Soup 'N Salad Unlimited(SM)) in 37 states, and franchises 24 buffet restaurants in 10 states. The company has approximately 27,000 employees nationwide. Shares of Buffets common stock are listed on the Nasdaq National Market System under the symbol "BOCB." Buffets corporate headquarters are located at 1460 Buffet Way, Eagan, Minnesota 55121, and its telephone number is
(651) 994-8608.


CAXTON-ISEMAN


     Caxton-Iseman Capital, Inc. is a leading New York-based private-equity investment firm specializing in leveraged buyouts formed in 1993. Caxton Corporation, one of the founders of Caxton-Iseman, is a New York investment firm which manages more than $3.5 billion in capital. Investment entities affiliated with Caxton-Iseman have available investment funds in excess of $700 million before giving effect to any investments in the merger. Caxton-Iseman's current portfolio companies include Vitality Beverages, Inc., Anteon Corporation and Leisure Link Holdings. Caxton-Iseman provides advisory services to Caxton-Iseman Investments, L.P. Caxton-Iseman Investments is a Delaware limited partnership which will own indirectly, through Holding Company, a majority of the shares of Buffets. Golconda Holdings Inc., a Delaware corporation, is the general partner of Caxton-Iseman Investments. Frederick J. Iseman controls Golconda Holdings.


SENTINEL

     Sentinel Capital Partners is a New York-based private-equity investment firm founded in 1995 by David S. Lobel and John F. McCormack. Sentinel invests in management buyouts, recapitalizations, restructurings and growth-oriented financings of established businesses. Current portfolio companies include Tony Roma's, NorSun Food Group and Falcon Holdings (the largest franchisee in Church's Chicken).

HOLDING COMPANY

     Buffets Holdings, Inc. was incorporated in Delaware on June 2, 2000, for the sole purpose of completing the merger. It has not carried on any activities to date other than those incident to its formation, entering into the merger agreement, its name change (from Big Boy Holdings, Inc.), entering into agreements with the Management Participants (described below) and financing and completing the merger. It is expected that Holding Company preferred stock and common stock will be acquired for an aggregate consideration of $130 million, of which $97.5 million will be from preferred stock issuances and $32.5 million will be from common stock issuances. Affiliates of Caxton-Iseman will own approximately 88.6% of Holding Company preferred stock and approximately 77.2% of Holding Company common stock, constituting in the aggregate approximately 85.8% of Holding Company's equity capital. As a result, Caxton-Iseman will control Holding Company. The Management Participants will own approximately 15.9% of Holding Company's common stock and approximately 3.5% of Holding Company preferred stock, constituting in the aggregate approximately 6.6% of Holding Company's equity capital. Mr. Hatlen is the only Management Participant who has agreed at this time to purchase Holding Company preferred stock. Caxton-Iseman may permit the other Management Participants to acquire additional shares of common stock and preferred stock of Holding Company in the same ratio and at the same price as Caxton-Iseman affiliates and Sentinel. Sentinel will own approximately 6.9% of Holding Company's common stock and approximately 7.9% of Holding Company's preferred stock, constituting in the aggregate approximately 7.7% of Holding Company's equity capital. In addition, prior to the merger, Caxton-Iseman may sell additional minority interests in Holding Company to other institutional investors. Holding Company's address is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, NY 10021.

MERGER SUB

     Buffets Merger Corporation was incorporated in Minnesota on June 2, 2000, for the sole purpose of completing the merger. It has not carried on any activities to date other than those incident to its formation, entering into the merger agreement, its name change (from Big Boy Merger Corporation) and completion of the merger. All of the outstanding capital stock of Merger Sub is owned by Holding Company. Merger Sub's address is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, NY 10021.

MANAGEMENT PARTICIPANTS


     Eighteen members of Buffets' senior management, including Roe H. Hatlen, Kerry A. Kramp and C. Dennis Scott, each an executive officer and a director of Buffets, have agreed to acquire capital stock of Holding Company in connection with the merger. These individuals will acquire Holding Company capital stock either by contributing shares of Buffets common stock they then hold in exchange for Holding Company stock, by paying cash or by tendering a full-recourse promissory note to Holding Company, or some combination of these purchase methods. Shares of Buffets common stock contributed by these individuals will be valued at $13.85 per share and it is estimated that approximately 104,000 shares of Buffets common stock with an aggregate value of approximately $1.4 million will be contributed by these individuals. These individuals are referred to throughout this proxy statement as "Management Participants." The total amount to be invested in Holding Company capital stock by the Management Participants is expected to be approximately $8.5 million and they are expected to hold in the aggregate approximately 15.9% of the Holding Company common stock and 3.5% of the Holding Company preferred stock to be outstanding immediately after the merger, constituting approximately 6.6% of Holding Company's equity capital. Some of the Management Participants have certain other interests in the merger. See "Special Factors -- Additional Interests of Buffets' Management" for a discussion of the equity participation of the Management Participants and of these other interests.


THE MERGER (PAGE 12)

STRUCTURE OF THE MERGER (PAGE 13)

     The proposed transaction will be structured as a merger of Merger Sub into Buffets, with Buffets being the surviving corporation and becoming a subsidiary of Holding Company.

WHAT BUFFETS SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGE 13)

     Buffets shareholders will receive $13.85 in cash for each share of Buffets common stock that they hold.


RECOMMENDATION OF BUFFETS' BOARD OF DIRECTORS AND SPECIAL COMMITTEE (PAGE 20)


     The Buffets board believes that the terms of the merger are fair to, and in the best interests of, Buffets and the unaffiliated shareholders and unanimously recommends that shareholders vote "FOR" approval of the merger agreement and the merger. In addition, the Buffets board established a special committee consisting of three independent directors and that did not include any of the Management Participants to negotiate the price and the other terms of the proposed merger. The special committee, like the full board, believes that the terms of the merger are fair to, and in the best interests of, Buffets and the unaffiliated shareholders and unanimously recommends that Buffets shareholders vote "FOR" approval of the merger agreement and the merger.

OPINION OF FINANCIAL ADVISER (PAGE 22)

     The special committee and the board of directors of Buffets received U.S. Bancorp Piper Jaffray's oral opinion, delivered at the June 4, 2000 meeting of the special committee (which was also confirmed in writing), that, as of June 4, 2000 and based upon and subject to the matters stated in its opinion, the $13.85 per share in cash to be received by the Buffets' shareholders in the merger was fair, from a financial point of view, to those shareholders. THE FULL TEXT OF U.S. BANCORP PIPER JAFFRAY'S WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY U.S. BANCORP PIPER JAFFRAY, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. YOU ARE URGED TO, AND SHOULD, READ THE OPINION OF U.S. BANCORP PIPER JAFFRAY CAREFULLY. In addition, the presentation of and the factors considered by U.S. Bancorp Piper Jaffray in delivering its fairness opinion, as discussed under "Special Factors -- Opinion of Financial Adviser," supported the special committee's and the board's determination to recommend the merger to the shareholders of Buffets.


COMPLETION OF THE MERGER (PAGE 42)


     The merger will be completed when articles of merger are filed with the Minnesota Secretary of State or at such later time as agreed to by Buffets and Holding Company. The parties anticipate that the articles will be filed and the merger will be completed no later than the business day after the shareholders' meeting.


CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO BE COMPLETED (PAGE 45)


     The completion of the merger depends on several conditions being satisfied or waived, including, among others, the following:

     - the approval of the merger agreement and the merger by holders of a majority of the outstanding shares of Buffets common stock;

     - the financing for the merger shall have been made available; in this regard, Caxton-Iseman has received written commitments to provide the funds necessary to complete the merger; however, these commitments are subject to various conditions;

     - the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; the Federal Trade Commission granted early termination of the waiting period on August 7, 2000;

     -  the absence of any legal prohibition against the merger; and

     - the material accuracy of the representations and warranties of the parties contained in the merger agreement and the material compliance with the obligations of the parties to be performed under the merger agreement.


TERMINATION OF THE MERGER AGREEMENT (PAGE 46)


     The parties to the merger agreement may agree to terminate the merger agreement by mutual consent at any time before completing the merger, even after Buffets shareholders have approved the merger agreement and the merger.

     Either Holding Company or Buffets may terminate the merger agreement if:

     - the merger is not completed by December 31, 2000, unless the party seeking to terminate the agreement has caused the failure to complete the merger by failing to fulfill its obligations under the merger agreement;

     - the conditions to completing the merger shall have become impossible to fulfill through no fault of the party seeking to terminate the merger agreement;

     - the other party shall have breached a material representation or warranty of that party contained in the merger agreement and the breach has not been cured after 30 days' notice; or

     - Buffets shareholders do not approve the merger agreement and the merger at the shareholders' meeting.

     In addition, either Holding Company or Buffets may terminate the merger agreement if Buffets' board of directors withdraws or adversely modifies its recommendation of the merger or accepts or approves an acquisition offer from a third party, or, in the case of termination by Holding Company, if Buffets' board of directors does not reject a third-party acquisition offer within 30 days after it is made.


TERMINATION FEE AND EXPENSE REIMBURSEMENT (PAGE 46)


     If either company terminates the merger agreement because Buffets shareholders do not approve the merger agreement and the merger at the shareholders' meeting, and if no termination fee is then payable, then Buffets has agreed to reimburse Holding Company's out-of-pocket expenses incurred in connection with the merger, up to $4 million.

     If the merger agreement is terminated because Buffets' board of directors withdraws or adversely modifies its recommendation of the merger or because of certain other events occurring in connection with an unsolicited third-party offer, Buffets has agreed to pay Holding Company a termination fee of $19.29 million and to reimburse Holding Company's out-of-pocket expenses incurred in connection with the merger, up to $6.43 million.


MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 36)


     Buffets shareholders will generally recognize a gain or a loss with respect to the receipt of cash in exchange for their shares of Buffets common stock. The amount of your gain or loss will be determined by the difference between the cash you receive and your tax basis in your shares of Buffets common stock.


DISSENTERS' RIGHTS (PAGE 50)


     Under Minnesota law, you are entitled to object to the merger and to demand payment for your shares of Buffets common stock in an amount that a Minnesota court determines is the fair value of your shares, if you comply with strict statutory procedures. This amount may be higher than, the same as, or lower than $13.85 per share.


INTERESTS OF MANAGEMENT (PAGE 37)


     In considering the recommendations of the special committee and the board of directors, you should be aware that certain of Buffets' officers and directors have interests in the merger or have certain relationships, including those referred to below, that present or may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including:

     - the financial interests of the Management Participants as stockholders of Holding Company following the merger as a result of the shares of capital stock of Holding Company to be received by them shortly before the merger in exchange for some of their shares of Buffets common stock or otherwise purchased by them;

     - the interests of some of Buffets' employees in equity or stock appreciation rights plans and other incentives relating to Holding Company's equity securities that may be adopted and implemented in connection with the merger;

     - the interests of certain officers and directors in stock options that will vest upon completion of the merger and entitle the holders to cash payments;

     - the advisory agreements that Holding Company expects to enter into with Roe Hatlen and Dennis Scott;

     - the obligation of Holding Company to cause Buffets to continue to provide certain indemnification and related insurance coverage to directors and officers of Buffets following the merger;

     - the obligation of Holding Company to cause Buffets to continue to provide certain employee benefits to Buffets employees following the merger; and

     - the implementation by Holding Company of certain severance arrangements following the merger.

     The special committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters in approving the merger.


THE SHAREHOLDERS' MEETING (PAGE 48)



DATE, TIME, PLACE, AND PURPOSE OF THE MEETING (PAGE 48)



     Buffets will hold a special meeting of shareholders on Thursday, September 28, 2000 at 9:00 a.m., local time, at Buffets' corporate headquarters, 1460 Buffet Way, Eagan, Minnesota 55121. At the meeting, Buffets shareholders of record at the close of business on the record date of August 25, 2000 will be asked to approve the merger agreement and the merger. No other business will be conducted at the meeting.



RECORD DATE AND OUTSTANDING SHARES (PAGE 48)



     Only holders of record of Buffets common stock at the close of business on the record date are entitled to vote at the meeting. As of that time, there were approximately 41.6 million shares of Buffets common stock outstanding and entitled to vote, held by approximately 1,230 record holders.



QUORUM (PAGE 48)


     The required quorum for the transaction of business at the meeting is a majority of the shares of Buffets common stock outstanding on the record date.


VOTE REQUIRED (PAGE 48)



     The affirmative vote of a majority of the outstanding shares of Buffets common stock is required to approve the merger agreement. Each shareholder is entitled to one vote per share. As of the record date, approximately 5% of the outstanding shares entitled to vote were held by Buffets' directors, executive officers and their affiliates. All of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger agreement and the merger.



MERGER FINANCING (PAGE 33)


     The total amount of funds required to (1) fund the payment of the merger consideration and the surrender of outstanding stock options (approximately $592.0 million), (2) repay and/or fund our existing indebtedness and other obligations (approximately $49.2 million) and (3) pay the fees and expenses in connection with the merger (approximately $24.0 million), is estimated to be approximately $665.2 million.

     Caxton-Iseman intends to obtain these funds from concurrent equity and debt financings, as follows

     - approximately $130 million of Holding Company common and preferred stock to be purchased by Caxton-Iseman, Sentinel and the Management Participants;

     - approximately $95 million, in the aggregate, of mezzanine debt financing to be provided to Buffets and to Holding Company by Credit Suisse First Boston;

     - approximately $310 million to be provided to Buffets, as the surviving company after the merger, under a $310 million senior secured term loan facility and a $30 million senior secured revolving credit facility with Lehman Brothers, Fleet Boston Robertson Stephens Inc. and First Union;

     - approximately $20 million from a sale and leaseback of Buffets' corporate headquarters in Eagan, Minnesota; and

     - approximately $110.2 million from the available cash of Buffets at the time or closing.

     All of these financing commitments are subject to closing and/or borrowing conditions.

                  BUFFETS' SELECTED HISTORICAL FINANCIAL DATA

     Buffets' selected historical financial data presented below as of and for the five fiscal years ended December 29, 1999 are derived from the financial statements of Buffets and its subsidiaries. Data as of and for the twenty-eight week periods ended July 14, 1999 and July 12, 2000 have been derived from unaudited financial statements of Buffets. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected financial data should be read in conjunction with Buffets' most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in this proxy statement.

    (Dollars in thousands, except share, per share and average weekly sales information)


                                                             YEAR (52-53 WEEKS) ENDED                           28 WEEKS ENDED
                                       --------------------------------------------------------------------   -------------------
                                       JANUARY 3,   JANUARY 1,   DECEMBER 31,   DECEMBER 30,   DECEMBER 29,   JULY 14,   JULY 12,
                                          1996         1997          1997           1998           1999         1999       2000
                                       ----------   ----------   ------------   ------------   ------------   --------   --------
STATEMENT OF OPERATIONS DATA:
Restaurant sales.....................   $661,445     $750,707      $808,529       $868,858       $936,854     $500,875   $542,941
Restaurant costs.....................    567,290      659,784       712,004        745,282        800,255      427,539    456,976
                                        --------     --------      --------       --------       --------     --------   --------
Restaurant profits...................     94,155       90,923        96,525        123,576        136,599       73,336     85,965
Selling, general and administrative
  expenses...........................     40,276       47,594        48,158         60,777         70,985       37,885     42,249
Merger and merger-related costs......         --        6,584            --             --             --           --         --
Duplicate site closing costs.........         --       10,702            --             --             --           --         --
Impairment of assets and site closing
  costs..............................      1,370       32,286         1,500          1,538          1,966        1,148      1,808
Other income (expense)...............        574         (520)         (359)         2,465          3,594        1,683      2,272
                                        --------     --------      --------       --------       --------     --------   --------
Earnings (loss) before income
  taxes..............................     53,083       (6,763)       46,508         63,726         67,242       35,986     44,180
Income taxes.........................     20,176          440        17,910         24,375         24,800       13,675     16,790
                                        --------     --------      --------       --------       --------     --------   --------
Net earnings (loss)..................   $ 32,907     ($ 7,203)     $ 28,598       $ 39,351       $ 42,442     $ 22,311   $ 27,390
                                        ========     ========      ========       ========       ========     ========   ========
Earnings (loss) per share:
  Basic..............................   $   0.74     ($  0.16)     $   0.63       $   0.87       $   0.99     $   0.51   $   0.66
                                        ========     ========      ========       ========       ========     ========   ========
  Diluted............................   $   0.73     ($  0.16)     $   0.62       $   0.83       $   0.95     $   0.49   $   0.62
                                        ========     ========      ========       ========       ========     ========   ========
Weighted average common shares
  assumed outstanding:
  Basic..............................     44,604       45,068        45,257         45,346         42,805       43,499     41,563
  Diluted............................     45,578       45,068        49,140         49,726         46,692       47,362     45,482
BALANCE SHEET DATA:
Current assets.......................   $ 62,939     $ 34,463      $ 65,111       $121,944       $101,451     $122,044   $140,339
Property and equipment (net).........    328,573      327,721       330,647        334,582        353,657      333,685    361,566
Non-current assets...................      8,240        8,499         7,818         10,323         22,527       15,732     23,847
Total assets.........................    399,752      370,683       403,576        466,849        477,635      471,461    525,752
Current liabilities..................     80,328       83,643        85,528         93,711        100,656      102,079    119,928
Long-term debt.......................     62,643       46,578        44,454         42,289         41,465       41,465     41,465
Non-current liabilities..............     14,347        3,671         6,907         31,124         29,131       33,898     30,070
Stockholder's equity.................    242,434      236,791       266,687        299,725        306,383      294,019    334,289
RESTAURANT DATA:
Restaurants opened or acquired during
  period.............................         65           41            18             28             25            5          5
Restaurants closed, relocated or sold
  during period......................         (3)          (8)           (4)            (2)            (8)          (6)        (5)
Restaurants open (end of period):
  Company-owned......................        313          346           360            386            403          387        403
  Franchised.........................         25           24            24             24             24           24         24
                                        --------     --------      --------       --------       --------     --------   --------
    Total............................        338          370           384            410            427          411        427
Average weekly sales of company-owned
  restaurants open during period.....   $ 44,447     $ 43,669      $ 44,242       $ 45,120       $ 46,323     $ 46,128   $ 48,119

     The ratio of Buffets' earnings to fixed charges at December 30, 1998 was 4.2, at December 29, 1999 was 4.2, and at July 12, 2000 was 4.8. Buffets' book value per share of common stock was $8.04 at July 12, 2000.

     We have not provided any pro forma data giving effect to the proposed merger. We do not believe such information is material to you in evaluating the merger proposal because:

     -  the proposed merger consideration is all cash; and

     - if the proposed merger is completed, Buffets common stock would cease to be publicly traded.

                            MARKETS AND MARKET PRICE

     Shares of Buffets common stock are listed and principally traded on the Nasdaq National Market System under the symbol "BOCB."

     The following table shows, for the calendar periods indicated, the reported high and low sale prices per share on the Nasdaq Stock Market for Buffets common stock. Buffets has not paid dividends during the periods presented.


                                                                 HIGH      LOW
                                                                ------    -----
1998
First Quarter...............................................    $13.81    $8.38
Second Quarter..............................................     17.13    12.88
Third Quarter...............................................     15.88     9.50
Fourth Quarter..............................................     14.13     9.63
1999
First Quarter...............................................    $12.06    $7.81
Second Quarter..............................................     11.75     9.63
Third Quarter...............................................     12.00    10.31
Fourth Quarter..............................................     11.88     8.91
2000
First Quarter...............................................    $10.50    $7.91
Second Quarter..............................................     13.19     8.25
Third Quarter (through August 25, 2000).....................     13.50    12.38



     Set forth below are the high, low, and closing sale prices of Buffets common stock on June 1, June 2, and August 25, 2000. On June 2, a report was published stating that a private-equity firm (not Caxton-Iseman) was considering acquiring Buffets. June 1, 2000 was the last full trading day prior to the published report and we are providing stock price information on this date because of the impact we believe that the report had on our stock price on June 2, 2000. June 2 was the last full trading day before Buffets and Caxton-Iseman announced that they had entered into the merger agreement. August 25, 2000 was the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement.



                                                                   BUFFETS COMMON STOCK
                                                                --------------------------
                                                                 HIGH      LOW      CLOSE
                                                                ------    ------    ------
June 1, 2000................................................    $12.00    $11.38    $11.44
June 2, 2000................................................     12.50     11.00     12.13
August 25, 2000.............................................     13.19     13.06     13.13


     We urge you to obtain a current market quotation for Buffets common stock before you vote or if you are considering changing your vote.

     We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. Our current credit agreement limits our ability to pay dividends on our common stock. In addition, under the merger agreement, we have agreed not pay any cash dividends on our common stock before the closing of the merger.

                                SPECIAL FACTORS

THE PARTICIPANTS

BUFFETS


     Buffets is principally engaged in the development and operation of buffet-style restaurants under the names Old Country Buffet, HomeTown Buffet and Granny's Buffet. Buffets currently operates 404 company-owned restaurants (253 Old Country Buffet, 127 HomeTown Buffet, 11 Original Roadhouse Grills, six Granny's Buffets, two Country Roadhouse Buffet & Grills, three Tahoe Joe's Famous Steakhouse, and one Soup 'N Salad Unlimited) in 37 states. In addition, Buffets has 24 franchised restaurants in operation in ten states.


     Buffets' core restaurants offer a wide variety of freshly prepared menu items, presented in a self-service buffet format in which customers select the items and portions of their choice. The restaurants utilize uniform menus, recipes, and ingredient specifications, except for certain variations adopted in response to regional preferences. Buffets' core restaurants have an average size of approximately 10,000 square feet, seat from 225 to 600 people, and generally include areas that can be partitioned to accommodate private meetings and group outings. To date, Buffets has located its restaurants primarily within or adjacent to strip or neighborhood shopping centers and, to a lesser extent, regional malls. The company has 115 freestanding locations, 25 of which it owns.

     A more detailed description of Buffets' business is contained in the company's most recent Annual Report on Form 10-K, which is incorporated by reference into this proxy statement. Other information about the company is available at its Internet site www.buffet.com. The information on that site is not incorporated by reference into this proxy statement.

CAXTON-ISEMAN


     Caxton-Iseman Capital, Inc. is a leading New York-based private-equity investment firm specializing in leveraged buyouts formed in 1993. Caxton Corporation, one of the founders of Caxton-Iseman, is a New York investment firm which manages more than $3.5 billion in capital. Investment entities affiliated with Caxton-Iseman have available investment funds in excess of $700 million before giving effect to any investment in the merger. Caxton-Iseman's current portfolio companies include Vitality Beverages, Inc., Anteon Corporation and Leisure Link Holdings. Caxton-Iseman provides advisory services to Caxton-Iseman Investments, L.P. Caxton-Iseman Investments is a Delaware limited partnership which will own indirectly, through Holding Company, a majority of the shares of Buffets. Golconda Holdings Inc., a Delaware corporation, is the general partner of Caxton-Iseman Investments. Frederick J. Iseman controls Golconda Holdings. Additional information about Mr. Iseman is included in Appendix D to this proxy statement.


SENTINEL

     Sentinel Capital Partners is a New York-based private-equity investment firm founded in 1995 by David S. Lobel and John F. McCormack. Sentinel invests in management buyouts, recapitalizations, restructurings and growth-oriented financings of established businesses. Current portfolio companies include Tony Roma's, NorSun Food Group and Falcon Holdings (the largest franchisee in Church's Chicken).

HOLDING COMPANY

     Buffets Holdings, Inc. was incorporated in Delaware on June 2, 2000, for the sole purpose of completing the merger. It has not carried on any activities to date other than those incident to its formation, entering into the merger agreement, its name change (from Big Boy Holdings, Inc.), entering into agreements with the Management Participants (described below) and financing and completing the merger. It is expected that Holding Company preferred stock and common stock will be acquired for an aggregate consideration of $130 million, of which $97.5 million will be from preferred stock issuances and

$32.5 million will be from common stock issuances. Caxton-Iseman will own approximately 88.6% of Holding Company preferred stock and approximately 77.2% of Holding Company common stock, constituting in the aggregate approximately 85.8% of Holding Company's equity capital. As a result, Caxton-Iseman will control Holding Company. The Management Participants will own approximately 15.9% of Holding Company's common stock and approximately 3.5% of Holding Company preferred stock, constituting in the aggregate approximately 6.6% of Holding Company's equity capital. Mr. Hatlen is the only Management Participant who has agreed to purchase Holding Company preferred stock. Caxton-Iseman may permit the other Management Participants to acquire additional shares of common stock and preferred stock of Holding Company in the same ratio and at the same price as Caxton-Iseman affiliates and Sentinel. Sentinel will own approximately 6.9% of Holding Company's common stock and approximately 7.9% of Holding Company's preferred stock, constituting in the aggregate approximately 7.7% of Holding Company's equity capital. In addition, prior to the merger, Caxton-Iseman may sell additional minority interests in Holding Company to other institutional investors. Holding Company's address is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, NY 10021. Additional information about the directors and executive officers of Holding Company is included in Appendix D to this proxy statement.


MERGER SUB


     Buffets Merger Corporation was incorporated in Minnesota on June 2, 2000, for the sole purpose of completing the merger. It has not carried on any activities to date other than those incident to its formation, entering into the merger agreement, its name change (from Big Boy Merger Corporation) and completion of the merger. All of the outstanding capital stock of Merger Sub is owned by Holding Company. Merger Sub's address is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, NY 10021. Additional information about the directors and executive officers of Merger Sub is included in the Appendix D to this proxy statement.


MANAGEMENT PARTICIPANTS

     Eighteen members of Buffets' senior management, including Roe H. Hatlen, Kerry A. Kramp and C. Dennis Scott, each an executive officer and a director of Buffets, have agreed to acquire capital stock of Holding Company in connection with the merger. These individuals will acquire Holding Company capital stock either by contributing shares of Buffets common stock they then hold in exchange for Holding Company stock, by paying cash or by tendering a full-recourse promissory note to Holding Company, or some combination of these purchase methods. Shares of Buffets common stock contributed by these individuals will be valued at $13.85 per share, and it is estimated that approximately 104,000 shares of Buffets common stock with an aggregate value of approximately $1.4 million will be contributed by these individuals. The total amount to be invested in Holding Company capital stock by the Management Participants is expected to be approximately $8.5 million and they are expected to hold in the aggregate approximately 15.9% of the Holding Company common stock and 3.5% of the Holding Company preferred stock to be outstanding immediately after the merger, constituting approximately 6.6% of Holding Company's equity capital. Some of the Management Participants have certain other interests in the merger. See "-- Additional Interests of Buffets' Management" for a discussion of the equity participation of the Management Participants and of these other interests.

STRUCTURE OF THE MERGER

     The proposed transaction will be structured as a merger of Merger Sub into Buffets, with Buffets being the surviving corporation and becoming a wholly owned subsidiary of Holding Company.

MERGER CONSIDERATION

     At the completion of the merger, Buffets' shareholders will be entitled to receive $13.85 in cash for each share of Buffets common stock that they own.

BACKGROUND OF THE MERGER

     For the last several years the stock price of our common stock has languished. The weighted average trading price of our common stock for the 12-month period ended June 2, 2000 has been approximately $10.25 per share. The weighted average stock price for our common stock for the five-year period ended June 2, 2000 has been approximately $11.36 per share. We believe that this is attributable to both industry factors and factors more specifically related to Buffets, including the following:

     - although several years ago the restaurant industry was favorably viewed by financial markets, in recent years financial markets have viewed the industry with increasing disfavor due in part to the severe financial difficulties experienced by several publicly traded restaurant companies such as Planet Hollywood and Boston Market and a general lack of interest in many mature market sectors in favor of higher growth industries, such as information technology and e-commerce;

     - there has been decreased financial analyst coverage of, and institutional investor interest in, our common stock as a result of the relatively small size of Buffets' market capitalization and the relative lack of liquidity in the market for our common stock;

     - in recent years restaurant stocks in general have underperformed the broader market, as represented by the S&P 500 Index;

     - our stock performance has compared unfavorably to that of certain other restaurant companies, principally large capitalization companies and those with a new, viable, growth story;

     -  tightening labor markets have negatively impacted restaurant companies;

     - the slowing growth rate of our core buffet concepts because of increased real estate costs and the competition for appropriate sites for new restaurant units;

     - the difficulty we have experienced in continuing to expand our core buffet concepts into certain geographic regions of the United States, including the Southeast;

     - our comparable-store-sales growth, while improving, has not been reflected in the price of our common stock; and

     - our new non-buffet concepts are relatively immature in their development and will require significant investments of capital and management time and commitment to initially determine whether they represent viable growth vehicles and, if they do, to successfully implement any wide-scale roll-out.

     The impact of these factors can be seen in the company's price/earnings ratio, which is below the restaurant industry average (particularly the larger-capitalization restaurant companies), the reduced coverage of Buffets by financial analysts and the limited trading volume of our common stock compared to our numbers of shares outstanding.

     Faced with this environment, we have attempted to increase shareholder value in a number of ways including the following, each of which appears to have had limited positive results on our stock price:


     - our renewed focus since acquiring HomeTown Buffet, Inc. in late 1996 on improving the operations and efficiency of our core buffet concepts, which focus has resulted in 12 consecutive quarters of year-over-year comparable-store sales increases and restaurant margin improvements;


     - our efforts to implement cost controls and to close or dispose of a number of unprofitable stores;

     - our development and acquisition of additional restaurant concepts, including our Original Roadhouse Grill and Tahoe Joe's steak-house restaurants; and

     - our implementation of a stock repurchase program, pursuant to which we have purchased a total of 4,326,000 shares of common stock at an average purchase price of $10.86 per share and an aggregate purchase price of approximately $47 million since the repurchase program began in May 1998.

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

     Because of these continuing industry and company-specific factors and because of the relative ineffectiveness of steps previously taken by us to increase shareholder value, the board of directors in May 1999 met with U.S. Bancorp Piper Jaffray to discuss and explore additional ways of increasing shareholder value. The alternatives discussed included:

     - capital-distribution strategies, such as cash dividends, share repurchases and/or acquisitions of other restaurant concepts;

     -  maintaining the status quo; and

     -  a possible sale of the company.

Other than to continue in place its previously announced share repurchase program, the board did not take any action at that time, but continued to discuss the alternatives proposed. In October 1999, U.S. Bancorp Piper Jaffray again met with the board to provide a market update.

     At the board of directors meeting held December 7, 1999, the board addressed the issue of the strategic direction of the company, along with a number of management succession issues. The board concluded that given the continuing weak market performance of Buffets common stock and the expected continuation of the factors discussed above regarding the industry and the company, Buffets should explore a possible sale of the company as a way of maximizing shareholder value.

     Promptly following the December 7, 1999 meeting, members of the board met with representatives of Faegre & Benson, Buffets' principal outside legal counsel, and U.S. Bancorp Piper Jaffray to discuss how to proceed in exploring a possible sale of the company. At a meeting of the board of directors held on December 14, 1999, the board retained U.S. Bancorp Piper Jaffray as its financial adviser to explore a possible sale of the company, subject to the negotiation and execution of a mutually acceptable engagement letter. U.S. Bancorp Piper Jaffray and Buffets executed an engagement letter on December 31, 1999. Under the terms of the engagement letter, Buffets has paid U.S. Bancorp Piper Jaffray a total of $600,000 to date and expects to pay an additional fee of approximately $4.1 million upon the closing of the merger. See "-- Opinion of Financial Adviser" for a discussion of the experience and expertise of U.S. Bancorp Piper Jaffray and of the compensation to be paid to U.S. Bancorp Piper Jaffray under the engagement letter.

     In January and February 2000, Buffets and U.S. Bancorp Piper Jaffray jointly prepared a descriptive memorandum to be provided to potential acquirors. The memorandum discussed Buffets and our operations, financial performance and prospects in detail. Concurrently with the preparation of the memorandum, U.S. Bancorp Piper Jaffray and Buffets identified 88 potential acquirors of Buffets, including both strategic buyers that were participants in, or likely to be interested in entering, the restaurant industry, and financial buyers that would likely view acquiring Buffets as an attractive investment. Buffets and U.S. Bancorp Piper Jaffray together identified potential acquirors that they believed had access to capital or were of a sufficient size such that they were believed to be in a position to acquire Buffets, based on information available to them and their respective knowledge of the industry. Strategic buyers were selected on the basis of possible synergies such a buyer might have with Buffets and financial buyout firms were selected based on U.S. Bancorp Piper Jaffray's belief that they might have an interest in a potential transaction with Buffets.

     In addition, during January and February 2000, the board of directors, through its compensation committee comprised of outside directors, negotiated management agreements with each of Roe Hatlen, Dennis Scott, Kerry Kramp and David Goronkin, each an executive officer of Buffets. The members of the compensation committee believed that these agreements would assist Buffets in retaining these key employees and would help limit their distractions during the period that a change in control of the company is being considered and maintain their objectivity and dedication to the best interests of the company in evaluating change-in-control proposals. These agreements provide that if, within three years after a change in control, the officer's employment is terminated by Buffets other than for cause, on account of death, disability or retirement or voluntarily by the officer, the officer is entitled to receive a lump-sum severance payment and certain other benefits. The amount of the payment is equal to approximately three times the officer's then-current compensation. The amount may be reduced, however, to an amount that is deductible by Buffets and does not subject the officer to any excise tax. These agreements were entered into on February 15, 2000. Pursuant to agreements entered into between Holding Company and each of these officers, the management agreements will be terminated immediately prior to the completion of the merger. Therefore, assuming the merger is completed, no payments will be made to the officers under the management agreements in connection with the merger or otherwise. However, Caxton-Iseman has advised the Management Participants that following completion of the merger it intends to cause Buffets to enter into severance agreements with the Management Participants assuring them of severance payments in the event that such Management Participants are terminated by Buffets other than for cause, death or disability. In addition, both Roe Hatlen and Dennis Scott are expected to enter into advisory agreements with Buffets after the merger. In exchange for providing advisory services to Buffets, Mr. Hatlen will receive approximately $1,375,000 over the five-year period ending in December 2005 and other benefits comparable to those made available to other management employees of Buffets. Mr. Scott will receive no cash consideration beyond his current salary and bonus for the balance of fiscal 2000, but will retain an office in San Diego at Buffets' expense through fiscal 2005 and receive other benefits comparable to those made available to other management employees of Buffets. See "-- Additional Interests of Buffets' Management" for a discussion of the proposed severance arrangements and the proposed advisory agreements.

     At Buffets' direction, U.S. Bancorp Piper Jaffray contacted by telephone or voicemail each of the 88 potential acquirors to ascertain its level of interest in pursuing a transaction with a company that had the characteristics of Buffets, without identifying Buffets by name. Follow-up phone calls were placed to solicit interest in a potential transaction with such a company and to answer questions that potential buyers might have. After learning about Buffets, many potential buyers decided not to pursue a transaction for a variety of reasons, including a lack of interest in investing in the restaurant industry, Buffets' mature restaurant concept, perceived slowing growth opportunities for Buffets and the large size of the transaction. However, 37 of the potential acquirors, including Caxton-Iseman, expressed an interest in exploring a transaction with Buffets. In February and March 2000, Buffets entered into confidentiality and standstill agreements with those 37 parties and provided each of them with a copy of the descriptive memorandum and a letter setting forth bidding requirements and a deadline for the submission of written preliminary indications of interest in acquiring Buffets.

     In March 2000, Buffets received preliminary indications of interest from eight of the 37 parties that had received the descriptive memorandum, including Caxton-Iseman. U.S. Bancorp Piper Jaffray believes that after reviewing the descriptive memorandum, many of the potential acquirors determined that they were not interested in a transaction with Buffets for the reasons described above, but U.S. Bancorp Piper Jaffray did not survey the parties who decided not to pursue an acquisition. No strategic buyer submitted a preliminary indication of interest. In March 2000, the board of directors reviewed the indications of interest that the eight potential acquirors had submitted. Based on the preliminary indications, the board of directors authorized the company to invite the eight potential acquirors to participate in a due diligence review of the company.

     Each of the eight potential acquirors met separately in late April 2000 with Buffets' management and were provided with the opportunity to review confidential due diligence materials in Minneapolis, Minnesota. Following such meetings, Buffets requested that each of the eight parties submit a formal acquisition proposal and include in the proposal their comments on a draft merger agreement previously provided by Buffets. On April 17 and 18, 2000, four potential acquirors submitted written proposals in response to Buffets' request. The other four parties declined to submit proposals. All of the written proposals required an equity participation by current Buffets management along with the bidder in any acquisition transaction. Caxton-Iseman's initial proposal required Buffets' management team to make an investment of approximately $15 million in the equity of Holding Company by contributing their shares of Buffets common stock or tendering their stock options to purchase shares of Buffets common stock on a tax efficient basis. As described below, Caxton-Iseman, in response to information supplied by the special committee and U.S. Bancorp Piper Jaffray regarding the amount of Buffets' management team's current equity interests in Buffets and the tax consequences of the transaction to them, subsequently agreed to reduce the level of equity participation to $10 million and later, in response to requests from Buffets' management, subsequently agreed to reduce the level of equity contribution required from Buffets' management team to approximately $8.5 million.

     At a meeting held on April 20, 2000, the board of directors discussed with its advisers the potential conflict of interest that such an equity participation could present to those board members that were also executive officers in evaluating any of the proposed transactions. After discussion, the board of directors appointed a special committee comprised of non-employee directors McDowell, Goldstein and Barry to review and evaluate the written proposals and make a recommendation with respect to the parties that had submitted written proposals. The special committee met separately after the board of directors meeting and, after discussion, engaged Faegre & Benson as its counsel and U.S. Bancorp Piper Jaffray as its financial adviser.

     Two of the four written proposals presented to the board and the special committee on April 20, 2000 provided for cash-only transactions ranging in price from $11.50 to $13.00 per share. A proposal by a third potential acquiror (the "Other Bidder") provided for a per-share consideration of $11.375 in cash plus $1.625 in face amount of a new class of Buffets preferred stock to be authorized and issued in connection with the proposed transaction. The proposed preferred stock would be generally non-voting, accrue dividends at a rate of 8% per year, rank junior to another class of newly created preferred stock to be held by the potential acquiror and be mandatorily redeemable 12 years after the completion of the merger. The fourth written proposal, from Caxton-Iseman, contained two different consideration alternatives: first, a per-share proposal consisting of $11.62 in cash plus $3.13 in principal amount of new debt to be issued by Buffets in conjunction with the merger; and second, a proposal consisting of $13.15 in cash plus a contingent payment of up to $.50 per share to be paid in two equal installments (one 18 months after the completion of the transaction and the other 30 months after completion) if certain performance objectives were met. The proposed debt portion of Caxton-Iseman's first proposal would be senior to all equity in the company but junior to substantially all other debt incurred to finance the acquisition, bear interest at 7% per year payable either through the issuance of additional debt or cash, at the option of Caxton-Iseman, and be due eight years after the completion of the transaction. Each of the written proposals contemplated that significant third-party financing would be necessary to consummate a transaction. Only the proposals received from Caxton-Iseman and the Other Bidder contained a detailed mark-up of the form of merger agreement previously provided to all bidders. Faegre & Benson reviewed the mark-ups with the special committee.

     In reviewing the written proposals, the special committee and U.S. Bancorp Piper Jaffray discussed the risks associated with the non-cash consideration proposed by Caxton-Iseman and the Other Bidder and the difficulty in valuing this type of consideration. These risks included:

     - that there may not be a trading market for the preferred stock or notes after the completion of the merger;

     - the preferred stock and notes would have limited, if any, voting or control rights;

     -  the junior nature of the proposed securities; and

     - the ultimate payment of dividends, interest and the principal or liquidation amount would depend upon the financial success of a highly leveraged company after the transaction.

     U.S. Bancorp Piper Jaffray informed the special committee that these non-cash forms of consideration should be discounted significantly from their face or principal amount. The special committee instructed U.S. Bancorp Piper Jaffray to contact all four bidders in an effort to increase their offers and to express to them the special committee's preference, because of the risks and uncertainties stated above, for an all-cash transaction. In expressing its preference for an all-cash transaction, the special committee believed that the risks and uncertainties associated with non-cash forms of consideration outweighed the fact that an all-cash transaction would be fully taxable to the shareholders. In addition, the special committee believed that a transaction that included non-cash consideration would likely take longer to complete than an all-cash transaction.

     Two of the four bidders declined to participate further. Because the revised proposals from Caxton-Iseman and the Other Bidder were in excess of the original proposals of the other two bidders, U.S. Bancorp Piper Jaffray did not pursue these bidders after they declined to participate further. On May 1, 2000, the committee received revised written proposals from Caxton-Iseman and the Other Bidder. Caxton-Iseman's revised offer included three different consideration packages: (1) $13.64 per share in cash; (2) $13.16 per share in cash and a promissory note (on substantially the same terms as discussed above regarding the debt portion of Caxton-Iseman's original proposal) in the principal amount of approximately $1.59 per share; and (3) $12.56 per share in cash plus a promissory note (on substantially the same terms as discussed above) in the principal amount of approximately $2.44 per share. On May 1, 2000, Caxton-Iseman also reduced the amount of management equity participation required from approximately $15 million to approximately $10 million after the special committee and U.S. Bancorp Piper Jaffray informed Caxton-Iseman that Buffets' management team did not have $15 million of equity interests on an after-tax basis in Buffets that would be available for such participation. Caxton-Iseman reduced the amount of management equity to ensure that its offer did not contain a condition that would not be acceptable to the special committee because it would not be capable of being satisfied. The Other Bidder raised its offer on May 1, 2000 to $13.00 per share in cash plus $1.40 in face amount of newly created preferred stock (on substantially the same terms as the preferred stock discussed above).

     U.S. Bancorp Piper Jaffray had further discussions with both parties. In addition, Faegre & Benson discussed the mark-ups of the merger agreement with legal counsel for each of the remaining two bidders. On May 3, 2000, Caxton-Iseman responded by increasing their cash proposal to $13.65 per share. On May 4, the Other Bidder proposed a transaction consisting of $13.50 per share in cash plus $1.00 in face amount of newly created preferred stock (on substantially the same terms as the preferred stock discussed above). The special committee met and discussed further with U.S. Bancorp Piper Jaffray the risks and possible discounted values related to the proposed non-cash consideration contained in the offers. U.S. Bancorp Piper Jaffray advised the special committee regarding the difficulty in valuing the preferred stock portion of the Other Bidder's proposal and the lack of comparable securities. U.S. Bancorp Piper Jaffray estimated the value of the preferred stock to range from approximately $0.29 per share to $0.46 per share. After further discussion by U.S. Bancorp Piper Jaffray with both remaining bidders and without disclosing the specific bids, but in each case advising both parties when their bids were inadequate, on May 5, 2000, Caxton-Iseman submitted a revised written proposal offering to pay $13.85 per share in cash. The increase in Caxton-Iseman's bid resulted from being informed that its $13.65 per share was below that of the Other Bidder.

     The special committee met with U.S. Bancorp Piper Jaffray and Faegre & Benson on May 5, 2000, to consider the proposals. After discussion, the special committee decided to reject the offer of the Other Bidder because of the superior all-cash offer from Caxton-Iseman and to negotiate with Caxton-Iseman a definitive agreement at an all-cash acquisition price of $13.85 per share. The special committee believed that the Caxton-Iseman all-cash offer was superior because of the range and valuation uncertainties and the other risks associated with the non-cash consideration proposed by the Other Bidder. Given earlier discussions with the Other Bidder regarding the possibility of it further increasing its bid, and because of the risk that further delays might jeopordize the $13.85 bid from Caxton-Iseman, the Other Bidder was not contacted after the $13.85 bid was submitted and prior to the exclusivity agreement being executed with Caxton-Iseman. As requested by Caxton-Iseman, Buffets agreed that Caxton-Iseman would be granted a 30-day exclusivity period to attempt to negotiate a definitive agreement. Pursuant to the exclusivity agreement, Buffets agreed that it would not solicit offers for the purchase of the company from others or negotiate with others with respect to any unsolicited offers; the board of directors would have the right, however, if deemed necessary in the exercise of its fiduciary duties, to have discussions and negotiations with third parties making unsolicited proposals, other than those parties who had previously made written bids for the acquisition of the company.

     Following the execution of the exclusivity agreement on May 5, 2000 and continuing through the end of May 2000, representatives of Caxton-Iseman, its legal and financial advisers and its independent accountants and other consultants conducted further due diligence on the company, including on-site document review in Minneapolis and Eagan, Minnesota. Members of Caxton-Iseman's management team also met with company management to discuss our financial performance and operations. During the 30-day exclusivity period, we received no acquisition inquiries or other communications from any other potential acquiror.

     During May 2000, Caxton-Iseman also had discussions with Buffets' management, conducted by Kerry A. Kramp and Roe H. Hatlen, regarding management's role in the company after the merger, including their levels of equity participation and advisory agreements with Messrs. Hatlen and Scott. As a result of these discussions, on or about June 3, 2000, the amount of the investment required by Caxton-Iseman was further reduced to approximately $8.5 million as a result of finalizing the level of investment by each of the Management Participants in light of a more complete understanding by them of the tax consequences of receiving consideration in the merger. Management was independently represented in certain matters by the law firm of Leonard, Street and Deinard Professional Association. See "-- Additional Interests of Buffets' Management" for a discussion of these arrangements with management.

     The special committee met on May 31, June 1 and June 2 to discuss the status of the negotiations with Caxton-Iseman. The draft of the merger agreement, together with changes that had been negotiated by Faegre & Benson and counsel to Caxton-Iseman, was reviewed by Faegre & Benson with the special committee and the major outstanding issues were discussed. The special committee authorized Faegre & Benson and U.S. Bancorp Piper Jaffray to continue negotiations on the outstanding issues.

     On June 2, 2000, a report was published stating that a private equity firm (not Caxton-Iseman) was considering acquiring Buffets. After publication of this report, the price of our common stock closed on June 2, 2000 at $12.13 per share, up from the $11.44 per share close on June 1, 2000. This published report did not affect the negotiations with Caxton-Iseman.


     On June 4, 2000, the special committee met again. U.S. Bancorp Piper Jaffray and Faegre & Benson updated the special committee on the status of negotiations and the proposed resolution of the remaining issues regarding the merger agreement. Faegre & Benson reviewed with the special committee the other provisions of the most recent draft of the merger agreement that had previously been distributed to the members of the special committee. The special committee discussed the recent financial results and prospects of the company, including the projected results for the second quarter ended July 12, 2000. The terms of the proposed financing were discussed in detail, as well as the arrangements and interests of Buffets' management in the transaction. U.S. Bancorp Piper Jaffray made a presentation to the special committee describing the financial aspects of the proposed transaction and rendered to the special committee its opinion as to the fairness, from a financial point of view, of the $13.85 per-share cash consideration to be received in the merger contemplated by the merger agreement by the holders of shares of Buffets common stock.


     The special committee unanimously approved the merger agreement and the merger contemplated by the merger agreement. Immediately thereafter, the board of directors of Buffets met. After a presentation to the board regarding the recommendation of the special committee, the board appointed an independent committee, consisting of all independent directors of the board for purposes of
Section 302A.673 of the Minnesota Statutes, to consider whether to approve the merger agreement and the merger contemplated thereby. This independent committee then met and unanimously approved the merger agreement and the merger. The board of directors then reconvened and unanimously approved the merger agreement and the merger contemplated by the merger agreement and determined that the merger agreement and the merger were fair to and in the best interests of the company and its shareholders. Promptly thereafter, representatives of the company and of Holding Company and Merger Sub executed the merger agreement.

     On the morning of June 5, 2000, Caxton-Iseman and Buffets publicly announced that they had entered into the merger agreement.

PURPOSE AND REASONS FOR THE MERGER; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     Both the special committee and the full board of directors of Buffets unanimously recommend that our shareholders approve the merger agreement and the merger. Buffets' purpose for engaging in the merger is to allow Buffets' shareholders to realize the value of their investment in Buffets in cash at a price that represents a premium to the market price of Buffets common stock before the public announcement of potential acquisition activity involving Buffets.

     In recommending approval of the merger agreement and the merger to the full board of directors, the special committee considered a number of factors that they believed supported their recommendation, including:

     (1) the merger will provide Buffets shareholders a premium for their shares compared to the market price of our common stock, as set forth in the analysis of U.S. Bancorp Piper Jaffray; the special committee adopted the analysis of U.S. Bancorp Piper Jaffray with respect to current and historical prices of Buffets common stock and considered the premium paid in relation to the current and historical prices;

     (2) the special committee's belief, after considering the possible alternatives to the merger, the auction process conducted by U.S. Bancorp Piper Jaffray that canvassed the market of the most likely prospective purchasers and the highly competitive bidding process between Caxton-Iseman and the Other Bidder, that no other buyer would be likely to provide a superior value to the shareholders;

     (3) the risks and factors previously identified associated with remaining an independent public company and the special committee's belief that a financial buyer would likely more highly value the company's strong and stable cash flow generation than would the public markets;

     (4) the presentations of U.S. Bancorp Piper Jaffray at various special committee meetings and its final presentation at the June 4, 2000 meeting, including the opinion of U.S. Bancorp Piper Jaffray as to the fairness, from a financial point of view, of the merger consideration to the holders of Buffets common stock;

     (5) the past performance and reputation of Caxton-Iseman in making acquisitions;

     (6) the special committee's knowledge of Buffets' business, operations, assets, financial condition, operating results and prospects, which the special committee considered in light of the premium offered under the terms of the merger agreement;

     (7) the limitations Buffets suffered and could likely continue to suffer as a public company, including its limited trading volume, institutional sponsorship and diminishing research attention from analysts, all of which adversely affect the trading market and the value of Buffets common stock;

     (8) as discussed in this proxy statement under "Dissenters' Rights," the fact that Minnesota law entitles Buffets shareholders who do not vote in favor of the merger and who file a written objection with Buffets to obtain the "fair value" of their shares, as determined by a court, if the merger is completed;

     (9) the fact that the consideration to be received by Buffets shareholders in the merger will consist entirely of cash;

     (10) the benefits to our employees from Holding Company's covenant contained in the merger agreement to provide current employees who continue to be employees of Buffets after the merger with certain employee benefits no less favorable than those they currently enjoy for at least one year after completion of the merger;

     (11) the fact that the merger agreement, which prohibits Buffets and its directors, employees, representatives and agents from initiating or soliciting any inquiries or the making of any proposal or offer with respect to an acquisition proposal, engaging in negotiations concerning an acquisition proposal, and providing any confidential information or data to any person relating to an acquisition proposal, does permit Buffets to furnish information to, or to participate in discussions and negotiations with, any person or entity that makes an unsolicited acquisition proposal and to modify or withdraw its recommendation of the merger or recommend an alternative acquisition proposal and terminate the merger agreement, if the board determines after consultation with its legal and financial advisers that to do otherwise would constitute a breach of its fiduciary duties to shareholders under applicable law; although, as described above, the special committee did not believe that a superior third-party proposal would be made;

     (12) the special committee's belief that the merger agreement, including the termination fee and reimbursement of out-of-pocket expenses payable to Holding Company if the merger agreement is terminated for any of the reasons discussed in "The Merger Agreement -- Termination Fee and Expense Reimbursement" should not unduly discourage superior third-party offers and that Buffets, subject to certain conditions, may enter into a superior definitive agreement with another party simultaneously with the termination of the merger agreement upon five business days' notice to Holding Company of its intent to enter into such superior definitive agreement;

     (13) the fact that the merger consideration to be received by Buffets shareholders in the merger exceeds the average purchase price of $10.86 per share paid by Buffets in repurchasing shares of common stock since its repurchase program began in May 1998; and

     (14) the special committee's concern that the debt markets could deteriorate further in the future, with the effect that the per-share price offered to Buffets' shareholders in the merger may not be available in the foreseeable future.

     The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

     (1) our only recourse in the event of a wrongful termination or material breach of the merger agreement is against Holding Company, a company without assets; however, Caxton-Iseman also represented to Buffets that they did not have any reason to expect that the conditions included in the various financing commitments would not be satisfied and that a breach in those representations would entitle Buffets to pursue Caxton-Iseman;

     (2) the obligation of Holding Company to complete the merger is conditioned upon financing being made available to Holding Company; the financing may not be received by Holding Company for reasons beyond the control of Buffets or Holding Company; see "-- Financing of the Merger" for a discussion of the proposed financing and the funding conditions contained in the financing commitments;

     (3) that the cash consideration to be received by a shareholder will generally be taxable to the shareholder in an amount equal to the excess of $13.85 over the shareholder's tax basis in his or her shares of Buffets common stock;

     (4) as discussed in "Special Factors -- Additional Interests of Buffets' Management," the potential conflicts of interest of the Management Participants, including equity interests in Holding Company, advisory agreements between Buffets and Messrs. Hatlen and Scott and accelerated vesting of stock options; and

     (5) following the merger, Buffets shareholders (other than the Management Participants) will cease to participate in any future earnings growth of Buffets or benefit from any increase in the value of the company.

     In considering the merger, the special committee adopted U.S. Bancorp Piper Jaffray's "Comparable Company Analysis," "Comparable Transaction Analysis" and "Discounted Cash Flow Analysis" as relevant measures to determine the going concern value of Buffets. The special committee and U.S. Bancorp Piper Jaffray did not attempt to determine the liquidation value of Buffets and gave little consideration to the book value of Buffets (which was $8.04 per share at July 12, 2000) because they believed that those measures of asset value were not relevant to the market value of Buffets' business and would be considerably less than the merger consideration of $13.85 per Buffets share. While the special committee reviewed with U.S. Bancorp Piper Jaffray its various financial analyses and reviewed with officers of Buffets its historical and projected results, the special committee did not independently generate its own separate financial analysis of the merger transaction.

     After considering these factors, the special committee concluded that the positive factors outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors together.

     For their services on the special committee, Buffets has agreed to pay to each of the committee members a fee of $25,000 in addition to their regular directors' fees.

     The Buffets board consists of seven directors, three of whom served on the special committee. At the June 4, 2000 meeting of the board, the special committee, with its legal and financial advisers participating, reported to the other members of the board on its review of the merger agreement and the related financing commitments and the factors taken into account by the special committee in reaching its determination that the merger was fair to, and in the best interests of, Buffets shareholders. The board considered the conclusions and recommendations of the special committee and believes that these factors supported the board's fairness determination. Furthermore, the board considered the fact that the $13.85 per-share cash consideration and the terms and conditions of the merger agreement were the result of arm's-length negotiations among the special committee and Caxton-Iseman and their respective advisers. The board believes that this factor supports the board's fairness determination.

     The special committee and the board of directors did not consider it necessary to require approval of the merger agreement and the merger by at least a majority of our shareholders who are not Management Participants or to retain any additional unaffiliated representative to act on behalf of Buffets' unaffiliated shareholders. The special committee and the board believe that the approval of at least a majority of all our shareholders is sufficient because of the other procedural safeguards which are in place to ensure the procedural fairness of the merger. These safeguards include:

     - our board of directors established a special committee to consider and negotiate the merger agreement;

     - the committee was comprised of three independent directors, who will have no continuing interest in Buffets after completion of the merger;

     - the special committee selected its choice of investment bankers and lawyers, without the involvement of the management of Buffets;

     - the selection of Caxton-Iseman as the entity to acquire Buffets was the result of an extensive auction process;

     - the special committee was actively involved in evaluating other alternatives available to Buffets;

     - the special committee negotiated the terms of the merger with the assistance of its investment bankers and lawyers; and

     - the voting power of the Management Participants representing less than 9% of the total voting power of Buffets' outstanding common stock, is small.

     THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS EACH UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF FINANCIAL ADVISER

     Pursuant to an engagement letter dated December 31, 1999, the board of directors of Buffets retained U.S. Bancorp Piper Jaffray to act as its exclusive financial adviser in connection with the consideration of strategic alternatives by Buffets, including a possible sale of the company, and, if requested, to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Buffets shareholders in any such transaction. On April 4, 2000, the special committee retained U.S. Bancorp Piper Jaffray to act as its financial adviser, pursuant to the terms of the engagement letter.

     At the meeting of the special committee of Buffets held on June 4, 2000, U.S. Bancorp Piper Jaffray rendered to the special committee its oral opinion that, as of that date and based on and subject to the assumptions, factors and limitations presented in the opinion and described below, the $13.85 per share in cash to be paid to the Buffets shareholders in the merger was fair, from a financial point of view, to those shareholders. The opinion of U.S. Bancorp Piper Jaffray was set forth in writing and dated June 4, 2000. A copy of U.S. Bancorp Piper Jaffray's written opinion is included in Appendix B to this proxy statement and the opinion is incorporated into this proxy statement by reference. YOU ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain financial analyses to the special committee and the board of directors of Buffets, the opinion of U.S. Bancorp Piper Jaffray to the special committee of Buffets, as described above, was among many factors taken into consideration by the special committee and the board of directors of Buffets in making their determination to approve the merger agreement. The special committee did not request that U.S. Bancorp Piper Jaffray determine, and U.S. Bancorp Piper Jaffray did not determine, the amount of consideration to be paid in the merger. You also should consider the following when reading the discussion of the opinion of Buffets' financial adviser in this proxy statement:

     - U.S. Bancorp Piper Jaffray's written opinion, which was delivered for use and considered by the special committee and the board of directors, is directed only to the fairness, from a financial point of view, of the proposed consideration to be received by Buffets shareholders in the merger;

     - U.S. Bancorp Piper Jaffray's written opinion does not address the value of a Buffets common share;

     - U.S. Bancorp Piper Jaffray's written opinion does not address Buffets' underlying business decision to proceed with or effect the merger; and

     - U.S. Bancorp Piper Jaffray's written opinion does not constitute a recommendation to any Buffets shareholder as to how a shareholder should vote with respect to the merger or any related matter.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed:

     - a draft of the merger agreement dated June 1, 2000 and the final version of the merger agreement;

     - certain publicly available financial and securities data for Buffets and the Buffets common shares;

     - certain financial, operating and business information related to Buffets;


     - certain internal financial information of Buffets prepared for financial planning purposes and furnished by Buffets management, including the financial projections included elsewhere in this proxy statement (see "Certain Financial Projections");


     - to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which Buffets operates; and

     - certain valuation and other financial information on selected public companies deemed comparable to Buffets.

     In addition, U.S. Bancorp Piper Jaffray engaged in discussions with:


     - members of Buffets senior management concerning topics such as the financial condition, current operating performance and balance sheet and prospects of Buffets; and


     -  members of the board of directors and special committee of Buffets.

     In delivering its oral opinion and its written opinion of June 4, 2000 to the special committee of Buffets, U.S. Bancorp Piper Jaffray prepared and delivered to the special committee and the board of directors written materials containing various analyses and other information material to the opinion. The following is a summary of those analyses. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by U.S. Bancorp Piper Jaffray, these tables must be read together with the text of each analysis summary. The tables alone do not constitute a complete summary of the analyses. The order in which the analyses are presented below should not be taken as any indication of the relative weight given to the analyses by U.S. Bancorp Piper Jaffray in the rendering of its opinion.

     PROPOSED CONSIDERATION. Based on the proposed $13.85 per-share merger price to be paid for each Buffets common share and the capitalization data provided by Buffets' management, U.S. Bancorp Piper Jaffray calculated the implied aggregate equity value of Buffets to be approximately $643 million, consisting of approximately $576 million in common share consideration, approximately $18 million in consideration payable to holders of options to purchase Buffets' common shares and approximately $49 million in consideration payable to holders of subordinated notes (assuming conversion thereof). Based on this implied aggregate equity value and the approximately $93 million of cash on Buffets' balance sheet as of April 19, 2000, U.S. Bancorp Piper Jaffray then calculated the implied aggregate "enterprise value" or "company value" (equity value, plus debt, less cash) to be approximately $550 million (assuming conversion of convertible notes). Based on these implied aggregate equity and enterprise values for Buffets, on Buffets' revenue, EBITDA (earnings before interest, taxes, depreciation and amortization), operating income and net income for the latest twelve months ("LTM") as of April 19, 2000 and on management's estimates for Buffets' net income for fiscal year 2000, U.S. Bancorp Piper Jaffray also calculated the following valuation multiples and premium paid percentages for the proposed transaction:

                                                                IMPLIED BUFFETS
                                                                 MULTIPLES AND
                                                                    PREMIUM
                                                                  PERCENTAGES
                                                                ---------------
Company Value/LTM Revenue...................................          0.6x
Company Value/LTM EBITDA....................................          4.7x
Company Value/LTM Operating Income..........................          7.6x
Equity Value/LTM Net Income.................................         13.1x
P/E Ratios:
  LTM(1)....................................................         12.8x
  Calendar 2000 Estimated(2)................................         12.2x
Premium Paid:
  Based on share price as of June 2, 2000 of $12.13.........         14.2%
  Based on share price as of May 26, 2000 of $10.88 (one
     week prior to announcement)............................         27.4%
  Based on share price as of April 28, 2000 of $9.81 (one
     month prior to announcement)...........................         41.1%

---------------

(1) Based on weighted average fully diluted shares outstanding.

(2) Based on fully diluted shares outstanding assuming a $13.85 share price.

     U.S. Bancorp Piper Jaffray presented the premium paid relative to the Buffets' share price one day prior to announcement, one week prior to announcement and one month prior to announcement based on standard industry practice and their belief that an analysis of premiums to trading prices over more than one measurement period mitigates the effects volatility in a company's stock price would have on such an analysis.

     THE MARKET FOR BUFFETS COMMON SHARES. U.S. Bancorp Piper Jaffray reviewed the stock trading history of Buffets common shares. U.S. Bancorp Piper Jaffray presented the following data for Buffets common shares:

    Closing stock price as of June 2, 2000......................  $12.13
    30 day average as of June 2, 2000...........................  $11.25
    60 day average as of June 2, 2000...........................  $10.29
    90 day average as of June 2, 2000...........................  $ 9.71
    180 day average as of June 2, 2000..........................  $ 9.67
    Market capitalization (based on June 2, 2000 closing price and primary shares outstanding)...........................  $  504 million
    52 week high trade (as of June 2, 2000).....................  $12.50
    52 week low trade (as of June 2, 2000)......................  $ 7.91

     On June 2, 2000, a published report indicated that a private equity firm (not Caxton-Iseman) was considering buying Buffets. Buffets believes that this report contributed to the increase in its stock price from its June 1, 2000 closing price of $11.44 to its June 2, 2000 closing price of $12.13.

     COMPARABLE COMPANY ANALYSIS. U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to Buffets to corresponding data and ratios from the following eight publicly traded companies deemed comparable to
Buffets: Bob Evans Farms, Inc., CBRL Group, Inc., Garden Fresh Restaurant Corp., IHOP Corp., Luby's, Inc., Piccadilly Cafeterias, Inc., Ryan's Family Steak Houses, Inc. and Star Buffet, Inc. This group was selected from comparable family dining restaurant companies with market capitalizations greater than $25 million (other than Star Buffet, Inc.) and less than $850 million and profitable operations.

     Based on the comparable companies' share prices and shares outstanding as of June 2, 2000 and research analysts' consensus earnings per share estimates for these companies, U.S. Bancorp Piper Jaffray calculated valuation multiples for the comparable companies equal to the quotient of their respective valuation data, such as company value and equity value, and their associated most recently available operating data, such as revenues, EBITDA and operating income. U.S. Bancorp Piper Jaffray then compared the lows, means, medians and highs of these multiples to the implied Buffets valuation multiples derived as described above for the last twelve months as of April 19, 2000, assuming a $13.85 share price.

     This analysis produced the following valuation data:

                                                                               IMPLIED BUFFETS VALUE
                                                                           PER SHARE BASED ON COMPARABLE
                              COMPARABLE COMPANY MULTIPLES    IMPLIED            COMPANY MULTIPLES
                              ----------------------------    BUFFETS    ---------------------------------
                              LOW    MEAN   MEDIAN   HIGH    MULTIPLES    LOW      MEAN    MEDIAN    HIGH
                              ----   ----   ------   -----   ---------   ------   ------   ------   ------
Company Value/LTM Revenue...  0.2x   0.7x    0.7x     2.0x      0.6x     $ 6.66   $17.01   $15.65   $43.39
Company Value/LTM EBITDA....  3.4x   5.0x    4.8x     6.6x      4.7x      10.39    14.43    13.88    18.52
Company Value/LTM EBIT......  6.5x   7.5x    7.0x    10.2x      7.6x      12.16    13.74    12.97    17.97
P/E Ratios:
  LTM.......................  5.7x   9.6x    9.1x    16.4x     12.8x       6.19    10.38     9.84    17.73
  Calendar 2000 Estimated...  2.6x   8.4x    9.1x    12.4x     12.2x       2.91     9.51    10.28    14.12

     The implied Buffets multiples and implied Buffets equity values shown above reflect that the $13.85 per share merger consideration is within the range of multiples and implied equity values in each of the categories presented above for companies deemed comparable by U.S. Bancorp Piper Jaffray, and that the merger consideration is close to the mean and median multiples and implied equity values for those companies.

     The ratio of "Company Value" to "LTM Revenue" measures a company's value relative to the revenue it generates. The ratio of "Company Value" to "LTM EBITDA" measures a company's value relative to the operating cash flow that the company produced. The ratio of "Company Value" to "LTM EBIT" is a measure of a company's value relative to the operating profits it produced. "P/E" (or price to earnings) ratios are a measure of the equity value per share of a company relative to its net income per share.

     COMPARABLE TRANSACTION ANALYSIS. U.S. Bancorp Piper Jaffray reviewed the terms of certain recent merger and acquisition transactions reported in SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources that satisfied the following criteria:

     - transactions in which the target company is classified as an "eating and drinking place" with a Standard Industrial Classification Code of 5812 or 5813;

     -  transactions with a value of greater than $10 million;

     -  transactions not in the nature of repurchases or spinoffs; and

     - restaurant industry transactions otherwise deemed comparable by U.S. Bancorp Piper Jaffray.

     This search yielded 23 comparable acquisitions deemed to have sufficient data available for analysis. Of such comparable acquisitions, ten were completed in 1999 and 13 were completed in 1998. Appendix B-1 contains a listing of the transactions included in U.S. Bancorp Piper Jaffray's comparable transaction analysis.

     U.S. Bancorp Piper Jaffray calculated valuation multiples for the acquired companies in the comparable transactions equal to the quotient of their respective valuation data, such as company value and equity value, and their associated most recently available operating data, such as revenue, EBITDA, EBIT and net income. U.S. Bancorp Piper Jaffray then compared the lows, means, medians and highs of these multiples to the Buffets implied valuation multiples derived as described above for the last twelve months as of April 19, 2000, assuming a $13.85 share price.

     U.S. Bancorp Piper Jaffray presented the following implied value and valuation multiple data based on the restaurant industry merger and acquisition transactions:

                                                                                   IMPLIED BUFFETS VALUE
                            RESTAURANT MERGER AND ACQUISITION                  PER SHARE BASED ON COMPARABLE
                                  TRANSACTION MULTIPLES           IMPLIED          TRANSACTION MULTIPLES
                            ----------------------------------    BUFFETS    ---------------------------------
                             LOW      MEAN    MEDIAN     HIGH    MULTIPLES    LOW      MEAN    MEDIAN    HIGH
                            ------   ------   -------   ------   ---------   ------   ------   ------   ------
Company Value/LTM
  Revenue.................   0.2x     0.8x      0.7x     1.8x       0.6x     $ 7.00   $18.08   $16.96   $38.33
Company Value/LTM
  EBITDA..................   4.2x     6.6x      6.3x    10.7x       4.7x      12.45    18.56    17.63    28.65
Company Value/LTM EBIT....   7.0x    13.1x     12.2x    31.3x       7.6x      13.04    22.62    21.12    51.17
Equity Value/LTM Net
  Income..................  13.0x    18.9x     17.6x    32.6x      13.1x      13.77    20.02    18.61    34.49

     The implied Buffets multiples and implied Buffets equity values above reflect that the $13.85 per share merger consideration is within the range of multiples and implied equity values for transactions deemed comparable by U.S. Bancorp Piper Jaffray, but were in the lower end of the range. U.S. Bancorp Piper Jaffray noted that the comparable transactions varied from the proposed Buffets transaction in two significant areas, namely that (1) Buffets had a more mature restaurant concept with more limited growth opportunities relative to other companies used in the comparable transaction analysis and (2) that the Buffets transaction was being completed during a significantly less favorable debt market than the comparable transactions. No adjustments were made to the comparable transaction analysis to reflect these factors. However, U.S. Bancorp Piper Jaffray's analysis of these factors indicated that Buffets should be valued at the low end of the range of comparable transactions.

     PREMIUMS PAID ANALYSIS. U.S. Bancorp Piper Jaffray analyzed the implied premium paid in selected transactions relative to public market pre-announcement trading prices for the following two groups:

     - restaurant industry acquisitions completed since January 1, 1997 involving more than $50 million in transaction value (20 comparable transactions, a list of which is included in Appendix B-2); and

     - non-industry specific transactions completed since January 1, 1999 involving between $500 million and $1 billion in transaction value (136 comparable transactions, a list of which is included in Appendix B-3).

     The premiums paid analysis measures the implied premium paid for a company's stock relative to the public market pre-announcement trading prices. Premiums are paid for companies primarily for the control value of a company, potential synergies with a new partner and potential benefits from a change in capital structure. The range of premiums paid in selected transactions are compared to the premium to be paid in the merger, as calculated at various dates.

     U.S. Bancorp Piper Jaffray presented the following premium data associated with the applicable transaction groups relative to the public market pre-announcement trading prices at each of one month, one week and one day prior to announcement of such acquisition and compared those premiums to the implied premium paid in the merger, based upon the Buffets common share closing price on April 28, 2000 of $9.81, May 26, 2000 of $10.88, and June 2, 2000 of $12.13,
respectively, as detailed below:

                                                                              IMPLIED BUFFETS VALUE
                         RESTAURANT INDUSTRY ACQUISITION     IMPLIED            PER SHARE BASED ON
                                GROUP PREMIUM DATA           BUFFETS            GROUP PREMIUM DATA
                         --------------------------------    PREMIUM     --------------------------------
                          LOW     MEAN    MEDIAN    HIGH    PERCENTAGE    LOW     MEAN    MEDIAN    HIGH
                         ------   -----   ------   ------   ----------   -----   ------   ------   ------
1 month prior to
  announcement.........  (11.8%)  40.3%   24.8%    176.2%     41.1%      $8.66   $13.77   $12.25   $27.10
1 week prior to
  announcement.........  (35.5%)  28.6%   16.6%    169.8%     27.4%       7.02    13.99    12.68    29.34
1 day prior to
  announcement.........  (33.3%)  25.9%   15.0%    132.0%     14.2%       8.08    15.27    13.94    28.13

                                                                                  IMPLIED BUFFETS VALUE
                          NON-INDUSTRY SPECIFIC ACQUISITION      IMPLIED            PER SHARE BASED ON
                                  GROUP PREMIUM DATA             BUFFETS            GROUP PREMIUM DATA
                         ------------------------------------    PREMIUM     --------------------------------
                           LOW      MEAN    MEDIAN     HIGH     PERCENTAGE    LOW     MEAN    MEDIAN    HIGH
                         -------   ------   -------   -------   ----------   -----   ------   ------   ------
1 month prior to
  announcement.........  (71.0%)   42.0%     37.7%    186.0%      41.1%      $2.84   $13.93   $13.51   $28.06
1 week prior to
  announcement.........  (74.7%)   35.4%     28.8%    187.7%      27.4%       2.75    14.73    14.00    31.29
1 day prior to
  announcement.........  (72.7%)   26.7%     22.1%    149.0%      14.2%       3.31    15.36    14.80    30.19

     The implied Buffets premium percentages and implied Buffets equity values shown above reflect that the $13.85 per share merger consideration is within the range of premium percentages and equity values based on the premiums paid data for both restaurant industry and non-industry specific transactions and close to the mean and median equity values for these transactions.

     U.S. Bancorp Piper Jaffray noted that, because of the price increase in Buffets shares from June 1, 2000 to June 2, 2000, believed to be related to the published report discussed above, the implied Buffets premium and equity values relative to the Buffets price one day prior to announcement was more likely to be at the low end of the range of comparables.

     DISCOUNTED CASH FLOW ANALYSIS. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis on Buffets in which it calculated the sum of the present values of:

     - the projected cash flows of Buffets using assumptions prepared by Buffets management; and

     - the estimated terminal (or perpetual) value of Buffets for the period of time from the end of the projections provided by Buffets' management forward.

     The discounted cash flow analysis measures the net present value of the company's cash flow at a variety of discount rates and terminal value EBITDA multiples on a per share basis. The net present values are compared to the $13.85 per share merger consideration.

     In making these calculations, U.S. Bancorp Piper Jaffray applied a range of terminal value EBITDA multiples of 3.5x to 5.5x and a range of discount rates of 19% to 23%, based on weighted average cost of capital computations, qualitative assessments of Buffets' projected results and the risks inherent therein and relevant industry experience. This analysis yielded the following implied per share equity values for Buffets common shares:

                                                                      DISCOUNT RATE
                                                                --------------------------
EBITDA MULTIPLE                                                 19.0%     21.0%     23.0%
---------------                                                 ------    ------    ------
     3.5x...................................................    $12.60    $11.92    $11.30
     4.5x...................................................    $14.53    $13.71    $12.95
     5.5x...................................................    $16.46    $15.49    $14.61

     This analysis indicated a valuation range of the Buffets common stock of $11.30 per share to $16.46 per share and further indicated that the merger consideration of $13.85 per share falls within an acceptable range of equity values for Buffets, based on a discounted cash flow analysis.

     In reaching its conclusion as to the fairness, from a financial point of view, of the consideration to be received by Buffets shareholders in the merger, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of an opinion, from a financial point of view, of the consideration to be received by shareholders in a merger is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that the selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying its opinion.

     The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the prices at which businesses or securities may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Buffets or the merger. In addition, in performing its analyses, U.S. Bancorp Piper Jaffray made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the merger and U.S. Bancorp Piper Jaffray. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Buffets was compared and other factors that could affect the public trading value of Buffets' common shares. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties to the merger and U.S. Bancorp Piper Jaffray, future results may be materially different from those forecast.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Buffets or otherwise made available to U.S. Bancorp Piper Jaffray and did not assume responsibility for the independent verification of that information. With respect to the financial statement data and other internal financial information (including the projected financial planning data) provided to U.S. Bancorp Piper Jaffray in connection with its review of the financial aspects of the merger, U.S. Bancorp Piper Jaffray relied upon the assurances of the management of Buffets that the information was prepared on a reasonable basis in accordance with industry practice, and, with respect to the financial planning data, represented the best currently available estimates and good faith judgment of the management of Buffets, and that management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

     U.S. Bancorp Piper Jaffray also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Buffets since the date of the latest financial statements or the date of other information made available to it.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray was not requested to perform, did not perform, and was not furnished with any appraisals or valuations of any specific assets or liabilities of Buffets. U.S. Bancorp Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the merger. U.S. Bancorp Piper Jaffray analyzed Buffets as a going concern and accordingly expressed no opinion as to its liquidation value.

     The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the opinion date. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given, unless any further "bring-down" opinions are requested by Buffets.

     U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The special committee and the board of directors of Buffets, after interviews with representatives of U.S. Bancorp Piper Jaffray, selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with Buffets and the restaurant industry in general. Neither the special committee nor the board of directors interviewed any other prospective financial advisers. U.S. Bancorp Piper Jaffray maintains a market in the common shares of Buffets and provides research coverage for Buffets. In the ordinary course of business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Buffets for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

     Under the terms of the engagement letter dated December 31, 1999 Buffets has agreed to pay U.S. Bancorp Piper Jaffray the following:

     - $100,000 as a retainer upon execution of the engagement letter between Buffets' board of directors and U.S. Bancorp Piper Jaffray (which has already been paid by Buffets);

     - $500,000 upon the delivery of U.S. Bancorp Piper Jaffray's written opinion dated June 4, 2000 (which has already been paid by Buffets); and

     - a fee equal to approximately $4.1 million upon the closing of the merger.

     The engagement letter also provides that Buffets will reimburse U.S. Bancorp Piper Jaffray for its reasonable out-of-pocket expenses, including fees and disbursements of counsel, and will indemnify U.S. Bancorp Piper Jaffray and related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the engagement of U.S. Bancorp Piper Jaffray.


MESSRS. KRAMP AND HATLEN'S, HOLDING COMPANY'S AND MR. ISEMAN'S PURPOSE, REASONS, AND POSITION REGARDING FAIRNESS OF THE MERGER



     The rules of the SEC require each of Kerry A. Kramp, Roe Hatlen, Holding Company and Mr. Iseman to express his or its view as to the fairness of the merger to Buffets' shareholders, other than the fairness to Messrs. Kramp and Hatlen. Holding Company and Mr. Iseman are not shareholders of Buffets and, accordingly, Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman do not express any view as to the fairness of the merger to Buffets Holdings or Mr. Iseman. As described in more detail under "Special Factors -- Background of the Merger," the terms of the merger agreement were negotiated at arm's length between Buffets and Caxton-Iseman. Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman did not independently consider the fairness of the merger consideration to Buffets' shareholders. Based exclusively on the analysis by the special committee, its financial adviser, and the board of directors, including a review of the description in this proxy statement of the information and factors considered by each of them in concluding that the terms are fair to Buffets' shareholders (excluding Messrs. Kramp and Hatlen), Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman have adopted the analysis of the special committee as to the fairness of the merger consideration and believe the terms of the merger agreement are fair to Buffets' shareholders (excluding Messrs. Kramp and Hatlen).


     In addition to the foregoing:


     - Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman adopted the analysis of U.S. Bancorp Piper Jaffray with respect to current and historical prices of Buffets common stock and considered the premium paid for the shares in relation to such current and historical prices;



     - Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman considered that the merger consideration of $13.85 per share exceeded the book value of $8.04 per share at July 12, 2000;



     - Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman adopted U.S. Bancorp Piper Jaffray's "Comparable Company Analysis," "Comparable Transaction Analysis" and "Discounted Cash Flow Analysis" as relevant measures to determine going concern value;



     - Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman did not consider liquidation value to be a relevant valuation methodology because there was no intent to liquidate Buffets and a liquidation sale of individual assets at many locations was not likely to lead to per share proceeds in excess of that offered under the merger agreement;


     - Mr. Kramp considered that the merger consideration of $13.85 per share was in excess of the amount per share paid by Mr. Kramp in open market purchases on February 26, 1999 and March 8, 1999; and

     - Messrs. Kramp and Hatlen considered the offer by Caxton-Iseman to be superior to those received from other bidders in a highly competitive process.


     Holding Company's and Mr. Iseman's conclusions about the fairness of the merger are enhanced by the requirement that the merger agreement and merger must be approved by the affirmative vote of a majority of the outstanding shares of Buffets common stock.



     Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman did not individually receive any report, opinion or appraisal from an outside party that is materially related to the merger agreement or the merger.



     Because of the variety of factors considered by Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman, and the special committee, Messrs. Kramp and Hatlen Holding Company and Mr. Iseman did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered. The determination was made after consideration of all of the factors together. In addition, Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman do not have the right to rely on the opinion of U.S. Bancorp Piper Jaffray but have adopted its analysis. The belief of Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman expressed above should not be construed as a recommendation to Buffets' shareholders to vote to approve the merger agreement and the merger.



     Messrs. Kramp and Hatlen did not consider it necessary to require approval of the merger agreement and the merger by at least a majority of Buffets' shareholders who are not management participants or to retain any additional unaffiliated representative to act on behalf of Buffets' unaffiliated shareholders for the reasons disclosed by the board of directors and the special committee. Holding Company and Mr. Iseman did not consider it necessary to require Buffets to seek approval of the merger agreement and the merger by at least a majority of Buffets' shareholders who are not Management Participants or retain any additional unaffiliated representative to act on behalf of Buffets' unaffiliated shareholders for the reasons disclosed by the board of directors and the special committee.



     The rules of the SEC also require each of Messrs. Kramp and Hatlen, Holding Company and Mr. Iseman to describe his or its reasons for entering into the transactions described in this proxy statement. Messrs. Kramp and Hatlen are entering into the transactions because:


     - They believe Buffets suffers from being, and is likely to continue to suffer as, a public company, including its limited trading volume, institutional sponsorship and diminishing research attention from analysts, all of which adversely affect the trading market and value of Buffets common stock.

     - Based on Buffets' experience as a public company discussed above, Messrs. Kramp and Hatlen believe that a financial buyer would likely more highly value Buffets' strong and stable cash flow generation than would the public markets.

     - Caxton-Iseman required Messrs. Kramp and Hatlen to make an equity investment in Holding Company and to continue to provide services as a condition to the merger.

     - Messrs. Kramp and Hatlen believe Caxton-Iseman has a proven track record of operating acquired companies and believe they will be able to establish a good working relationship with Caxton-Iseman.

     Messrs. Kramp and Hatlen are entering into the transaction now because they believe robust mergers and acquisitions activity and funding currently available to financial buyers may not be available in future periods. Messrs. Kramp and Hatlen also believe that recent operating results of Buffets were instrumental in determining the per-share merger consideration and there can be no guaranty of equivalent operating results in the future.


     Holding Company and Mr. Iseman are entering into the transaction because they believe that:



     -  Buffets may be a good investment.



     - The financing arrangements are reasonable in the context of the transaction including factors such as the level of indebtedness of Buffets after the merger, the security interests which can be provided in Buffets' assets, the financial projections provided by Buffets as to future revenues, earnings and other financial information, current credit market conditions and the current economic environment.



     - Buffets has a strong and stable cash flow which they expect will be adequate to service the increased interest cost of Buffets.



     - The agreements with the Management Participants should ensure that Buffets will continue to be well managed after the merger.


     While Messrs. Kramp and Hatlen believe there will be significant opportunities associated with their investment in Holding Company, there are substantial risks that they may not recover their investment or that the opportunities may not be fully realized. In addition, Messrs. Kramp and Hatlen will retain a minority interest in a private company with no immediate source of liquidity and no definitive plan for liquidation of their interest.


     While Holding Company and Mr. Iseman believe that there will be significant opportunities associated with their investment in Buffets, there are substantial risks that Holding Company may not recover its investment or that the opportunities may not be fully realized. Holding Company recognizes that its investment decision is based on several assumptions, estimates, projections and judgments regarding the current status and future performance of Buffets. Buffets' actual results may differ materially from those contemplated by Holding Company and Mr. Iseman, which could reduce or eliminate the value of Holding Company's investment in Buffets. In addition, Holding Company will own a private company with no immediate source of liquidity and no definitive plan for liquidation of its interest.



     As of August 25, 2000, Roe Hatlen beneficially owned approximately 4.6% of the common shares of Buffets and, as a result, had an interest in approximately 4.6% of the net book value and earnings of Buffets. This net book value represented approximately $15.4 million (based on Buffets' stockholders equity on the last day of the fiscal quarter ending on July 12, 2000). Mr. Hatlen's interest in Buffets' earnings represented approximately $1.3 million for the twenty-eight week period ended July 12, 2000 (and approximately $2.2 million for the fifty-two week period ended July 12, 2000). After the merger, Mr. Hatlen will own (1) approximately 5.0% of Holding Company's common stock (with a net book value of approximately $1.6 million) and, as a result, will have an interest in approximately 5.0% of the net earnings of Holding Company and (2) approximately 3.5% of Holding Company's preferred stock (with a net book value of approximately $3.4 million). In aggregate, Mr. Hatlen will own approximately 3.8% of Holding Company's equity (with a net book value of approximately $5.0 million). If Holding Company had the same earnings as Buffets, Mr. Hatlen's interest in Holding Company's common stock would have represented approximately $1.4 million for the twenty-eight week period ended July 12, 2000 (and approximately $2.4 million for the fifty-two week period ended July 12, 2000). Holding Company will have greater interest expenses than Buffets and, accordingly, we expect that Holding Company's earnings will be lower than Buffets' earnings.



     As of August 25, 2000, Kerry Kramp beneficially owned approximately 1.0% of the common shares of Buffets and, as a result, had an interest in approximately 1.0% of the net book value and earnings of Buffets. This net book value represented approximately $3.3 million (based on Buffets' stockholders equity on the last day of the fiscal quarter ending on July 12, 2000). Mr. Kramp's interest in Buffets' earnings represented approximately $0.3 million for the twenty-eight week period ended July 12, 2000 (and approximately $0.5 million for the fifty-two week period ended July 12, 2000). After the merger, Mr. Kramp will own approximately 4.0% of Holding Company's common stock (with a net book value of approximately $1.3 million), and, as a result, will have an interest in approximately 4.0% of the net earnings of Holding Company. If Holding Company had the same earnings as Buffets, Mr. Kramp's interest in Holding Company's common stock would have represented approximately $1.1 million for the twenty-eight week period ended July 12, 2000 (and approximately $1.9 million for the fifty-two week period ended July 12, 2000). Holding Company will have greater interest expenses than Buffets and, accordingly, we expect that Holding Company's earnings will be lower than Buffets' earnings.


TREATMENT OF EXISTING STOCK OPTIONS

     The merger agreement provides that each stock option outstanding immediately prior to the completion of the merger, whether or not the option is fully vested, will be cancelled in exchange for a cash payment from Buffets equal to the excess, if any, of $13.85 over the per-share exercise price of each stock option. The amount received, however, will be reduced to the extent of any federal and state income and payroll tax withholding that is due. Stock options with an exercise price in excess of $13.85 per share will be cancelled in the merger for no consideration. As a result, stock options representing an aggregate of 4,928,575 shares of our common stock, at a weighted average exercise price of $10.3027 per share, will, based on the $13.85 per-share cash consideration, be exchanged for a total cash payment of approximately $17.5 million.

TREATMENT OF EXISTING CONVERTIBLE NOTES

     In Buffets' 1996 acquisition of HomeTown Buffet, Buffets guaranteed HomeTown's obligations under its outstanding 7% Convertible Subordinated Notes due 2002 in the principal amount of $41.5 million. In connection with that transaction, Buffets also entered into a supplemental indenture providing for, among other things, the convertibility of the notes into Buffets common stock instead of HomeTown common stock and the treatment of the notes upon a subsequent acquisition of Buffets. The notes are presently convertible into Buffets common stock at approximately $11.67 per share.

     Under the supplemental indenture, following completion of the merger, the notes will continue to be outstanding and will be convertible not into Buffets stock but instead into the amount of cash that a noteholder would have received had he or she converted his or her notes immediately before the completion of the merger. This means that, after the merger is completed, a noteholder may convert his or her notes into the right to receive approximately $1,187 in cash for each $1,000 in principal amount of notes so converted. At the completion of the merger, Caxton-Iseman intends to cause Buffets to call the notes for redemption. The notes that are not converted into the right to receive the merger consideration will be redeemable at an amount equal to $1,030 per each $1,000 in principal amount, plus any accrued interest.

MERGER FINANCING


     GENERALLY. It is estimated that approximately $665.2 million will be required to complete the merger and pay related fees and expenses. See
"-- Estimated Fees and Expenses of the Merger." This sum will be provided by a combination of equity financing, debt financing, a sale-leaseback of the company's headquarters and available cash. Caxton-Iseman and Sentinel have entered into commitment letters with Holding Company to provide the equity financing to Holding Company. In addition, Caxton-Iseman has received financing commitment letters from (1) Lehman Brothers Inc., Lehman Commercial Paper Inc., Inc., Fleet National Bank and FleetBoston Robertson Stephenson Inc. to provide the senior debt financing, (2) Credit Suisse First Boston to provide the mezzanine debt and (3) Corporate Property Associates 14, L.P., an affiliate of W.P. Carey & Co., Inc., to purchase and leaseback Buffets' headquarters. Each financing commitment letter is subject to certain conditions. The commitments of the respective financing sources to provide the debt financing under the financing commitment letters will expire on September 30, 2000.


     Buffets expects to repay the debt incurred in connection with the merger primarily from cash flow from operations. In addition, Buffets may repay this debt with the proceeds from any sales of assets and/or proceeds from new debt or equity financings. Holding Company expects to repay the debt incurred in connection with the merger primarily from dividends from Buffets. In addition, Holding Company may repay this debt with proceeds from new debt or equity financings. No alternative financing arrangements or plans exist in the event the arrangements discussed in this section are not realized. Other than as described above, there are no plans or arrangements to finance or repay the debt incurred in connection with the merger.


     EQUITY FINANCING. It is expected that approximately $130 million of equity financing will be required to complete the merger. The equity portion of the merger financing will be provided by (1) a cash investment of approximately $111.5 million from currently available funds by Caxton-Iseman, (2) a cash investment of up to approximately $10 million from currently available funds by Sentinel and (3) the acquisition of approximately $8.5 million of equity by the Management Participants. To the extent that the Management Participants provide more equity financing Caxton-Iseman will provide less equity financing. In addition, Caxton-Iseman may seek other institutional or qualified individual investors to provide equity financing and to the extent these other investors provide equity financing Caxton-Iseman will provide less equity financing. As discussed below, some of the Management Participants may purchase their shares of Holding Company common stock with notes and will have a portion of their federal income tax liability reimbursed. See "-- Additional Interests of Buffets' Management."


     Caxton-Iseman's and Sentinel's obligations to provide the equity financing are conditioned upon completion of the merger and funding of the financing contemplated by the merger agreement.

     MEZZANINE FINANCING. The financing commitment letter from Credit Suisse First Boston for the mezzanine debt provides for $95 million of mezzanine indebtedness. It is expected that Buffets will incur $80 million and that Holding Company will incur $15 million of the mezzanine indebtedness. The note purchase agreements for the mezzanine debt will contain customary representations and warranties by Buffets and Holding Company, as applicable. The commitment to provide the mezzanine debt financing is subject to the satisfaction of customary conditions and covenants, including the accuracy in all material respects of the representations and warranties of Buffets and Holding Company. The following is a summary of some of the material conditions to be satisfied in order for the financing sources to fund the amount contemplated by the commitment letter:

     -  the closing of the merger occurring on or before September 30, 2000;

     - consummation of the merger substantially on the terms of the merger agreement. See "The Merger Agreement -- Conditions to the Merger;"

     - receipt of the equity and senior debt financings and completion of the headquarters sale and leaseback of Buffets' corporate headquarters;

     - receipt of all material consents required as a result of the merger and the financing;

     -  receipt by the lenders of a solvency certificate;

     - the absence of any material adverse condition or change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Buffets and its subsidiaries, taken as a whole; and

     - none of the financing sources becoming aware of any information or other matter affecting Buffets or its subsidiaries that is inconsistent, in the financing source's judgment, in a material and adverse manner with any information or other material previously disclosed to them.

     The mezzanine debt at Buffets will be guaranteed by Holding Company and all of Buffets' existing or subsequently acquired or organized domestic subsidiaries. Interest on the mezzanine debt will be payable at per annum rates of 14% for Buffets and 16% for Holding Company. One half of the interest on Holding Company mezzanine debt may be paid by the issuance of additional mezzanine debt of Holding Company. The mezzanine debt will mature eight years after the closing of the merger.

     Holders of the mezzanine debt will receive warrants exercisable to purchase an aggregate of up to 6.5% of the outstanding shares of Holding Company common stock and preferred stock.

     SENIOR DEBT FINANCING. The financing commitment letter for the senior debt from Lehman Brothers Inc. and Fleet Boston Robertson Stephens Inc. provides for a $340 million secured credit facility with senior lenders, including a $30 million revolving credit facility with an option to have letters of credit issued for its account, a term A loan of $160 million and a term B loan of $150 million. The credit facility will contain customary representations and warranties by Buffets. The commitment to provide the senior debt financing is subject to the satisfaction of customary conditions and covenants, including the accuracy in all material respects of Buffets representations and warranties. The following is a summary of some of the material conditions to be satisfied in order for the financing sources to fund the amount contemplated by the commitment letter:

     -  the closing of the merger occurring on or before September 30, 2000;

     - consummation of the merger substantially on the terms of the merger agreement. See "The Merger Agreement -- Conditions to the Merger;"

     - receipt of the equity and mezzanine financings and completion of the headquarters sale and leaseback;

     - receipt of all material consents required as a result of the merger and the financing;

     -  receipt by the lenders of a solvency certificate;

     - the absence of any material adverse condition or change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Buffets and its subsidiaries, taken as a whole;

     - none of the financing sources becoming aware of any information or other matter affecting Buffets or its subsidiaries that is inconsistent, in the financing source's judgment, in a material and adverse manner with any information or other material previously disclosed to them;

     - the financial, banking or capital market conditions shall not have suffered a material disruption or a material adverse change; and

     - the surviving company having a senior leverage ratio of not greater than 2.5x on a pro forma basis.

     Borrowings under the credit facility will be secured by a perfected first priority security interest in all of Buffets and Buffet's subsidiaries tangible and intangible assets (including, without limitation, real property, intellectual property, and all of the capital stock of Buffets and each of its direct and indirect subsidiaries), subject to exceptions to be agreed upon. The credit facility will be guaranteed by Holding Company and all of Buffets existing or subsequently acquired or organized domestic subsidiaries. Interest on the revolving credit facility and the term A loan will be calculated initially as a function of either the prime rate or the interbank eurodollar rate plus 2.25% or 3.25%, respectively, and in the case of the term B loan, plus 2.75% or 3.75%, respectively. The interest rate is subject to reduction based on the leverage of Buffets at various times.

     The revolving credit facility under the credit facility terminates five years after the closing of the merger. Buffets will be required to repay the term A loan in quarterly installments beginning March 31, 2001 and until the date that is five years after the closing of the merger. Buffets will be required to repay the term B loan, which matures in 6.5 years, in quarterly installments of $1.5 million per year beginning March 31, 2001 until the date that is five years after the closing of the merger. Buffets will be required to repay the remaining principal balance of the term B loan in quarterly installments beginning five and one quarter years after the closing of the merger until the maturity of the term B loan.

     SALE AND LEASEBACK OF HEADQUARTERS. The commitment letter for the sale and leaseback of Buffets headquarters in Eagan, Minnesota provides for $20.0 million of gross proceeds. The lease will be a net lease with a term of 20 years and two ten-year renewal terms at tenant's option. The sale and leaseback documentation will contain customary representations and warranties by Buffets. The financing source's commitment to consummate the sale and leaseback is subject to the satisfaction of customary conditions and covenants, including customary due diligence. The following is a summary of some of the material conditions to be satisfied in order for the finance source to fund the amount contemplated by the commitment letter:

     -  the closing of the merger occurring on or before September 30, 2000;

     - consummation of the merger substantially on the terms of the merger agreement; see "The Merger Agreement -- Conditions to the Merger";

     -  receipt of the equity and senior debt financings;

     - lender satisfaction with title, survey, zoning, environmental and structural matters; and

     - the absence of any material adverse condition or change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of Buffets and its subsidiaries, taken as a whole.

     The rent on the headquarters will be $1,850,000 for the first year (subject to possible upward adjustment under the terms of the commitment) increasing every year thereafter during the term of the lease.

     AVAILABLE CASH. Buffets expects to use approximately $110 million of available cash at closing to help finance the merger.

ESTIMATED FEES AND EXPENSES OF THE MERGER

     Fees and expenses for the merger are estimated at this time to be as follows:

                                                                   AMOUNT
DESCRIPTION                                                     (IN MILLIONS)
-----------                                                     -------------
Advisory fees and expenses..................................        $ 6.2
Debt financing fees and expenses............................         11.8
Legal and other consulting fees and expenses................          5.3
Accounting fees and expenses................................          0.5
Printing and mailing costs..................................          0.1
Miscellaneous expenses......................................          0.1
                                                                    -----
  Total.....................................................        $24.0
                                                                    =====

     Buffets will be responsible for paying all of these expenses if the merger is completed. These expenses will not reduce the merger consideration to be received by Buffets' shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Buffets common stock. The discussion is based on the current provisions of the Internal Revenue Code of 1986, existing and proposed Treasury Regulations, interpretive rulings of the Internal Revenue Service, and court decisions, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing accuracy of this discussion.

     Holders of Buffets common stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to all shareholders in light of their particular circumstances or to shareholders who are subject to special treatment under the Internal Revenue Code; thus, for example, the discussion may not be applicable to insurance companies, tax-exempt organizations, financial institutions, nonresident alien individuals, or foreign entities. Other holders with special considerations include those who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who do not hold their shares of Buffets common stock as a capital asset, who acquired their shares in connection with stock option plans or in other compensatory transactions, or who hold shares in a hedging transaction or as part of a straddle or conversion transaction. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions effectuated before or after, or concurrently with, the merger. Nor does this discussion address the tax consequences of payments by Buffets to the holders of Buffets stock options or other stock-based awards or to the Management Participants in the merger.

     Neither Holding Company nor Buffets will request a ruling from the Internal Revenue Service in connection with the merger.

     ACCORDINGLY, HOLDERS OF BUFFETS COMMON STOCK OR STOCK OPTIONS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.


     Receipt of cash for shares of Buffets common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. Consequently, subject to the limitations and qualifications referred to in this section, the merger will generally result in the following U.S. federal income tax consequences to the holders of Buffets common stock who hold that stock as a capital asset:


     1. A holder of Buffets common stock who receives cash for his or her common stock in the merger will generally recognize capital gain or loss in an amount equal to the excess of the cash received by the holder over the holder's tax basis in his or her shares of Buffets common stock.

     2. The capital gain or loss will generally be long-term capital gain or loss if the holder has held his or her Buffets common stock for more than one year.

     3. A holder of Buffets common stock who exercises dissenters' rights and receives a cash payment for his or her stock generally will recognize capital gain or loss measured by the difference between the holder's tax basis in the stock and the amount of cash received.

     4. Certain noncorporate holders of Buffets common stock may be subject to backup withholding at a 31% rate on cash payments received in exchange for Buffets common stock, or received upon the exercise of dissenters' rights. Backup withholding generally will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies under penalties of perjury that the number is correct and that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, or is otherwise exempt from backup withholding.

     THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. HOLDERS OF BUFFETS COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS, AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ADDITIONAL INTERESTS OF BUFFETS' MANAGEMENT

     In considering the recommendation of the special committee and the board of directors, you should be aware that some of Buffets' officers and directors have interests in the merger as employees and/or directors of Buffets, or as shareholders with a continuing equity interest in Buffets, that are different from, or in addition to, your interests as a Buffets shareholder. In particular, the Management Participants have been provided an opportunity, and are expected, to acquire an equity interest in Holding Company. When making the determination to approve and recommend approval of the merger to Buffets shareholders, both the Buffets board and the special committee were aware of and took into consideration the interests described below.

     MANAGEMENT PARTICIPANTS. The Management Participants have agreed to enter into subscription agreements to acquire shares of capital stock in Holding Company representing approximately 15.9% of the outstanding common stock of Holding Company and approximately 3.5% of the outstanding preferred stock of Holding Company. The Management Participants will pay the same price per share for common stock of Holding Company as Caxton-Iseman affiliates and the other investors. The Management Participants will not be required to purchase shares of Holding Company preferred stock in connection with purchases of approximately 12.9% of the outstanding common stock of Holding Company whereas other investors in Holding Company are purchasing such preferred stock. Mr. Hatlen has agreed to acquire, on the same terms as Caxton-Iseman affiliates and the other investors, additional shares of Holding Company common stock representing approximately 3.0% of the outstanding Holding Company common stock immediately following completion of the merger (which 3.0% is included in the 15.9% mentioned above) and shares of Holding Company preferred stock representing approximately 3.5% of the outstanding Holding Company preferred stock immediately following completion of the merger. Caxton-Iseman may permit the other Management Participants to acquire additional shares of common stock and preferred stock of Holding Company in the same ratio and at the same price as the other holders of Holding Company's common stock. The dollar amount of the investment in Holding Company common stock and preferred stock and the percentage ownership of Holding Company common stock and preferred stock to be held immediately after the merger by Roe
H. Hatlen, Kerry A. Kramp and C. Dennis Scott, each a director and executive officer of Buffets, is as follows:

                                                   INVESTMENT    % OF OUTSTANDING    % OF OUTSTANDING
NAME                                                 AMOUNT        COMMON STOCK      PREFERRED STOCK
----                                               ----------    ----------------    ----------------
Roe H. Hatlen..................................    $5,000,000          5.0%                3.5%
Kerry A. Kramp.................................     1,300,000          4.0                  --
C. Dennis Scott................................       162,500          0.5                  --

     The other 15 Management Participants, including seven of Buffets' executive officers, have agreed in principle to invest an aggregate of approximately $2.1 million in Holding Company common stock, representing approximately 6.4% of the outstanding common stock of Holding Company immediately after the merger. None of these 15 Management Participants is investing more than $500,000 and, accordingly, none of them will own more than approximately 1.5% of the outstanding common stock of Holding Company immediately after the merger.


     The Management Participants may acquire their shares of Holding Company stock using cash or by contributing outstanding Buffets' common stock. Shares of Buffets common stock contributed by these individuals will be valued at $13.85 per share and it is estimated that approximately 104,000 shares of Buffets common stock with an aggregate value of approximately $1.4 million will be contributed by these individuals. In addition, some of the Management Participants, including Mr. Kramp, may acquire a portion of their shares of Holding Company common stock by providing Holding Company with a promissory note. An aggregate of approximately $1 million in promissory notes are expected to be delivered. These promissory notes will have the following terms: seven year term; full personal recourse to the Management Participants; due at maturity or upon the Management Participant's termination of employment with Buffets or sale of Holding Company's common stock; secured by a pledge of the Management Participants' Holding Company common stock; and an interest rate of 7% per annum. Repayment of the notes may be deferred if proceeds from the sale of shares following the exercise of put or call rights described below have not been received upon termination of employment.


     The Holding Company preferred stock will have the following terms:

     - ten votes per share on all matters submitted to Holding Company's shareholders;

     - liquidation value equal to the purchase price per share and liquidation preference senior to all classes of Holding Company's capital stock;

     - right to receive dividends when, as and if declared by Holding Company's Board of Directors, up to a maximum aggregate amount of 10% per year of the liquidation value compounded quarterly during the period from initial issuance to redemption (the "Maximum Dividend");

     - no distribution may be made on Holding Company's common stock while the preferred stock is outstanding until an amount equal to the liquidation value and the Maximum Dividend has been paid to holders of the preferred stock; and

     - redeemable by Holding Company at its option at any time that the Maximum Dividend has been paid and at the holders election upon a change of control of Holding Company, at liquidation value plus declared but unpaid dividends.

     Caxton-Iseman has agreed to cause Buffets to pay certain of the Management Participants, including Messrs. Kramp and Hatlen, a portion of the estimated amount of Federal income tax payable by them by reason of payments they will receive with respect to their options to acquire Buffets common stock held by them. These amounts are payable after the merger and no later than the date upon which these Management Participants are required to pay Federal income tax, except in one case where a Management Participant has agreed that a portion of the payment may be deferred up to one year. The total amount of these payments is expected to be approximately $1.0 million.

     Three of the Management Participants, Messrs. Kramp, Hatlen and Scott, have agreed that Holding Company may defer payment of a portion of the cash they are eligible to receive upon the cancellation of their options to purchase Buffets' common stock. These payments may be deferred up to one year and will be without interest. The aggregate amount of payments which may be deferred is approximately $1.1 million. To the extent these payments are deferred, these Management Participants may defer payment for their Holding Company common stock and have agreed to pay the balance due for the common stock, without interest, when the deferred payments are received.

     These agreements also provide that the existing management agreements between Buffets and each of Messrs. Hatlen, Kramp, Scott and Goronkin will be terminated upon the closing of the merger. See "-- Background of the Merger" for a discussion of the management agreements.

     Each of the Management Participants have agreed to enter into a stockholders agreement covering his or her shares of Holding Company stock with the following terms:

     - Holding Company common stock vests over five years, with 20% vesting per year on each anniversary of the effective date of the merger (subject to exceptions for Messrs. Hatlen and Scott, described below);

     - Holding Company may call Holding Company stock owned by Management Participants following termination of employment and Management Participants (or their estates) may cause Holding Company to purchase their Holding Company Stock, subject to certain restrictions and limitations, following termination upon death or disability at various prices depending on whether the stock is vested or unvested and whether the Management Participant is terminated for cause;

     -  restrictions regarding the transfer of Holding Company stock;

     - Holding Company's right of first refusal with respect to Holding Company stock that any Management Participant proposes to sell to a third party (other than specified permitted transferees);

     - right of Management Participants to sell their shares of Holding Company common stock on the same basis as Caxton-Iseman if Caxton-Iseman sells control of Holding Company and Caxton-Iseman's right to require Management Participants to sell their Holding Company stock in this circumstance;

     - preemptive rights to purchase Holding Company common stock on a pro rata basis, subject to certain exceptions;

     - termination of most of these transfer restrictions, call rights, rights of first refusal and preemptive rights upon the initial public offering of Holding Company stock;

     - agreement not to compete with Buffets and not to solicit employees of Buffets during the Management Participant's term of employment and for two years following termination of his or her employment; and

     - Holding Company has agreed to pay some of the legal fees of the Management Participants.

     ADVISORY AGREEMENTS. Messrs. Hatlen and Scott also will have five-year advisory arrangements with Buffets after the merger. Under his advisory agreement, Mr. Hatlen will receive his current salary and bonus for the balance of fiscal 2000. In fiscal 2001, he will receive compensation of $325,000; in fiscal 2002, $300,000; in fiscal 2003, $275,000; in fiscal 2004, $250,000; and
in fiscal 2005, $225,000. Mr. Hatlen will receive health, medical and other benefits comparable to those made available to management employees of Buffets for five years. Mr. Hatlen will purchase approximately 5.0% of the shares of Holding Company common stock (where 1.0% of the outstanding shares of Holding Company common stock acquired by Mr. Hatlen will be subject to vesting) and approximately 3.5% of the shares of Holding Company preferred stock. The shares of Holding Company common stock subject to vesting will vest over three years at the rate of one-third for each year Mr. Hatlen completes as a member of Holding Company's Board of Directors. Holding Company has certain rights to repurchase the unvested shares of its common stock if Mr. Hatlen ceases to serve as a member of Holding Company's Board of Directors, at various prices depending on whether Mr. Hatlen is terminated with cause or without cause. Under Mr. Scott's advisory agreement, he will continue to receive his current salary and bonus for the balance of fiscal 2000, and no cash compensation thereafter. Mr. Scott will purchase 0.5% of the shares of Holding Company common stock. These shares will be subject to Holding Company's right to repurchase these shares upon Mr. Scott's termination as an advisor to Holding Company, at various prices depending on whether Mr. Scott is terminated with cause or without cause. Mr. Scott will retain a San Diego office at company expense through fiscal 2005 and will receive health, medical and other benefits comparable to those made available to management employees of Buffets for five years. Mr. Scott will be required to provide services to Buffets for a maximum of four days per month.

     TREATMENT OF OPTIONS. Some of our directors, officers and employees hold options to acquire shares of our common stock under various stock option plans. In the merger, all such outstanding options will be cancelled in exchange for a cash payment from Buffets for each Buffets share subject to the option equal to the excess, if any, of $13.85 over the per-share exercise price of the option.

     In the aggregate, our directors and executive officers will receive $7,636,827 in cash, before taxes and any withholding, in respect of their stock options upon completion of the merger. The following table sets forth the cash amounts, before taxes and any withholding, that each director and executive officer of Buffets will receive in respect of his or her stock options upon completion of the merger.

                                                                    PAYMENT
NAME                                                            UPON COMPLETION
----                                                            ---------------
Roe H. Hatlen...............................................      $2,050,000
Kerry A. Kramp..............................................       1,502,472
C. Dennis Scott.............................................       1,468,692
David Goronkin..............................................         432,846
Glenn D. Drasher............................................         323,250
R. Michael Andrews, Jr......................................         103,280
K. Michael Shrader..........................................         240,542
H. Thomas Mitchell..........................................         181,438
Jean C. Rostollan...........................................         528,625
Clark C. Grant..............................................         280,238
Neal L. Wichard.............................................         456,194
Walter R. Barry, Jr.........................................          11,000
Marvin Goldstein............................................          37,875
Michael T. Sweeney..........................................          20,375

     CONTINUING BENEFIT PLANS. Pursuant to the merger agreement, for a period of at least one year after the merger is completed, all Buffets employees will continue to be provided with benefits that, in the aggregate, are no less favorable to the employees than those currently provided to those employees by Buffets. In addition, Holding Company has agreed that, after completion of the merger, it will take into account the service of Buffets employees under any benefit plans for which Buffets employees will be eligible to participate. Caxton-Iseman has advised Buffets and the Management Participants that it intends to leave salaries and health and welfare benefits for the Management Participants materially unchanged at least through 2001, except for the changes regarding Messrs. Hatlen and Scott described above.

     INDEMNIFICATION AND INSURANCE. Pursuant to the merger agreement, for six years after the closing date of the merger, Buffets will indemnify and hold harmless our present and former officers and directors for acts or omissions occurring before the completion of the merger to the extent provided under our articles of incorporation and by-laws in effect on the date of the merger agreement. For six years after the completion of the merger, Buffets will provide officers' and directors' liability insurance for acts or omissions occurring before the completion of the merger covering each such person currently covered by our officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those in effect on the date of the merger agreement; provided, that the cost of such insurance does not exceed 200% of the average annual premiums paid by us over the last three years.

     ADDITIONAL HOLDING COMPANY BENEFITS FOLLOWING THE MERGER. Caxton-Iseman has advised the Management Participants that following completion of the merger it intends to cause Buffets to enter into severance agreements with the Management Participants assuring them of severance payments in the event that such Management Participants are terminated by the Company other than for cause, death or disability. The amount of such payment will vary depending on the officer but will not exceed one year's salary. During the severance period, the officer also will continue to receive medical benefits and life insurance and long-term disability benefits from Buffets. In addition, Caxton-Iseman has advised Buffets that it may implement a broad-based equity-based compensation arrangement for management employees of Buffets and it is possible that certain of the Management Participants may be eligible to participate in such arrangements.

EXECUTIVE OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

     The majority of the directors of Buffets after the merger are expected to be nominees of Caxton-Iseman and it is expected that Frederick J. Iseman will be the Chairman of the Buffets board of directors. Messrs. Kramp, Hatlen and Goronkin are also expected to be members of the Buffets board of directors, but may be removed at any time by Caxton-Iseman.

     Under the merger agreement, the executive officers of Buffets immediately before the effective time of the merger will be the executive officers of Buffets after the merger.

CONSEQUENCES OF THE MERGER; PLANS FOR BUFFETS AFTER THE MERGER

     As a result of the completion of the merger:

     - all of the common stock of Buffets will be owned by Holding Company, all of the common stock of which will be owned by Caxton-Iseman, its affiliates, Sentinel and the Management Participants;

     - all other current shareholders of Buffets will not participate in Buffets' future earnings and growth;

     - Caxton-Iseman, its affiliates, Sentinel and the Management Participants will have the opportunity to benefit from any earnings and growth of Buffets, and will bear the risk of any decrease in Buffets' value;

     -  Buffets will incur a significant amount of indebtedness;

     - Holding Company will issue warrants in connection with some of its debt; and

     - Buffets' common stock will no longer be traded on the Nasdaq National Market System, price quotations will no longer be available and the registration of the Buffets common stock under the Exchange Act will be terminated.

     Following the completion of the merger, Caxton-Iseman and its affiliates expect that the business and operations of Buffets will be continued substantially as they are currently being conducted. The board of directors and management of the surviving corporation will, however, continue to evaluate Buffets' business, operations, corporate structure and organization and will make changes as they deem appropriate.


ADVISORY AGREEMENT WITH CAXTON-ISEMAN CAPITAL



     Holding Company expects that upon completion of the merger it will cause Buffets to pay Caxton-Iseman Capital an advisory fee equal to 1% of the value of the transaction. In addition, Holding Company expects that after the merger it will cause Buffets to enter into an advisory agreement with Caxton-Iseman Capital or one of its affiliates under which the advisor will provide advisory services to Buffets and for these services the advisor will receive an annual fee of 2% of Buffets' annual consolidated earnings before interest, taxes, depreciation and amortization.


CONDUCT OF BUFFETS' BUSINESS IF THE MERGER IS NOT COMPLETED

     If the merger is not completed, we intend to continue to operate our business substantially in the manner it is operated today. From time to time, we will evaluate and review Buffets' business operations, properties, dividend policy and capitalization, and make such changes as are deemed appropriate, and continue to seek to identify strategic financial alternatives to maximize shareholder value.

LITIGATION CHALLENGING THE MERGER

     Six purported class actions (Brown v. Hatlen et al.; Burton v. Hatlen et al.; Piorkowski v. Hatlen et al.; Sheren v. Hatlen et al.; Kingsberg v. Hatlen et al.; and Blech v. Hatlen et al.) were commenced on behalf of putative classes of the public shareholders of Buffets in Dakota County (Minnesota) District Court seeking, among other things, to enjoin the merger. The complaints named as defendants Buffets and each member of Buffets' board of directors. The complaints alleged, among other things, that Buffets' directors breached their fiduciary duties by approving the merger and not maximizing value for Buffets' shareholders. In addition, the complaints alleged that certain of the directors have conflicts of interest that prevented them from acting in the best interests of Buffets shareholders. By an Order filed on August 7, 2000, the Court ordered that the six actions be consolidated under the name In Re Buffets, Inc. Shareholder Litigation, that certain law firms be appointed as co-lead counsel and liaison counsel for the plaintiffs, and that the plaintiffs serve and file a consolidated and amended complaint within 30 days. Defendants have not yet received any consolidated or amended complaint. Buffets believes that the claims alleged in the six original complaints are without merit.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement. Because this summary is not a complete description of the merger agreement, we urge you to read the merger agreement in its entirety for a complete description of the terms and conditions of the merger. We attach a copy of the merger agreement to this proxy statement as Appendix A and incorporate it by reference in this proxy statement.

THE MERGER


     The merger agreement provides that Merger Sub, a wholly owned subsidiary of Holding Company, will merge with and into Buffets. At the completion of the merger, Merger Sub will cease to exist and Buffets will be the surviving corporation in the merger and will become a wholly owned subsidiary of Holding Company.


COMPLETION OF THE MERGER

     Unless the parties to the merger agreement agree otherwise, the closing of the merger will take place after all of the conditions to the merger have been fulfilled or waived. The merger will become effective upon the filing of articles of merger with the Minnesota Secretary of State. Buffets and Holding Company have agreed to have the articles of merger filed as soon as practicable after the shareholders' meeting.

ARTICLES OF INCORPORATION, BY-LAWS, DIRECTORS, AND OFFICERS OF THE SURVIVING CORPORATION

     When the merger is completed,

     - the articles of incorporation of Merger Sub will become the articles of incorporation of the surviving corporation;

     - the by-laws of Merger Sub will become the by-laws of the surviving corporation;

     - the directors of Merger Sub will become the directors of the surviving corporation; and

     - the officers of Buffets will remain officers of the surviving corporation.

REPRESENTATION AND WARRANTIES

     The merger agreement contains various customary representations and warranties by Buffets, relating to, among other matters:

     -  it and its subsidiaries' organization, good standing, and qualification;

     -  its capital structure;

     -  non-violation of its governing instruments or material agreements;

     -  required governmental approvals of the merger;

     -  the accuracy of its filings with the SEC;

     - absence of certain changes since December 29, 1999, the date of its last audited balance sheet;

     -  absence of undisclosed litigation and liabilities;

     -  tax matters;

     -  it and its subsidiaries' owned and leased properties;

     -  it and its subsidiaries' material contracts;

     -  it and its subsidiaries' intellectual property;

     -  it and its subsidiaries' employee benefits plans;

     -  compliance with laws;

     - inapplicability of any takeover statute or any anti-takeover provision of its articles of incorporation or by-laws to the merger;

     -  environmental matters; and

     -  labor matters.

     The merger agreement also contains various representations and warranties by Holding Company and Merger Sub, relating to, among other matters, the financing commitments received in connection with the merger.

     Please see Articles III and IV of the merger agreement for a full statement of the representations and warranties of the parties. The representations and warranties terminate upon the completion of the merger.

COVENANTS

     CONDUCT OF BUFFETS' BUSINESS BEFORE THE MERGER. Buffets and its subsidiaries are subject to restrictions on their conduct and operations until the merger is completed. Buffets has agreed to conduct its business only in the ordinary course and to use reasonable efforts to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve its relationships with persons having significant business dealings with it. Accordingly, Buffets has agreed with limited exceptions, and except to the extent the merger agreement contemplates otherwise or with the prior written consent of Holding Company, that it will not take any of the following actions:

     - splitting, combining, or reclassifying any of its capital stock, declaring or paying any dividends or distributions, or redeeming its capital stock;

     -  amending its organizational documents;

     - issuing or authorizing any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, other than upon the exercise of existing options or upon the conversion of the HomeTown convertible notes;

     - acquiring any capital assets, making any capital expenditures outside of its current budget, purchasing or developing any enterprise resource or management information system, or purchasing any business;

     -  selling or leasing any material assets or properties;

     - incurring indebtedness or making any guarantees of indebtedness of another person;

     - adopting or modifying any employee benefit plan or arrangement or increasing employee compensation or benefits;

     -  entering into any collective bargaining agreement;

     - making material changes to its accounting principles, methods, or practices;

     -  entering into material contacts; or

     - settling the 1995 securities class action lawsuit against Buffets and its directors without the consent of Holding Company, which shall not be unreasonably withheld. In this litigation, Buffets and seven of its present and former directors and executive officers have been named as defendants in a class action brought on behalf of all purchasers of common stock of Buffets from October 26, 1993 through October 25, 1994. Plaintiffs allege that the defendants made material false or misleading statements about Buffets' operations, restaurant development activities, and financial performance, as a result of which the market price of Buffets' stock was artificially inflated during the class period. Plaintiffs also allege that the individual defendants made sales of common stock of Buffets' during the class period while in possession of material undisclosed information. On May 11, 2000, the court denied the parties' cross-motions for summary judgment in this matter.

     NO SOLICITATION OF ACQUISITION PROPOSALS. Buffets has agreed that it will not, and that it will not permit its directors, employees, agents, and representatives to,

     - initiate or solicit any inquiries or the making of any proposal or offer with respect to,

     -  engage in any negotiations concerning, or

     -  provide any confidential information or data to any person relating to,

a merger, reorganization, share exchange, or similar transaction, or a purchase of a significant portion of the assets or any equity securities of, it or any of its subsidiaries.

     However, Buffets may provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal if

     - Buffets' board of directors, after consulting with its legal and financial advisers, determines that to do otherwise would result in a breach of the directors' fiduciary duties under applicable law;

     - Buffets notifies Holding Company of the third-party offer and keeps Holding Company fully informed with respect to the third-party offer; and

     - the third party enters into a confidentiality agreement with Buffets no less favorable to Buffets than the confidentiality agreement between Buffets and Caxton-Iseman.

     As discussed below, Buffets may terminate the merger agreement if it receives and accepts a superior proposal from a third party.

     EMPLOYEE BENEFITS. Holding Company has agreed that, for a period of at least one year of the merger is completed, all Buffets' employees will continue to be provided with benefits that, in the aggregate, are no less favorable to the employees than those currently provided to those employees by Buffets.

     Holding Company has also agreed that, after completion of the merger, it will take into account the service of Buffets employees under any benefit plans for which Buffets employees will be eligible to participate.

     INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that, after the completion of the merger, the surviving corporation will indemnify each present and former director and officer of Buffets against any costs, expenses (including reasonable attorneys' fees), judgments, or damages incurred in connection with any claim, lawsuit, or other proceeding arising out of matters existing or occurring at or before the completion of the merger, to the fullest extent that Buffets would have been permitted under Minnesota law and its articles of incorporation or by-laws in effect on the date of the merger agreement to indemnify any such person.

     The surviving corporation is obligated either to maintain Buffets' existing directors' and officers' liability insurance or to obtain directors' and officers' liability insurance that is substantially comparable to Buffets' existing insurance for a period of six years after the completion of the merger, so long as the annual premium for such insurance would not exceed 200% of the average annual premium in effect during the prior three years. However, if such insurance cannot be acquired during the six-year period for not in excess of 200% of the average annual premium in effect during the prior three years, then the surviving corporation will obtain as much directors' and officers' insurance as can be obtained for the remainder of such period for a premium not in excess of such 200% amount.

     AMENDMENT TO SHARE RIGHTS AGREEMENT. The parties agreed that Buffets' board of directors will take all necessary action to exempt the merger and the merger agreement from the operation of Buffets' share rights agreement and to terminate the outstanding preferred stock purchase rights under the rights agreement immediately before the completion of the merger. In furtherance of this requirement, as of June 4, 2000, the board of directors approved an amendment to the company's rights agreement to effect the foregoing.

     SUBSTITUTE FINANCING. Holding Company has agreed that if for any reason the financing for which it has received commitments is unavailable, then it will use its reasonable best efforts to obtain substitute financing on the same or more favorable terms.

     Please see Articles IV and VI of the merger agreement for a full statement of the covenants of the parties before and after the completion of the merger.

CONDITIONS TO COMPLETING THE MERGER

     CONDITIONS TO HOLDING COMPANY'S OBLIGATION. The obligation of Holding Company to complete the merger is subject to the satisfaction or waiver of the following conditions:

     - the material accuracy of the representations and warranties of Buffets contained in the merger agreement and the material compliance with Buffets' obligations to be performed under the merger agreement;

     -  approval of the merger agreement and the merger by Buffets shareholders;

     - the absence of any material adverse change in Buffets and its subsidiaries' businesses, taken as a whole;

     - the absence of any legal prohibition against the merger or other material litigation instituted by any governmental authority;

     - no rights shall have become exercisable under Buffet's share rights agreement, which would only happen if a third party were to acquire 20% or more of Buffets' outstanding common stock;

     - the financing for the merger shall have been made available to Holding Company;

     - holders of no more than 10% of Buffets' outstanding common stock shall have exercised dissenters' rights with respect to the merger;

     - all required filings with, or approvals by, governmental entities shall have been made or received; and

     - immediately before the completion of the merger, Buffets shall have cash and cash equivalents of no less than $110 million on its balance sheet.

     CONDITIONS TO BUFFETS' OBLIGATION. The obligation of Buffets to complete the merger is subject to the satisfaction or waiver of the following conditions:

     - the material accuracy of the representations and warranties of Holding Company and Merger Sub contained in the merger agreement and the material compliance with Holding Company and Merger Sub's obligations to be performed under the merger agreement;

     -  approval of the merger agreement and the merger by Buffets shareholders;

     -  the absence of any legal prohibition against the merger; and

     - all required filings with, or approvals by, governmental entities shall have been made or received.

     Please refer to Article V of the merger agreement for a full statement of the conditions to completing the merger.

TERMINATION

     The parties to the merger agreement may agree to terminate the merger agreement by mutual consent at any time before completing the merger, even after Buffets shareholders have approved the merger agreement and the merger.

     Either Holding Company or Buffets may terminate the merger agreement if

     - the merger is not completed by December 31, 2000, unless the party seeking to terminate the agreement has caused the failure to complete the merger by failing to fulfill its obligations under the merger agreement;

     - the conditions to completion of the merger shall have become impossible to fulfill through no fault of the party seeking to terminate the merger agreement;

     - the other party shall have breached a material representation or warranty of that party contained in the merger agreement and the breach has not been cured after 30 days' notice; or

     - Buffets shareholders do not approve the merger agreement and the merger at the special meeting.

     In addition, Holding Company may terminate the merger agreement if Buffets' board of directors, in the good faith exercise of its fiduciary duties,

     -  withdraws or adversely modifies its recommendation of the merger;

     -  accepts or approves an acquisition offer from a third party; or

     - does not reject a third-party acquisition offer within 30 days after it is made.

     In addition, Buffets may terminate the merger agreement if its board of directors

     -  withdraws or adversely modifies its recommendation of the merger; or

     - determines that an unsolicited third-party acquisition offer would result in a transaction more favorable to Buffets' shareholders than the merger and accepts or approves the third-party offer.

TERMINATION FEE AND EXPENSE REIMBURSEMENT

     If either Buffets or Holding Company terminates the merger agreement because Buffets shareholders do not approve the merger agreement and the merger at the shareholders' meeting, and if no termination fee is then payable, then Buffets has agreed to reimburse Holding Company's out-of-pocket expenses incurred in connection with the merger, up to $4 million.

     If either Buffets or Holding Company terminates the merger agreement because Buffets' board of directors withdraws or adversely modifies its recommendation of the merger, accepts or approves an acquisition offer from a third party, or in the case of termination by Holding Company, does not reject a third-party acquisition offer within 30 days after it is made, then Buffets has agreed to pay Holding Company a termination fee of $19.29 million and to reimburse Holding Company's out-of-pocket expenses incurred in connection with the merger, up to $6.43 million (less any amount previously paid by Buffets for such expenses). Buffets must also pay the termination fee and expenses if Holding Company terminates the merger agreement as a result of a material breach by Buffets of its obligations regarding the shareholders meeting and negotiations with third parties.

     If the merger agreement is terminated in any of the following circumstances, and if a third party shall have previously made or announced an offer to acquire Buffets through any form of business combination, or to acquire 30% or more its total assets or outstanding stock, at a price superior to the merger consideration, and if a third-party transaction is agreed to or completed within six months of termination, then Buffets has agreed to pay Holding Company a termination fee of $19.29 million and to reimburse Holding Company's out-of-pocket expenses incurred in connection with the merger, up to $6.43 million (less any amount previously paid by Buffets for such expenses):

     - Holding Company terminates the merger agreement because the merger has not closed prior to December 31, 2000 or if any of the conditions to Holding Company's obligations have become impossible to fulfill and because such failure to close or the failure of the condition resulted from a material breach by Buffets; or

     - either company terminates the merger agreement because Buffets shareholders do not approve the merger agreement and the merger at the shareholders' meeting.

                              THE SPECIAL MEETING

GENERAL


     This proxy statement is being furnished to Buffets shareholders as part of the solicitation of proxies by Buffets' board of directors for use at a special meeting to be held on September 28, 2000, at 9:00 a.m., local time, at the company's headquarters, 1460 Buffet Way, Eagan, Minnesota 55121. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement between Buffets, Holding Company, and Merger Sub and the merger contemplated by the merger agreement.


RECORD DATE AND VOTING


     The holders of record of Buffets shares as of the close of business on the record date of August 25, 2000 are entitled to receive notice of, and to vote at, the special meeting. On that date, there were 41,614,549 shares of Buffets common stock outstanding held by 1,227 holders of record. The presence of holders of a majority of the outstanding shares of Buffets common stock on August 25, 2000, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. If a shareholder abstains from voting on the merger agreement, then the shares held by that shareholder will be deemed present at the meeting for purposes of determining a quorum. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on the merger, then the shares covered by such non-vote will be deemed present at the special meeting for purposes of determining a quorum.


REQUIRED VOTE


     You are entitled to cast one vote at the special meeting for each share of Buffets common stock you held on August 25, 2000. Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Buffets common stock. You may vote your shares by voting your proxy or by appearing at the special meeting and voting in person. Abstentions and broker "non-votes" will have the same effect as a vote against the merger agreement and the merger. All of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger agreement and the merger.


PROXIES; REVOCATION

     There are three ways to vote your proxy. Your telephone or Internet vote authorizes the proxies to vote your shares in the same manner as if you mark, sign and return your proxy card.


     Vote by phone -- toll free -- 1-800-PROXIES



     Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. You will be prompted to enter your control number, which appears on the enclosed proxy card. Follow the simple instructions the recorded voice provides you.



     Vote by Internet -- http://www.voteproxy.com



     Access the above Internet site to vote your proxy 24 hours a day, 7 days a week. You will be prompted to enter your control number, which appears on the enclosed proxy card, to create an electronic ballot.


     Vote by mail

     Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

     IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

     If you vote your shares of Buffets common stock by signing and returning a proxy card, your shares will be voted at the special meeting as you indicate on the card. If no instructions are indicated on your signed proxy card, your shares of Buffets common stock will be voted "FOR" the approval of the merger proposal.

     If your shares are held in "street name" by your broker, do not follow the above voting instructions. Rather, your broker will provide you with separate written instructions on voting your shares, and you should follow those instructions.

     You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting by submitting a written revocation to the Secretary of Buffets at 1460 Buffet Way, Eagan, Minnesota 55121, or by submitting a new proxy, in either case, dated after the date of the proxy that is being revoked, or by again following the procedures for voting by phone or the Internet at a later time. However, simply attending the special meeting will not revoke a proxy.

EXPENSES OF PROXY SOLICITATION

     All expenses incurred in connection with solicitation of the enclosed proxy will be paid by Buffets. Officers and employees of Buffets may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. Buffets also will request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Buffets has retained Georgeson Shareholder Communications Inc. to assist it in the solicitation of proxies, using the means referred to above, at an anticipated cost of $6,500, plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS

     Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Buffets common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any proxies received by Buffets will be voted in favor of an adjournment of the special meeting if the purpose of the adjournment is to provide additional time to solicit votes to approve the merger agreement, unless the shareholder has voted against the merger proposal. Thus, proxies voting against the merger will not be used to vote for adjournment of the special meeting for the purpose of providing additional time to solicit votes to approve the merger agreement and the merger. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Buffets shareholders who have already sent in their proxies to revoke them at any time prior to their use.

                               DISSENTERS' RIGHTS


     If the merger is completed, holders of Buffets common stock on August 25, 2000, who did not vote in favor of the merger agreement will have the right to dissent from the merger and to obtain payment for the "fair value" of their Buffets shares, plus interest, in accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. The term "fair value" means the value of the shares of common stock immediately before the effective time of the merger and the term "interest" means interest commencing five days after the effective time of the merger up to and including the date of payment at the rate provided by Minnesota law for interest on verdicts and judgments, currently 5% per year.


     Any Buffets shareholder contemplating the exercise of dissenters' rights is urged to review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, particularly with respect to the procedural steps required to perfect dissenters rights. Failure to comply with the statutory requirements will result in the loss of the shareholder's dissenters' rights. The following is a summary of the material provisions of the dissenters' rights statute but it is not a complete statement of the relevant provisions of Minnesota Law. This summary should be read in conjunction with the full text of Sections 302A.471 and 302A.473, which is attached to this proxy statement as Appendix C, and any amendments to such sections as may be adopted after the date of this proxy statement.

FILING WRITTEN OBJECTION


     Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A WRITTEN NOTICE OF INTENT TO DEMAND FAIR VALUE FOR SHARES MUST BE DELIVERED TO THE EXECUTIVE OFFICES OF BUFFETS BEFORE THE TAKING OF THE SHAREHOLDER VOTE TO APPROVE THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING ON SEPTEMBER 28, 2000. This written demand must be in addition to and separate from any proxy or vote against approval of the merger proposal. Voting against, abstaining from voting or failing to vote to approve the merger proposal does not constitute a demand for fair value of the shares within the meaning of the MBCA.


     The written demand should be delivered to the Corporate Secretary of Buffets at 1460 Buffet Way, Eagan, Minnesota 55121. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the "fair value," plus interest, of his or her shares.

NO VOTING IN FAVOR OF THE MERGER PROPOSAL

     Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for approval of the merger proposal. A shareholder's failure to vote against approval of the merger proposal will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the merger proposal or direction to abstain, the proxy will be voted for approval of the merger agreement and the merger, and the shareholder's dissenters' rights will be waived.

     A shareholder may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, the shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Buffets common stock who is not the record owner of those shares may assert dissenters' rights as to shares held on such person's behalf, provided that the beneficial owner submits a written consent of the record owner to Buffets at or before the time such rights are asserted.

NOTICE BY BUFFETS

     After approval of the merger agreement and the merger by the shareholders at the special meeting, Buffets will send a written notice to each shareholder who filed a written demand for dissenters' rights. The notice will contain:

     - the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment;

     -  the date by which they must be received;

     - any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     - a form to be used to certify the date on which such shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares, or an interest in them, and to demand payment; and

     - a copy of Sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under those sections.

REMITTANCE OF CERTIFICATES

     In order to receive the fair value for his or her shares under Section 302A.473, a dissenting shareholder must, within 30 days after the date Buffets gives the notice described in the preceding paragraph, demand payment and deposit his or her stock certificates, at the address specified in the notice. Under Minnesota law, notice by mail is given by Buffets when deposited in the U.S. mail. A dissenting shareholder will retain all rights as a shareholder until the effective time of the merger. After a valid demand for payment and the related stock certificates are timely received, or after the completion of the merger, whichever is later, Buffets will remit to each dissenting shareholder who has complied with the statutory requirements the amount that Buffets estimates to be the fair value of the dissenting shareholder's shares, with interest commencing five days after the effective time of the merger at a rate prescribed by statute, currently 5% per year. Buffets has no current intention of offering to pay more than $13.85 per share as its estimate of fair value of a dissenting shareholder's shares and reserves the right to offer less. Buffets will also send its closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time of the merger, together with

     -  the latest available interim financial statements,

     - an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate,

     - a brief description of the procedure to be followed if the dissenting shareholder decides to make a demand for a supplemental payment, and

     -  a copy of Sections 302A.471 and 302A.473 of the MBCA.

As described below, Buffets is not required at that time to send its estimated payment to any person who was not a shareholder, and who is not dissenting on behalf of a person who was the beneficial owner of shares of common stock, of Buffets on June 5, 2000. If, however, the merger is not completed or Buffets disputes a shareholder's right to dissent, Buffets will not send to the shareholder the fair value of such shareholder's share or the additional information listed above.

ACCEPTANCE OR SETTLEMENT OF DEMAND

     If the dissenting shareholder believes that the amount remitted by Buffets is less than the fair value of the holder's shares, plus interest, if any, the shareholder must give written notice to Buffets of such holder's own estimate of the fair value of the shares, plus interest, if any, within 30 days after the mailing date of the remittance and demand payment of the difference. The notice must be given at the executive offices of Buffets at the address set forth above. A shareholder who fails to give written notice within this time period is entitled only to the amount remitted by Buffets.

     Within 60 days after receipt of a demand for supplemental payment, Buffets must either (1) pay the shareholder the amount demanded or agreed to by the shareholder after discussion with Buffets, or (2) petition a county court in Minnesota for the determination of the fair value of the shares, plus interest, if any. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in Buffets. Buffets has no current intention of offering to pay more than $13.85 per share in respect of any dissenting shareholder's shares.

COURT DETERMINATION

     If, within the 60 days after the receipt of demand for supplemental payment, any one or more of the dissenting shareholders and Buffets do not agree on the fair value of the shares, then Buffets must file a petition with the court to obtain a judicial finding and determination of the fair value of the dissenting shareholder's shares of Buffets common stock. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with Buffets.

     The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by Buffets or a dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders of Buffets who properly exercised dissenters' rights and did not agree with Buffets as to the fair value of the shares and may be less than, equal to or more than the merger consideration. Dissenting shareholders are entitled to judgment in cash for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by Buffets. The shareholders shall not be liable to Buffets for any amounts paid by Buffets which exceed the fair value of the shares as determined by the court, plus interest.

     The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against Buffets, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. The court may assess fees and expenses of experts or attorneys against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding and also may award fees and expenses of experts or attorneys against Buffets if Buffets fails to comply substantially with Section 302A.473 of the MBCA.

     Buffets may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on June 5, 2000, the date on which the proposed merger was first announced to the public. Buffets will forward to any dissenting shareholder who was not a shareholder on June 5, 2000 but who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the merger agreement to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of June 5, 2000. Any shareholder who did not own shares on June 5, 2000 and who fails properly to demand payment will be entitled only to the amount offered by Buffets. Upon proper demand by any shareholder, rules and procedures applicable in connection with receipt by Buffets of the demand for supplemental payment given by a dissenting shareholder who owned shares on June 5, 2000 will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on June 5, 2000, except that any such shareholder is not entitled to receive any remittance from Buffets until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

     Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Furthermore, the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473 of the MBCA.

     Under Section 302A.471 of the MBCA a shareholder of Buffets has no right at law or equity to set aside the adoption of the merger agreement or the consummation of the merger, unless such shareholder can establish that adoption or consummation was fraudulent with respect to such shareholder or Buffets.

     Any holder who fails to comply fully with the statutory procedures summarized above within the time periods specified above will forfeit his or her rights of dissent and will receive the cash consideration payable in the merger for his or her shares, which may be more or less than or equal to the fair value of the shares determined under section 302A.473 of the MBCA.

                       COMMON STOCK PURCHASE INFORMATION

PURCHASES BY BUFFETS

     The table below sets forth information, by calendar quarters, regarding purchases by Buffets of its common stock since July 1, 1998, including the number of shares purchased, the range of prices paid and the average purchase price:

                                                             NO. OF                     AVERAGE
PERIOD                                                       SHARES      PRICE RANGE     PRICE
------                                                      ---------   -------------   -------
July 1, 1998 to September 30, 1998.......................     756,000   $12.88-$14.00   $13.81
October 1, 1998 to December 31, 1998.....................          --              --       --
January 1, 1999 to March 31, 1999........................   2,170,000   $ 9.73-$10.38   $10.12
April 1, 1999 to June 30, 1999...........................     620,000   $10.00-$10.25   $10.24
July 1, 1999 to September 30, 1999.......................     240,000   $11.38-$11.75   $11.65
September 30, 1999 to December 31, 1999..................     540,000   $ 9.94-$10.75   $10.27
January 1, 2000 to March 31, 2000........................          --              --       --
April 1, 2000 to June 30, 2000...........................          --              --       --
July 1, 2000 to present..................................          --              --       --

PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS OF BUFFETS

     The table below sets forth information regarding purchases by each of Buffets' directors and executive officers of our common stock since July 1, 1998 (or the date the individual became an affiliate of Buffets, if that date is later):

                                                                                               AVERAGE
                                        TYPE OF                          NO. OF   PRICE PER   PRICE PER
NAME                                   PURCHASE        PURCHASE DATE     SHARES     SHARE      QUARTER
----                                ---------------   ----------------   ------   ---------   ---------
Kerry A. Kramp....................  Open Market       February 26,        1,000    $10.25       $9.80
                                                      1999
Kerry A. Kramp....................  Open Market       March 8, 1999       1,500    $ 9.50       $9.80
David Goronkin....................  Open Market       March 10, 1999      1,000    $ 9.44       $9.44
Jean C. Rostollan.................  Option Exercise   December 7, 1999   13,500    $ 7.42       $7.42


PURCHASES BY MERGER SUB, HOLDING COMPANY, CAXTON-ISEMAN INVESTMENTS, GOLCONDA HOLDINGS AND MR. ISEMAN



     None.


RECENT TRANSACTIONS


     Except as set forth below, there have been no transactions in our common stock effected during the past 60 days by us, any of our directors or executive officers, Merger Sub, Holding Company, Caxton-Iseman Investments, Golconda Holdings or Mr. Iseman.



                                                        NO. OF     PRICE PER      HOW TRANSACTION
NAME                                       DATE         SHARES       SHARE         WAS EFFECTED
----                                  ---------------   ------   --------------   ---------------
Roe H. Hatlen......................     June 30, 2000   72,440   Not Applicable   Gift of Shares
Alan S. McDowell...................   August 16, 2000    7,550   Not Applicable   Gift of Shares
Alan S. McDowell...................   August 22, 2000    7,640   Not Applicable   Gift of Shares

                         CERTAIN FINANCIAL PROJECTIONS

     We do not as a matter of course make public forecasts as to future revenues, earnings or other financial information. We did, however, prepare certain projections which we provided to Caxton-Iseman and to U.S. Bancorp Piper Jaffray, in connection with its analysis of Caxton-Iseman's proposal and Caxton-Iseman's evaluation of Buffets' financial position at that time. The projections set forth below are included in this proxy statement solely because such information was provided to Caxton-Iseman. See "Special
Factors -- Background of the Merger" and "Special Factors -- Opinion of Financial Adviser."

     The projections set forth below were not prepared by us with a view to public disclosure or complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Buffets' management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments and present, to the best of management's knowledge and belief, the expected course of action and the expected future performance of Buffets. However, this information is not fact and should not be relied upon as necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projections.

     Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections set forth below, nor have they expressed any opinion or given any other form of assurance on such information or its achievability. Our independent auditors assume no responsibility for, and disclaim any association with, the projections.


     The assumptions and estimates underlying the projections are inherently uncertain and, though considered reasonable by Buffets' management as of the date of this proxy statement, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections, including, among others, the following: industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Furthermore, these projections did not take into account any debt burden on Buffets, including interest and amortization payments, that would have been placed on Buffets in a leveraged buyout and which consequently might adversely impact assumptions about future growth of Buffets. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Buffets or that actual results will not differ materially from those in the projections set forth below. See "Cautionary Statement Concerning Forward-Looking Information" on page 62 of this proxy statement.


     The inclusion of the projections in this proxy statement should not be regarded as a representation by any person that the results contained in the projections will be achieved.

     The following table summarizes the projections that were provided:

                                                                FISCAL YEARS
                                       --------------------------------------------------------------
ITEM                                      2000         2001         2002         2003         2004
----                                   ----------   ----------   ----------   ----------   ----------
                                                               (IN THOUSANDS)
Restaurant sales.....................  $1,025,016   $1,098,567   $1,190,944   $1,287,100   $1,391,195
Operating income.....................      81,656       97,707      110,827      127,212      144,853
Net income...........................      50,822       62,484       72,004       85,099       97,702

     In preparing the financial projections, we employed the following key assumptions:

PROJECTED STORE OPENINGS

     The following table illustrates projected new unit openings (net of actual/anticipated store closings) during each year through 2004 and the anticipated total units as of the end of each year included in the projection period.

                                                           FISCAL YEAR
                        ----------------------------------------------------------------------------------
                             2000             2001             2002             2003             2004
                        --------------   --------------   --------------   --------------   --------------
    Net New Units             13               19               19               19               24
        Ending               416              435              454              473              497

NET SALES

     Net sales are projected to grow at a compound annual rate of approximately 8.0% between 1999 and 2004, or to $1,391 million in 2004 from $937 million in 1999. Sales growth is driven by a projected new unit sales growth rate of approximately 5.5% and projected same store sales growth of approximately 2.5%. Sales growth associated with new units is comprised of projected annual growth in the number of units of approximately 4.5% and an improvement of approximately 1.0% in overall average weekly sales associated with new units. New units are expected to generate 25-30% more sales than our existing system average throughout the projection period. This 25%-30% sales volume improvement translates into an incremental improvement of approximately 1.0% in system-wide revenues.

     With respect to same store sales trends, projected sales growth is attributable to annual guest check average improvements of 2.5%, with guest count increases in existing units forecasted at 0% over the projection period.

EXPENSES

     Expense projections were primarily based on current expense patterns at the store level. Food costs are projected to remain stable through 2004, driven by modest food inflation and Buffets' food substitution capabilities. Labor costs are projected to decline by approximately 0.7 percentage points from approximately 31.0% of sales in 1999 through 2004, as ongoing labor-saving initiatives more than offset underlying wage pressures. Direct and occupancy costs are expected to decline by 1.2 percentage points over the course of the projection period. Projected occupancy costs are projected to improve due to lower rental costs on freestanding buildings and better fixed charge coverage through higher sales volumes on new and existing units. While over 70% of the Buffets' units are in-line currently, most new units are expected to be freestanding.

     General and administrative costs are projected to decline by approximately 1.0% on a generally ratable annual basis through 2004 as the existing administrative base is better leveraged over additional units and various cost control initiatives are implemented.

OPERATING INCOME

     Operating income (excluding charges for impairments in 1999 of $1.9 million and in 2000 of $1.1 million to be consistent with years 2001 to 2004 where no impairment charge has been projected) is projected to increase from approximately 7.2% of sales in 1999 to approximately 10.4% of sales in 2004. Operating income growth of 16.5% from 1999 to 2004 is driven by sales growth, enhanced unit level economics and reduced general and administrative charges as a percentage of sales (expected to decline from approximately 5.0% of sales in 1999 to approximately 4.0% of sales in 2004).

TAXES

     The projected combined effective federal and state tax rate is 38% for years 2000 through 2004, which compares to historical levels of 38.25% in 1998 and 36.88% in 1999.

INTEREST

     Investment yields are assumed to remain at levels experienced in 1999 throughout the projection period. Excess cash generated from operations and not required for our planned capital program is assumed to be invested on a basis consistent with past practice.


     The projections set forth above should be read together with the "Selected Historical Financial Data" included in this proxy statement and our historical financial statements and other financial information and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" as set forth in Buffets' Annual Report on Form 10-K for the fiscal year ended December 29, 1999 and Buffets' Quarterly Report on Form 10-Q for the twenty-eight-week period ended July 12, 2000, each of which is incorporated by reference into this proxy statement.

                             PRINCIPAL SHAREHOLDERS
                  AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS


     The following table sets forth, as of August 25, 2000, the beneficial ownership of our common stock by all of our directors and executive officers and all shareholders beneficially owning in excess of five percent of our outstanding shares. Unless otherwise indicated, the mailing address for each person listed in the table is 1460 Buffet Way, Eagan, Minnesota 55121.



                                                              NUMBER OF SHARES
                                                             OWNED BENEFICIALLY      PERCENTAGE
                                                              AS OF AUGUST 25,        OF SHARES
NAME                                                              2000(1)            OUTSTANDING
----                                                         ------------------      -----------
Roe H. Hatlen...............................................     1,949,273(2)            4.6%
C. Dennis Scott.............................................       666,770(3)            1.6
Neal L. Wichard.............................................       515,180(4)            1.2
Kerry A. Kramp..............................................       421,496(5)            1.0
David Goronkin..............................................       148,819(6)              *
Jean C. Rostollan...........................................       130,338(7)              *
Glenn D. Drasher............................................        85,175(8)              *
Clark C. Grant..............................................        82,066(9)              *
K. Michael Shrader..........................................        73,734(10)             *
H. Thomas Mitchell..........................................        72,800(11)             *
R. Michael Andrews, Jr......................................        25,000(12)             *
Walter R. Barry, Jr.........................................        50,124(13)             *
Marvin W. Goldstein.........................................        20,000(14)             *
Alan S. McDowell............................................       254,630(15)             *
Michael T. Sweeney..........................................        10,500(16)             *
Massachusetts Financial Services Company....................     4,223,968(17)          10.2
  500 Bolyston Street
  Boston, Massachusetts 02116
Capital Group International, Inc............................     2,681,000(18)           6.4
  11100 Santa Monica Boulevard
  Los Angeles, California 90025
Capital Guardian Trust Company(18)
  333 South Hope Street
  Los Angeles, California 90071
*All directors and executive officers as a group (15
  persons)..................................................     4,488,455(19)          10.2


---------------

* Less than one percent.

 (1) As discussed elsewhere in this proxy statement, all options to purchase Buffets common stock will become fully exercisable before the completion of the merger. Accordingly, the table includes all such stock options when calculating beneficial ownership.

 (2) Includes 130,288 shares owned of record by certain members of Mr. Hatlen's family and 93,744 shares owned of record by Mr. Hatlen's wife as trustee for their children, as to all of which Mr. Hatlen disclaims beneficial ownership, 44,323 shares owned of record by the Hatlen Foundation (of which Mr. Hatlen is an officer), 150,000 shares owned of record by Eventyr Investments Limited Partnership (of which Mr. Hatlen is the sole general partner and a limited partner) and 805,000 shares subject to stock options.

 (3) Includes 420,400 shares subject to stock options.

 (4) Includes 143,250 shares subject to stock options.

 (5) Includes 157 shares owned of record by Mr. Kramp as custodian for his nephew and nieces, and 389,500 shares subject to stock options.

 (6) Includes 145,000 shares subject to stock options.

 (7) Includes 117,500 shares subject to stock options.

 (8) Includes 85,000 shares subject to stock options.

 (9) Includes 76,750 shares subject to stock options.

(10) Includes 73,400 shares subject to stock options.

(11) Includes 72,500 shares subject to stock options.

(12) Includes 25,000 shares subject to stock options.

(13) Includes 10,000 shares subject to stock options.

(14) Includes 10,000 shares subject to stock options.


(15) Includes 19,680 shares owned of record by Mr. McDowell's daughter and son and 14,140 shares owned of record by the McDowell Foundation (of which Mr. McDowell is an officer), as to all of which Mr. McDowell disclaims beneficial ownership.


(16) Includes 500 shares owned of record by the Sweeney Family Educational Trust, with respect to which Mr. Sweeney disclaims beneficial ownership, and 10,000 shares subject to stock options.

(17) Massachusetts Financial Services Company has sole power to vote 3,793,997 of such shares and sole power to dispose of all of such shares. The information has been derived from the Form 13F dated August 8, 2000 filed by Massachusetts Financial Services Company with the SEC and is stated as of June 30, 2000.

(18) Capital Group International, Inc. is the parent holding company of a group of investment management companies that, in the aggregate, have the sole power to vote 2,237,200 of their reported shares and sole power to dispose of all of their reported shares. Capital Group International, Inc. does not itself exercise investment or voting power over any of these shares but may be deemed to beneficially own these shares by virtue of Rule 13d-3 under the Securities Exchange Act of 1934. These shares include shares over which Capital Guardian Trust Company exercises voting and/or dispositive power. Capital Group International, Inc. and Capital Guardian Trust Company disclaim beneficial ownership with respect to all of their respective shares. The information relating to the beneficial ownership of Capital Group International, Inc. and Capital Guardian Trust Company has been derived from the Form 13F dated August 15, 2000 filed by Capital Guardian Trust Company with the SEC and is stated as of June 30, 2000.

(19) Includes an aggregate of 2,358,300 shares subject to stock options held by all directors and executive officers as a group.

                  EXECUTIVE OFFICERS AND DIRECTORS OF BUFFETS

                                       PRINCIPAL OCCUPATION AND BUSINESS
NAME                                   EXPERIENCE FOR LAST FIVE YEARS
----                                   ---------------------------------
R. Michael Andrews, Jr...............  Chief Financial Officer of Buffets (1), beginning April
                                       2000; Chief Financial Officer of Eerie World Entertainment
                                       (2), an operator of theme-oriented restaurants, December
                                       1999 to April 2000; Chief Financial Officer of Don Pablo's
                                       Restaurants (3), an operator of Mexican-style restaurants,
                                       June 1998 to December 1999; Senior Manager, KPMG Peat
                                       Marwick LLP (4), a public accounting firm, 1995 to 1998.
Glenn D. Drasher.....................  Executive Vice President of Marketing of Buffets since
                                       January 1997; Executive Vice President of Country Kitchen
                                       International, an operator of family dining restaurants (5),
                                       June 1996 to January 1997; Vice President of Marketing of
                                       Country Hospitality Worldwide (5), an operator of
                                       restaurants and hotels, September 1993 to June 1996.
David Goronkin.......................  Chief Operating Officer of Buffets since August 2000;
                                       Executive Vice President of Operations of Buffets since
                                       September 1996; Vice President of Operations of HomeTown
                                       Buffet (6), an operator of buffet-style restaurants, from,
                                       May 1996 until its acquisition by Buffets in September 1996;
                                       Director of Operations of HomeTown Buffet, November 1994 to
                                       May 1996.
Clark C. Grant.......................  Senior Vice President of Finance of Buffets since March
                                       1998; Treasurer of Buffets since May 1986; Executive Vice
                                       President of Finance and Administration of Buffets, December
                                       1994 to March 1998.
Roe H. Hatlen........................  Co-Founder of Buffets; Chairman of Buffets since December
                                       1983; Chief Executive Officer of Buffets from December 1983 to June 30, 2000.
Kerry A. Kramp.......................  Chief Executive Officer of Buffets beginning June 30, 2000;
                                       President of Buffets since September 1996, Chief Operating
                                       Officer from August 1998 to June 2000 and Director since
                                       February 2000. President of HomeTown Buffet, from December
                                       1995 to September 1996 and its Chief Operating Officer from
                                       May 1995 to September 1996; Vice President of Operations of
                                       HomeTown Buffet from February 1992 to December 1995.
H. Thomas Mitchell...................  Executive Vice President of Buffets since March 1998; Chief
                                       Administrative Officer of Buffets from March 1998 to April
                                       2000; General Counsel and Secretary of Buffets since June
                                       1995; Vice President of Buffets from June 1995 to March
                                       1998; Corporate Counsel of Buffets from June 1994 to June
                                       1995.
Jean C. Rostollan....................  Executive Vice President of Purchasing of Buffets since
                                       September 1996; Assistant Secretary of Buffets since
                                       February 1992; Executive Vice President of Development and
                                       Purchasing of Buffets, December 1994 to September 1996.
C. Dennis Scott......................  Co-Founder and Vice Chairman of Buffets since September
                                       1996; Chief Operating Officer of Buffets from September 1996 to August 1998; Co-Founder of HomeTown Buffet; Director and
                                       Chief Executive Officer of HomeTown Buffet or its
                                       predecessor companies since 1989.
K. Michael Shrader...................  Executive Vice President of Human Resources and Training of
                                       Buffets since March 1997; Vice President of Human Resources of Buffets, September 1996 to March 1997; Vice President of
                                       Human Resources of HomeTown Buffet, January 1996 to
                                       September 1996; Director of Human Resources of HomeTown
                                       Buffet, August 1995 to January 1996.
Neal L. Wichard......................  Senior Vice President of Real Estate of Buffets sine
                                       September 1996; Co-Founder of HomeTown Buffet; Vice Chairman
                                       of HomeTown Buffet, October 1995 to September 1996;
                                       Secretary and Director of HomeTown Buffet, July 1990 to
                                       September 1996; Executive Vice President of HomeTown Buffet,
                                       July 1990 to October 1995.

                                       PRINCIPAL OCCUPATION AND BUSINESS
NAME                                   EXPERIENCE FOR LAST FIVE YEARS
----                                   ---------------------------------
Walter R. Barry, Jr..................  Director of Buffets since 1998; Private investor since 1985;
                                       Executive Vice President of General Mills Inc. from June
                                       1979 to December 1986; Director of Interactive Technologies
                                       Inc.
Marvin W. Goldstein..................  Director of Buffets since 1997; private investor since 1997;
                                       Executive Vice President and Chief Operating Officer of
                                       Regis Corporation (7), an operator and franchisor of hair
                                       and retail product salons, from April 1997 to August 1997;
                                       Chairman, Chief Executive Officer and President of Pet Food
                                       Warehouse, Inc. (8), a retailer of pet supplies until its
                                       merger with Petco Animal Supplies, Inc. in December 1996,
                                       from July 1995 to December 1996; President and Chief
                                       Operating Officer of the Department Store Division of Target
                                       Corporation (f/k/a Dayton Hudson Corporation), a national
                                       general merchandising company, from 1992 to September 1994;
                                       Director of Greenspring Company, Wilson's The Leather
                                       Experts, Appliance Recycling Centers of America, Inc. and
                                       Paper Warehouse, Inc.
Alan S. McDowell.....................  Director of Buffets since 1984; private investor since 1983.
Michael T. Sweeney...................  Director of Buffets since February 1998; Managing Director,
                                       Golden Hawn Johnson & Morrison Incorporated (9), a
                                       private-equity investment firm, since July 2000; President of Starbucks Coffee Company (U.K.) Ltd. (10), a provider of retail coffee products, from September 1998 to March 2000;
                                       Chief Executive Officer of the Minnesota Pizza Company,
                                       L.L.C. (11), a franchisee of Papa John's pizzerias, from
                                       December 1995 to September 1998; President and CEO of
                                       Blockbuster Mid-America, an operator of video rental and
                                       retail stores, from September 1991 to July 1995.

---------------

 (1) The principal business address for Buffets' executive officers and directors during their employment by Buffets is 1460 Buffet Way, Eagan, Minnesota 55121; prior to March 2000, Buffets' principal business address was 10260 Viking Drive, Eden Prairie, Minnesota 55344.

 (2) Suite 160, 6505 Commerce Drive, Irving, Texas 75063.

 (3) 150 Hancock Street, Madison, Georgia 30650.

 (4) 303 Peachtree Street, Atlanta, Georgia 30308.

 (5) Carlson Parkway, P.O. Box 59159, Minneapolis, Minnesota 55459.

 (6) The principal business address for those executive officers and directors of Buffets that were employed by HomeTown Buffet before Buffets acquired that company was 9171 Towne Centre Drive, Suite 575, San Diego, California 92122.

 (7) 7201 Metro Boulevard, Edina, Minnesota 55439.

 (8) Suite 701, Interchange Tower, 600 South Highway 169, St. Louis Park, Minnesota 55426.

 (9) 5250 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

(10) 11 Heathmans Road, London, England, SW6 4TJ, Great Britain.

(11) 5151 Edina Industrial Boulevard, Suite 650, Edina, Minnesota 55439.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on our current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning our possible or assumed future results of operations and also include those preceded or followed by the words "anticipates," "believes," "estimates," "expects," "should," "could," "targets" and "may" or similar expressions.

     The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by such forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, including those discussed in "Special
Factors -- Background of the Merger," other factors that could cause actual results to differ materially include changes in the cost of food and labor, weather conditions, health and regulatory developments and general economic conditions. In addition, the ability of Buffets to open new restaurants depends on a number of factors, including its ability to find suitable locations and negotiate acceptable leases and land purchases, its ability to attract and retain qualified restaurant managers and the availability of capital. These and other factors are discussed in the documents that we incorporate by reference into this proxy statement.

     Except to the extent required under the federal securities laws, Buffets does not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     Buffets files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Buffets files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Buffets' public filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov.

     The SEC allows Buffets to "incorporate by reference" into this document the information in documents Buffets files with the SEC, which means that Buffets can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that Buffets has previously filed with the SEC. See "Incorporation Of Certain Documents By Reference." These documents contain important business information about Buffets and its financial condition.

     Buffets may have sent to you some of the documents incorporated by reference, but you can obtain any of them through Buffets or the SEC or the SEC's Internet site described above. Documents incorporated by reference are available from Buffets without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders may obtain documents incorporated by reference in this document upon written or oral request to the following address or telephone number:

                                 BUFFETS, INC.
                                1460 BUFFET WAY
                             EAGAN, MINNESOTA 55121
                                 (651) 994-8608
                         Attention: Corporate Secretary

     Buffets will send any document so requested to the requesting shareholder by first-class mail or other equally prompt means within one day of receiving the request.

     If you would like to request documents from Buffets, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.

     You should rely only on the information contained or incorporated by reference in this document to vote your Buffets shares at the special meeting. Buffets has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated
          , 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Buffets hereby incorporates the following documents previously filed with the SEC (SEC File No. 0-14370) into this proxy statement:

     (1) Buffets' Annual Report on Form 10-K for the fiscal year ended December 29, 1999, including information incorporated by reference into that report from Buffet's 1999 Annual Report to Shareholders and portions of Buffet's definitive proxy statement for its 2000 Annual Meeting of Shareholders;


     (2) Buffets' Quarterly Report on Form 10-Q for the period ended April 19, 2000;



     (3) Buffets' Quarterly Report on Form 10-Q for the period ended July 12, 2000; and



     (4)  Buffets' Current Report on Form 8-K filed June 6, 2000.


     Buffets also incorporates by reference in this proxy statement all additional documents that it may file with the SEC between the date of this proxy statement and the date of the special meeting. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any statements contained in a document incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement, or in any other subsequently filed document which also is incorporated by reference in this proxy statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to be a part of this proxy statement except as so modified or superseded.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Buffets as of December 30, 1998 and December 29, 1999 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years (52 weeks) in the period ended December 29, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report incorporated herein by reference.

                             SHAREHOLDER PROPOSALS

     If the merger proposal is approved, you will no longer own shares of Buffets, and Buffets will not solicit proxies for an annual meeting in 2001. If the merger proposal is not approved, Buffets will hold an annual meeting in May 2001. If you want to have a shareholder proposal considered for inclusion in the proxy statement for that meeting, you must submit the proposal in writing to Buffets at its principal executive officers no later than December 1, 2000. If notice of any other shareholder proposal intended to be presented at that meeting is not received by Buffets on or before February 14, 2001, then the proxy solicited by the Buffets' board of directors for use in connection with that meeting may confer authority on the proxies named in the proxy to vote in their discretion on the proposal without any discussion in the proxy statement of either the proposal or how the proxies intend to exercise their voting discretion. Buffets suggests that all such proposals be sent by certified mail, return receipt requested.

                                                                      APPENDIX A
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                 BUFFETS, INC.,

                            BIG BOY HOLDINGS, INC.,

                                      AND

                           BIG BOY MERGER CORPORATION

                            DATED AS OF JUNE 4, 2000

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
ARTICLE I THE MERGER..................................................  A-4
    1.01  MERGER......................................................  A-4
    1.02  EFFECTIVE TIME OF THE MERGER................................  A-4
          ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING
    1.03  CORPORATION.................................................  A-4
          BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING
    1.04  CORPORATION.................................................  A-4
    1.05  CONVERSION OF SHARES........................................  A-5
    1.06  DISSENTERS' RIGHTS..........................................  A-5
    1.07  STOCK OPTIONS...............................................  A-6
    1.08  PAYMENT FOR SHARES..........................................  A-6
    1.09  NO FURTHER RIGHTS OR TRANSFERS..............................  A-7
    1.10  TENDER OFFER................................................  A-7

ARTICLE II CLOSING....................................................  A-7
    2.01  GENERALLY...................................................  A-7
    2.02  DELIVERIES AT THE CLOSING...................................  A-7

ARTICLE III REPRESENTATIONS AND WARRANTIES............................  A-8
    3.01  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  A-8
          REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER
    3.02  SUBSIDIARY..................................................  A-19

ARTICLE IV CONDUCT AND TRANSACTIONS BEFORE THE EFFECTIVE TIME.........  A-20
    4.01  OPERATION OF BUSINESS OF THE COMPANY UNTIL EFFECTIVE TIME...  A-20
    4.02  SHAREHOLDERS' MEETING; PROXY MATERIAL.......................  A-22
    4.03  NO SHOPPING.................................................  A-22
    4.04  ACCESS TO INFORMATION.......................................  A-23
    4.05  AMENDMENT OF THE COMPANY'S EMPLOYEE PLANS...................  A-23
    4.06  HSR ACT.....................................................  A-23
    4.07  CERTAIN RESIGNATIONS........................................  A-23
    4.08  CONFIDENTIALITY AGREEMENT...................................  A-23
    4.09  OPTIONS.....................................................  A-23
    4.10  AMENDMENT TO RIGHTS AGREEMENT...............................  A-23

ARTICLE V CONDITIONS PRECEDENT........................................  A-24
          CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYER
    5.01  SUBSIDIARY..................................................  A-24
    5.02  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY................  A-25

ARTICLE VI CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME..........  A-26
    6.01  EMPLOYEE MATTERS............................................  A-26
    6.02  INDEMNIFICATION.............................................  A-26
    6.03  DIRECTORS AND OFFICERS LIABILITY INSURANCE..................  A-26

ARTICLE VII TERMINATION AND ABANDONMENT...............................  A-27
    7.01  GENERALLY...................................................  A-27
    7.02  PROCEDURE AND EFFECT OF TERMINATION AND ABANDONMENT.........  A-28

                                                                        Page
                                                                        ----
ARTICLE VIII MISCELLANEOUS PROVISIONS.................................  A-28
          TERMINATION OF REPRESENTATIONS AND WARRANTIES OF THE
    8.01  COMPANY.....................................................  A-28
    8.02  AMENDMENT AND MODIFICATION..................................  A-28
    8.03  WAIVER OF COMPLIANCE; CONSENTS..............................  A-28
    8.04  EXPENSES AND TERMINATION FEE................................  A-28
    8.05  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.....................  A-30
    8.06  ADDITIONAL AGREEMENTS.......................................  A-30
    8.07  NOTICES.....................................................  A-30
    8.08  ASSIGNMENT..................................................  A-31
    8.09  INTERPRETATION..............................................  A-31
    8.10  GOVERNING LAW...............................................  A-31
    8.11  COUNTERPARTS................................................  A-31
    8.12  HEADINGS; INTERNAL REFERENCES...............................  A-31
    8.13  ENTIRE AGREEMENT............................................  A-31
    8.14  SEVERABILITY................................................  A-31
    8.15  DISCLOSURE LETTER...........................................  A-31

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is dated as of June 4, 2000, among Buffets, Inc., a Minnesota corporation (the "Company"), Big Boy Holdings, Inc., a Delaware corporation ("Buyer"), and Big Boy Merger Corporation, a Minnesota corporation and a wholly owned subsidiary of Buyer ("Buyer Subsidiary" and, together with the Company, sometimes referred to as the "Constituent Corporations").

                                    RECITALS

     Buyer desires to acquire the Company by effecting a merger (the "Merger") of Buyer Subsidiary with and into the Company under the terms hereof, whereby the shareholders of the Company will receive cash for their shares of capital stock of the Company.

     The Board of Directors of each of the Constituent Corporations deems the Merger desirable and in the best interests of the shareholders of the Constituent Corporation.

                                   AGREEMENT

     Now, therefore, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 MERGER. At the Effective Time (as defined in Section 1.02), and in accordance with the terms of this Agreement and the Minnesota Business Corporation Act (the "Minnesota Act"), Buyer Subsidiary shall be merged with and into the Company, the separate corporate existence of Buyer Subsidiary shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation"). At the Effective Time, the Merger shall have the other effects provided in the applicable provisions of the Minnesota Act.

     1.02 EFFECTIVE TIME OF THE MERGER. Subject to, and promptly following (but not more than one business day (unless the Company and Buyer shall otherwise mutually agree)), the receipt of the vote of the shareholders of the Company approving this Agreement and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in Article V of this Agreement, the Company and Buyer Subsidiary shall execute in the manner required by the Minnesota Act and deliver for filing to the Secretary of State of the State of Minnesota articles of merger with respect to the Merger ("Articles of Merger"). The Merger shall become effective upon the filing of the Articles of Merger with the Minnesota Secretary of State in accordance with Section 302A.615 of the Minnesota Act. The term "Effective Time" means the date and time when the Merger becomes effective.

     1.03  ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING
CORPORATION. The Articles of Incorporation of Buyer Subsidiary in effect immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until amended in accordance with the laws of the State of Minnesota and such Articles of Incorporation. The By-Laws of Buyer Subsidiary in effect immediately before the Effective Time shall be the By-Laws of the Surviving Corporation, until further amended in accordance with the laws of the State of Minnesota, the Articles of Incorporation of the Surviving Corporation, and such By-Laws.

     1.04 BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Buyer Subsidiary immediately before the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Articles of Incorporation and By-Laws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Articles of Incorporation or By-Laws of the Surviving Corporation. The officers of the Company immediately before the Effective Time shall be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the By-Laws of the Surviving Corporation.

     1.05 CONVERSION OF SHARES. The manner and basis of converting the shares of stock of each of the Constituent Corporations shall be as follows:

          (a) At the Effective Time, each share of Common Stock of the Company, par value $.01 per share ("Company Common Stock"), issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares (as defined below) and (ii) shares of Company Common Stock held of record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company immediately before the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive $13.85 in cash (the "Merger Consideration"), without interest.

          (b) At the Effective Time, each share of Common Stock of Buyer Subsidiary, par value $.01 per share, issued and outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one fully paid and nonassessable share of Common Stock of the Surviving Corporation ("Surviving Corporation Common Stock"), which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing shares of Common Stock of Buyer Subsidiary shall be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Stock.

          (c) At the Effective Time, each share of Company Common Stock held of record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and cease to exist, and no payment shall be made with respect thereto.

     1.06  DISSENTERS' RIGHTS.

          (a) Notwithstanding Section 1.05 hereof, shares of Company Common Stock issued and outstanding immediately before the Effective Time, if any, that are held of record or beneficially owned by a person who has properly exercised and preserved and perfected dissenters' rights with respect to such shares under Sections 302A.471 and 302A.473 of the Minnesota Act and has not withdrawn or lost such rights ("Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration for such shares, but instead shall be treated in accordance with Sections 302A.471 and 302A.473 of the Minnesota Act unless and until such person effectively withdraws or loses such person's right to payment under Section 302A.473 of the Minnesota Act (through failure to preserve or protect such right or otherwise). If, after the Effective Time, any such person shall effectively withdraw or lose such right, then each such Dissenting Share held of record or beneficially owned by such person will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Merger Consideration, without interest.

          (b) Each person holding of record or beneficially owning Dissenting Shares who becomes entitled, under the provisions of Sections 302A.471 and 302A.473 of the Minnesota Act, to payment of the fair value of such Dissenting Shares shall receive payment therefor (plus interest determined in accordance with Section 302A.473 of the Minnesota Act) from the Surviving Corporation.

          (c) The Company shall give Buyer prompt written notice upon receipt by the Company at any time before the Effective Time of any notice of intent to demand the fair value of any shares of Company Common Stock under
     Section 302A.473 of the Minnesota Act and any withdrawal of any such notice. The Company will not, except with the prior written consent of Buyer, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time.

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     1.07  STOCK OPTIONS.  Immediately before the Effective Time, each holder of a then-outstanding option (collectively, the "Options" and individually, an "Option") to purchase shares of Company Common Stock granted under any employee stock option or compensation plan of, or other arrangement with, the Company shall be entitled (whether or not such Option is then exercisable) to receive in cancellation of such Option a cash payment from the Company in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per-share exercise price of such Option, multiplied by the number of shares of Company Common Stock then subject to such Option (the "Option Settlement Amount"), without interest, but subject to all required tax withholdings by the Company. The Company shall take all steps necessary including giving such notices and entering into such instruments consistent with the foregoing to give effect to this Section 1.07.

     1.08  PAYMENT FOR SHARES.

          (a) Immediately before the Effective Time, Buyer or Buyer Subsidiary shall deposit or cause to be deposited in immediately available funds with American Stock Transfer Company or any other disbursing agent having capital, surplus and undivided profits exceeding $500 million that is selected by Buyer and reasonably satisfactory to the Company (the "Disbursing Agent"), cash in an amount equal to the product (rounded up or down to the nearest $.01) of (i) the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time (other than (i) Dissenting Shares and (ii) shares then held of record by Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company) times (ii) the Merger Consideration (such amount being referred to as the "Fund").

          (b) At or before the Effective Time, Buyer shall deliver irrevocable written instructions to the Disbursing Agent in form and substance reasonably satisfactory to the Company to make, out of the Fund, the payments referred to in Section 1.05(a) in accordance with Section 1.08(c). The Fund shall not be used for any other purpose, except as provided in this Agreement.

          Any amount remaining in the Fund including, without limitation, all interest and other income received by the Disbursing Agent in respect of amounts in the Fund six months after the Closing Date (as defined below) may be refunded to the Surviving Corporation, at its option; provided, however, that the Surviving Corporation shall continue to be liable for any payments required to be made thereafter under Section 1.05(a) hereof. If any Merger Consideration shall not have been disbursed prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or Option Settlement Amount payable to the former holder of Company Common Stock or Option would otherwise escheat to or become the property of any governmental authority), any such Merger Consideration or Option Settlement Amount shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (c) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each holder of record (other than Buyer or Buyer Subsidiary or any other direct or indirect wholly owned subsidiary of Buyer or the Company) of a certificate or certificates that, immediately before the Effective Time, represented issued and outstanding shares of Company Common Stock (other than Dissenting Shares) a letter of transmittal for return to the Disbursing Agent, and instructions for use in effecting the surrender of such certificate or certificates and the receipt of cash for each of such holder's shares of Company Common Stock under Section 1.05(a). The Disbursing Agent, as soon as practicable following receipt of any such certificate or certificates together with a duly executed letter of transmittal and any other items specified in the letter of transmittal, shall pay by cashier's check of the Disbursing Agent to the persons entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the amount (rounded up or down to the nearest $.01) determined by multiplying the number of shares of Company Common Stock represented by the certificate or certificates so surrendered by the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of any such certificate or certificates. If payment is to be made to a person other than the person in whose name the certificate surrendered is registered, it shall be a condition of payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

          (d) If any such certificate or certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and customary indemnification against loss by the person claiming such certificate or certificates to have been lost, stolen or destroyed, the Disbursing Agent will pay in exchange for such lost, stolen or destroyed certificate to the persons entitled thereto (subject to any required withholding of taxes by the Surviving Corporation) the applicable Merger Consideration in respect thereof calculated pursuant to Section 1.08(c) upon receipt by the Disbursing Agent of such affidavit and indemnification against loss.

     1.09 NO FURTHER RIGHTS OR TRANSFERS. At the Effective Time, all shares of Company Common Stock issued and outstanding immediately before the Effective Time shall be canceled and cease to exist, and each holder of a certificate or certificates that represented shares of Company Common Stock issued and outstanding immediately before the Effective Time shall cease to have any rights as a shareholder of the Company with respect to the shares of Company Common Stock represented by such certificate or certificates, except for the right to surrender such certificate or certificates in exchange for the payment provided under Section 1.05(a) or to preserve and perfect such holder's right to receive payment for such holder's shares under Section 302A.473 of the Minnesota Act and
Section 1.06 hereof if such holder has validly exercised and not withdrawn or lost such right, and no transfer of shares of Company Common Stock issued and outstanding immediately before the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     1.10 TENDER OFFER. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to commence a cash tender offer to purchase all the outstanding shares of Common Stock (with at least a majority of the fully-diluted shares of Common Stock as a minimum condition, which cannot be waived without the written consent of the Company) at a price equal to or in excess of what would have been the Merger Consideration. The only conditions to acceptance of the shares shall be such conditions as are set forth in Section
5.01 and the minimum condition, unless the Company in its sole discretion shall agree to other conditions. Notwithstanding Buyer's exercise of its right to commence such an offer, this Agreement shall remain in full force and effect. Any shares of Common Stock not purchased in such offer shall, as promptly as possible, be acquired on the terms set forth in this Agreement, provided that if Buyer acquires, directly or indirectly, at least 90% of the outstanding shares pursuant to the offer, Buyer will take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 302A.621 of the Minnesota Act without a meeting of the shareholders as soon as practicable after the purchase of the shares pursuant to such offer.

                                   ARTICLE II

                                    CLOSING

     2.01 GENERALLY. Subject to Articles V and VII, the closing (the "Closing") of the Merger shall occur not later than the business day next following the special meeting of shareholders of the Company to be called under
Section 4.02, or at such other time as the Company and Buyer may mutually agree (the "Closing Date"). The Closing shall be held at the offices of Paul, Weiss, Rifkind, Wharton & Garrison in New York, New York, or at such other place as the Company and Buyer may mutually agree.

     2.02  DELIVERIES AT THE CLOSING.  Subject to Articles V and VII, at the
Closing:

          (a) there shall be delivered to Buyer, Buyer Subsidiary and the Company the certificates and other documents and instruments the delivery of which is contemplated under Article V;

          (b) the Company and Buyer Subsidiary shall cause the Articles of Merger to be filed as provided in Section 1.02 and shall take all other lawful actions and do all other lawful things necessary to cause the Merger to become effective; and

          (c) subject to the right of the Surviving Corporation to receive a refund of amounts remaining in the Fund six months after the Closing Date under Section 1.08(b), Buyer or Buyer Subsidiary shall irrevocably deposit with the Disbursing Agent the amount designated as the Fund in Section 1.08(a).

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.01 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Buyer and Buyer Subsidiary as follows:

          (A) ORGANIZATION, STANDING, QUALIFICATION. Each of the Company and the corporations listed in Section 3.01(a) of the Disclosure Letter delivered by the Company to Buyer on June 4, 2000 (the "Disclosure Letter") under the heading "Subsidiaries" (collectively, the "Subsidiaries" and individually, a "Subsidiary") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation (as identified in the Disclosure Letter) and has the requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company has no subsidiaries other than the Subsidiaries. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it, or the nature of its business, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified, licensed or in good standing would not have, individually or in the aggregate, a material adverse effect upon the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). The copies of the Articles or Certificate of Incorporation and By-Laws or similar organizational documents of the Company and each Subsidiary provided to Buyer are complete and correct as of the date of this Agreement.

          (B) CAPITALIZATION. The authorized capital stock of the Company consists of 60 million shares of Company Common Stock, of which, as of the date of this Agreement, 41,577,129 shares are issued and outstanding, and five million shares of Preferred Stock, par value $.01 per share, of which 600,000 shares have been designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock"), none of which, as of the date of this Agreement, is issued and outstanding. All of the issued and outstanding shares of capital stock of the Company and of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and were not granted in violation of any preemptive rights. There are no outstanding subscriptions, options, warrants, calls or other agreements or commitments under which the Company or any Subsidiary is or may become obligated to issue, sell, transfer or otherwise dispose of, or purchase, redeem or otherwise acquire, any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) Options to purchase up to 5,440,897 shares of Company Common Stock (as of the date of this Agreement) at the exercise prices set forth in Section 3.01(b) of the Disclosure Letter, (ii) the Rights Agreement dated as of October 24, 1995 between the Company and American Stock Transfer and Trust Company (the "Rights Agreement") under which each outstanding share of Company Common Stock has attached to it certain rights (the "Rights"), including rights under certain circumstances to purchase a fraction of a share of Series A Preferred Stock at $65 per right, subject to adjustment, and (iii) the Company's 7% Convertible Subordinated Notes due 2002 (the "Convertible Notes") in aggregate principal amount of $41,465,000 as of the date of this Agreement. At the Effective Time, the Options referred to in clause (i) will be cancelled in accordance with Section 1.07, the Rights Agreement will not be applicable to the Merger and the other transactions contemplated by this Agreement and the holders of the Rights will have no rights under the Rights or the Rights Agreement and the Convertible Notes will be convertible solely into the right to receive approximately $1,187.143 in cash for each $1,000 principal amount converted thereunder. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of every class of each Subsidiary, free and clear of all liens, security interests, pledges, charges and other encumbrances. Section 3.01(b) of the Disclosure Letter contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, other business association or person in which the Company has any direct or indirect equity ownership interest.

          (C) AUTHORIZATION AND EXECUTION. The Company has the corporate power and corporate authority to execute and deliver this Agreement and, subject to approval by the holders of the Company Common Stock at the special meeting of shareholders referred to in Section 4.02, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly authorized by the Board of Directors of the Company, and no further corporate action of the Company, other than the approval of its shareholders, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the accuracy of the representations and warranties set forth in Section 3.02(b), constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

          (D) NO CONFLICTS. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, By-Laws or similar organizational documents, as currently in effect, of the Company or any of its Subsidiaries, (ii) except for the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of the Company or any of its Subsidiaries,
     (iii) violate any statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any injunction, judgment, order, writ or decree to which the Company or any of its Subsidiaries has been specifically identified as subject, or (iv) result in a breach of, or constitute a default or an event that, with the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement of any third party to any material payment or benefit, require the consent of any third party, or result in the creation of any lien on the assets of the Company or any of its Subsidiaries under, any Material Contract (as defined below), except, in the case of clauses (ii), (iii), and (iv), where such violation, breach, default, termination, cancellation, acceleration, payment, benefit or lien, or the failure to make such filing or obtain such consent or approval, would not, individually or in the aggregate, materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or have a Material Adverse Effect.

          (E) SEC REPORTS; FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES.

             (i) The Company has made available to Buyer, in the form filed with the Securities and Exchange Commission (the "SEC"), all reports, registration statements, and other filings (including amendments to previously filed documents) filed by the Company with the SEC since January 1, 1997 (all such reports, proxy statements, registration statements and filings, other than the Proxy Statement (as defined below), are collectively called the "SEC Reports" and individually called an "SEC Report"). No SEC Report, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the rules and regulations of the SEC promulgated thereunder. Since January 1, 1997, the Company has filed all reports that it was required to file with the SEC under the Exchange Act and the rules and regulations of the SEC.

             (ii) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

             (iii) Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1999 (the "Balance Sheet"), neither the Company nor any of its Subsidiaries had, as of the date of such Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a balance sheet prepared in accordance with generally accepted accounting principles as in effect on such date (without regard to any events, incidents, assertions or state of knowledge occurring after such date).

          (F) PROXY STATEMENT. The Proxy Statement will not, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will not, at the time of the meeting of shareholders to which the Proxy Statement relates or at the Effective Time, as then amended or supplemented, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting (except that no representation is made by the Company with respect to statements made in, or incorporated by reference into, the Proxy Statement based on information furnished by Buyer or Buyer Subsidiary in writing specifically for inclusion in the Proxy Statement).

          (G) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Balance Sheet and to and including the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices and neither the Company nor any of its Subsidiaries has (i) split, combined or reclassified any shares of its capital stock or made any other changes in its equity capital structure; (ii) purchased, redeemed or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock;
     (iii) declared, set aside or paid any dividend or made any other distribution in respect of shares of its capital stock, except for dividends or distributions by any Subsidiary to the Company or another Subsidiary; (iv) issued any shares of its capital stock or granted any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for issuances of shares of Company Common Stock upon the exercise of Options and grants of Options for 308,000 shares of Company Common Stock;
     (v) purchased any business, purchased any stock of any corporation, or merged or consolidated with any person; (vi) sold, leased or otherwise disposed of any assets or properties which were material to the Company and its Subsidiaries, taken as a whole, other than dispositions in the ordinary course of business; (vii) incurred, assumed or guaranteed any indebtedness for money borrowed other than intercompany indebtedness; (viii) changed or modified in any material respect any existing accounting method, principle or practice, other than as required by reason of a concurrent change in generally accepted accounting principles; (ix) amended any terms of any of its outstanding securities, including, without limitation, the rights under the indenture governing the Company's 7% Convertible

     Subordinated Notes due 2002; (x) created or assumed any Lien (as defined below) on any material asset other than in the ordinary course of business consistent with past practices; (xi) except in the ordinary course of business consistent with past practice, (A) granted any severance or termination pay to any director, executive officer or key employee, (B) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or key employee, (C) increased benefits payable under any existing severance or termination pay policies or employment agreements with any director, executive officer or key employee, or (D) increased compensation, bonus or other benefits payable to directors, executives, officers or key employees; (xii) cancelled any material debts or claims or waived any material rights; (xiii) amended its charter or by-laws; (xiv) made any loans, advances or capital contributions to, or other investments in, any other person, other than to any direct or indirect wholly-owned Subsidiary; (xv) experienced a material adverse change with respect to a material supplier relationship; (xvi) made any material revaluation of any of its significant assets; (xvii) except for this Agreement, entered into any commitment to do any of the foregoing; or (xviii) suffered any business interruption, damage to or destruction of its properties or other incident, occurrence or event which interruption, damage, destruction, incident, occurrence or event has had or would reasonably be expected to have (after giving effect to insurance coverage) a Material Adverse Effect. "Lien" means, with respect to any asset or right, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, title, exception, or encumbrance, option, right of first offer or refusal, easement, servitude, transfer restriction, or any other right of another to or adverse claim of any kind in respect of such asset or right, including, without limitation, under any stockholder agreement.

          (H) TAX MATTERS.

             (i) The Company and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all material federal, state, local and foreign tax returns (collectively, "Tax Returns") required to be filed by them with respect to income, gross receipts, withholding, social security, unemployment, payroll, franchise, property, excise, sales, use and other taxes of whatever kind (collectively, "Taxes"), and have paid on a timely basis all Taxes required to be paid, including, without limitation, those shown on such Tax Returns to the extent such Taxes have become due.

             (ii) No Tax Returns filed by the Company or any of its Subsidiaries are the subject of pending audits as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received, before the date of this Agreement, a notice of deficiency or assessment of additional Taxes which notice or assessment remains unresolved. Neither the Company nor any of its Subsidiaries has extended the period for assessment or payment of any Tax, which has not since expired.

             (iii) The Company and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, except for any such Taxes that are immaterial in amount and except for self-reported employee tips.

             (iv) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group (as such term is defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")) filing a consolidated federal income tax return for any tax year since January 1, 1992 other than a group the common parent of which was the Company.

             (v) Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

             (vi) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
        Section 897(c)(1)(A)(ii).

             (vii) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement other than between the Company and the Subsidiaries.

             (viii) The Company has delivered or made available to the Buyer true and complete copies of all requested federal, state, local and foreign income tax returns with respect to the Company and each of its Subsidiaries.

             (ix) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

          (I) REAL AND PERSONAL PROPERTY.

             (i) Owned Property; Personalty. Section 3.01(i)(i) of the Disclosure Letter sets forth a list of all real property owned in fee by the Company or any Subsidiary. One or more of the Company and its Subsidiaries has good and marketable title to all such real property (including all buildings, fixtures and other improvements thereto, the "Owned Real Property"), free and clear of all mortgages, liens, security interests, charges and encumbrances, except (i) liens for taxes, assessments and other governmental charges that are not due and payable or that are being contested in good faith and in respect of which adequate reserves have been established, (ii) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlord's or other similar liens securing obligations that are not due and payable or that are being contested in good faith and in respect of adequate reserves have been established, (iii) mortgages, liens, security interests, charges and encumbrances evidenced by any lease, contract or agreement that is described in the Disclosure Letter or in the SEC Reports filed before the date of this Agreement or the non-disclosure of which therein does not constitute a misrepresentation under Section 3.01(j), (iv) imperfections of title and liens, charges and encumbrances that do not materially detract from the value or materially interfere with the present use of the properties subject thereto or affected thereby, (v) in the case of any Owned Real Property subject to a title commitment described in the Disclosure Letter, imperfections of title and mortgages, liens, security interests, charges and encumbrances that are shown on such title commitment or are otherwise of record, and (vi) other mortgages, liens, security interests, charges and encumbrances described in the Disclosure Letter or in the SEC Reports filed before the date of this Agreement (clauses (i) through (iv) and clause (vi) being collectively the "Permitted Encumbrances"). The Company and its Subsidiaries have good and marketable title to, or the right to use, all of their other tangible properties and assets necessary to conduct their respective businesses as currently conducted, except for Permitted Encumbrances and other Liens of an immaterial nature. All of the Real Property (as hereinafter defined) and other tangible properties and assets are in good condition and repair, normal wear and tear excepted, and adequate in all material respects for the continued conduct of the business of the Company and its Subsidiaries in the manner in which it is currently conducted. The Company is not a guarantor of the tenant's obligations under the leases for the seven store sites indicated with an asterisk in Section 3.01(i)(i) of the Disclosure Letter.

             (ii) Leased Real Property. Section 3.01(i)(ii) of the Disclosure Letter sets forth a list of all leases, subleases and other agreements (collectively, the "Real Property Leases") under which the Company or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property that is not Owned Real Property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property"). The Company has provided the Buyer with a true and correct copy of each Real Property Lease and any amendments thereto. Each Real Property Lease is valid, binding and in full force and effect, unless the failure of any Real Property Lease to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge

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        of the Company, any landlord under any Real Property Leases is in breach of or in default under any of the Real Property Leases, except for breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for Permitted Encumbrances, the Company's and its Subsidiaries' interest in the Leased Real Property is free and clear of Liens. A Subsidiary of the Company, but not the Company, is the tenant under all of the Real Property Leases.

             (iii) Entire Premises. All of the land, buildings, structures and other improvements used by the Company or any of the Subsidiaries in the conduct of their businesses are included in the Owned Real Property or the Leased Real Property. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the "Real Property."

             (iv) Space Leases. Section 3.01(i)(iv) of the Disclosure Letter contains a true, correct and complete schedule of all leases, subleases and other agreements (collectively, the "Space Leases") granting to any person or entity other than the Company or any of the Subsidiaries any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof. The Company has provided the Buyer with a true and correct copy of each Space Lease. To the Company's knowledge, no notice of default or termination under any Space Lease is outstanding and no termination event or condition or uncured default on the part of the Company, any of the Subsidiaries or the Space Tenant exists under any Space Lease, except for those defaults or terminations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

             (v) Condemnation. The Company and the Subsidiaries have not received notice of, and to the knowledge of the Company, there is not any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

          (J) MATERIAL CONTRACTS. Except as set forth in Section 3.01(j) of the Disclosure Letter or in the SEC Reports filed before the date of this Agreement, and except for contracts entered into after the date hereof in compliance with Section 4.01, neither the Company nor any of its Subsidiaries is a party to or bound by any:

             (i) employment agreement (other than those that are terminable by the Company or any Subsidiary without cost or penalty upon 60 days' or less notice);

             (ii) operating or capital lease, whether as lessor or lessee, with respect to any real property;

             (iii) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset (other than non-negotiated licenses of commercial off-the-shelf computer software);

             (iv) loan or guaranty agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued;

             (v) mortgage, security agreement, conditional sales contract, capital lease or similar agreement which effectively creates a lien on any assets of the Company or any of its Subsidiaries;

             (vi) contract restricting the Company or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties;

             (vii) plan of reorganization;

             (viii) partnership or joint venture agreement;

             (ix) collective bargaining agreement;

             (x) that is a "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

             (xi) franchise, restaurant services management, royalty or similar agreement;

             (xii) agreements relating to the acquisition of any business (but excluding any acquisition of restaurant locations consistent with past practices);

             (xiii) investment banking agreement; or

             (xiv) except for negotiable instruments in the process of collection, any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, cosigner, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity (other than the Subsidiaries).

             All of the foregoing are collectively called "Material Contracts." To the extent Material Contracts are evidenced by documents, true and complete copies thereof have been delivered or made available to Buyer. Each Material Contract is in full force and effect, unless the failure of any Material Contracts to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any of the Material Contracts, except for breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (K) INTELLECTUAL PROPERTY. Section 3.01(k) of the Disclosure Letter contains a complete and correct list of all United States and foreign material patents and registered trademarks, trade names, service marks, Internet Domain names and copyrights, and all applications for any of the foregoing (collectively, "Proprietary Rights"), and all material licenses held by the Company and its Subsidiaries. Except as set forth in Section 3.01(k) of the Disclosure Letter, the Proprietary Rights constitute all the intellectual property rights that are required or reasonably necessary for the conduct of the business of the Company or its Subsidiaries as currently conducted. Except as set forth in Section 3.01(k) of the Disclosure Letter, the Company owns or otherwise possesses legally enforceable rights to use, sell and license, free and clear of any and all liens or material restrictions, any and all material intellectual property used in the conduct of the business of the Company and the Subsidiaries as currently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not materially adversely alter or impair any such right. None of the Proprietary Rights have been declared unenforceable or otherwise invalid by any court or governmental agency. There is, to the knowledge of the Company, no material existing infringement, misuse or misappropriation of any Proprietary Rights by others. Since January 1, 1997, neither the Company nor any of its Subsidiaries has received any written notice alleging that the operation of the business of the Company or any of its Subsidiaries infringes, misuses or misappropriates in any material respect the intellectual property rights of others.

          (L) LITIGATION. Except as described in Section 3.01(l) of the Disclosure Letter or in the SEC Reports filed at least five (5) business days before the date of this Agreement, no litigation, arbitration or administrative proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary that, would have, individually or in the aggregate, a Material Adverse Effect, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order or decree of any court, administrative agency or commission or other governmental authority.

          (M) COMPLIANCE WITH LAWS. The Company and each of the Subsidiaries is and at all times since January 1, 1997 has been in compliance with and, to the knowledge of the Company, is not under investigation with respect to and has not been threatened in writing to be charged with or given written notice of any violation of, any statute, law, rule, regulation, judgment, decree, order, permit, license or other governmental authorization or approval applicable to the Company or any of the Subsidiaries or by which any property, asset or operation of the Company or any of the Subsidiaries is bound or effected, except for failures to comply or violations (A) that have not had, or cannot reasonably be expected to have individually or in the aggregate, a Material Adverse Effect or (B) that have not resulted in, or could not reasonably be expected to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of the Subsidiaries or any of their respective officers or directors.

          (N) NO BROKERS OR FINDERS. Except for U.S. Bancorp Piper Jaffray Inc., the Company has not engaged any investment banker, broker or finder in connection with the transactions contemplated hereby. The Surviving Corporation shall be liable for all obligations of the Company under its engagement letter with U.S. Bancorp Piper Jaffray Inc., a copy of which has previously been provided to Buyer.

          (O) RETIREMENT AND BENEFIT PLANS.

             (i) Each employee pension benefit plan ("Pension Plan"), as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each employee welfare benefit plan ("Welfare Plan"), as defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance or other material employee benefit plan, agreement, commitment or arrangement ("Benefit Plan"), which is currently maintained by the Company or any Subsidiary or to which the Company or any Subsidiary currently contributes or is under any current obligation to contribute, or under which the Company or any Subsidiary has any current liability (collectively, the "Employee Plans" and individually, an "Employee Plan") is listed in Section 3.01(o) of the Disclosure Letter and, true and complete copies of all written plans have been delivered or made available to Buyer. In addition, summaries of all oral agreements, copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each Pension Plan and Welfare Plan for the most recent plan year of such plan for which reports have been filed, the most recent IRS determination letters, if relevant, and summary plan descriptions have been delivered or made available to Buyer.

             (ii) The Company and each Subsidiary has made on a timely basis all contributions or payments required to be made by it under the terms of the Employee Plans, ERISA, the Code or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Employee Plans.

             (iii) Each Employee Plan (and any related trust or other funding instrument) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Employee Plan have been timely filed.

             (iv) Each Employee Plan that is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter from the IRS as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

             (v) Except as set forth in Section 3.01(o)(v) of the Disclosure Letter, no Employee Plan exists that could result in the payment to any present or former employee of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

             (vi) Except as set forth in Section 3.01(o)(vi) of the Disclosure Letter, none of the Company or the Subsidiaries has or will have any obligation or liability under a Welfare Plan which provides medical or dental benefits with respect to current or former employees of the Company beyond their termination of employment other than required by COBRA or other applicable laws, and all Welfare Plans are in compliance with the requirements of COBRA, to the extent applicable.

             (vii) There has been no "mass layoff" or "plant closing" as each such term is defined by the Workers Adjustment and Retraining Notification Act ("WARN"), with respect to the employees of the Company or any of its Subsidiaries, with respect to which there could be any future liability to such employees under WARN.

             (viii) There is no material litigation, arbitration or administrative proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or, to the knowledge of the Company, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, any participant or beneficiary, or any other governmental agency, with respect to any Employee Plan. None of the Company, any Subsidiary, any ERISA affiliate, or to the knowledge of the Company, any plan fiduciary of any Pension or Welfare Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Employee Plan.

             (v) Neither the Company nor any Subsidiary nor any ERISA Affiliate (as defined below) currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any "multiemployer plan" as defined in Section 3(37) of ERISA.

             (vi) Neither the Company nor any Subsidiary has any liability with respect to any plan, program or arrangement maintained or contributed to by any ERISA Affiliate that would be an Employee Plan if it were maintained by the Company.

             (vii) For purposes of this Section 3.01(o), "ERISA Affiliate" means
        (A) any trade or business with which the Company is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which the Company is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which the Company is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which the Company is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which the Company is aggregated under
        Section 414(o) of the Code.

          (P) ENVIRONMENTAL MATTERS.

             (i) For purposes of this Section 3.01(p),

                (A) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. sec. 1201 et seq., the Clean Water Act, 33 U.S.C. sec. 1321 et seq., the Clean Air Act, 42 U.S.C. sec. 7401 et seq., and any other federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health, natural resources or the environment; and

                (B) "Hazardous Substance" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance or material listed or identified in or regulated by any Environmental Law.

             (ii) Except as described in Section 3.01(p) of the Disclosure
                  Letter or in the SEC Reports filed before the date of this
                  Agreement:

                (A) The Company and each of its Subsidiaries are in full compliance in all material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

                (B) The Company and each of its Subsidiaries have obtained, are in material compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), including, without limitation, those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries.

                (C) Neither the Company nor any Subsidiary has released any Hazardous Substances onto any real property owned or leased by the Company or any of its Subsidiaries in such a manner so as to create any material liability for the Company or any of its Subsidiaries.

                (D) There are no claims, notices, civil, criminal or administrative actions, suits, hearing investigations, inquiries or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that are based on or related to the failure to have any required Environmental Permits.

                (E) To the knowledge of the Company, there are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (i) that is reasonably likely to give rise to any material liability or other material obligation for the Company under any Environmental Laws or
           (ii) that is reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company or any of its Subsidiaries resulting in material liability for the Company or any of its Subsidiaries.

                (F) Neither the Company nor any of its Subsidiaries has received written notice from any governmental agency that any of them have any material liability with respect to the release of any Hazardous Substances from any underground or aboveground storage tanks.

                (G) Neither the Company nor any of its Subsidiaries has received any written notice that any of them is or may be a potentially responsible person under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar state or local statute, in connection with any waste disposal site allegedly containing any Hazardous Substances, or other location used for the disposal of any Hazardous Substances.

                (H) Neither the Company nor any of its Subsidiaries has received any written notice that it has any material liability pursuant to any failure of the Company or any of its Subsidiaries to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

                (I) Neither the Company nor any of its Subsidiaries has been in material violation of any Environmental Laws, nor has it been requested or required by any governmental entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other environmental matter.

          (Q) INSURANCE. The Disclosure Letter contains a list of all insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement, together with a brief description of the coverages afforded thereby. All of such insurance policies are in full force and effect as of the date of this Agreement.

          (R) NO UNDISCLOSED LIABILITIES. Except as set forth in Section 3.01(r) of the Disclosure Letter or in the SEC Reports filed prior to the date hereof, neither the Company nor any Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) which individually, or in the aggregate, are reasonably likely to have a Material Adverse Effect.

          (S) LABOR MATTERS. Except as set forth in Section 3.01(s) of the Disclosure Letter, (i) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees or former employees of the Company or of any Subsidiary, and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any employee of the Company.

          (T) OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of U.S. Bancorp Piper Jaffray Inc., a copy of which has been provided to Buyer, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of shares of Company Common Stock (other than Buyer or its affiliates) is fair to such holders from a financial point of view.

          (U) VOTE REQUIRED. The only vote of the holders of any class or series of Company capital stock necessary to approve the Merger is the affirmative vote of the holders of not less than a majority of the votes entitled to be cast by the holders of all of the outstanding shares of Company Common Stock.

          (V) STATE TAKEOVER STATUTES. The Company has taken all actions necessary under the Minnesota Act to approve the transactions contemplated by this Agreement. The Agreement and the Merger have been approved by a committee of the Board of Directors of the Company formed pursuant to
     Section 302A.673(d) of the Minnesota Act. Assuming for purposes of this
     Section 3.01(v) that no person or entity associated or affiliated with Buyer is an "interested shareholder" (as such term is defined in the Minnesota Act) of the Company who has not continuously been an interested shareholder of the Company during the four-year period preceding the Merger, Section 302A.673 of the Minnesota Act applicable to a "business combination" does not, and will not, prohibit the transactions contemplated hereunder, and the restrictions contained in Section 302A.671 of the Minnesota Act applicable to "control share acquisitions" will not prohibit the authorization, execution, delivery and performance of this Agreement or the consummation of the Merger by the Company. The authorization, execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereunder do not, and any formation of a "group" for purposes of Section 13(d)(3) of the Exchange Act in connection with this Agreement will not, result in a "control share acquisition" as defined in Section 302A.011 of the Minnesota Act. No other "fair price," "moratorium" or other similar anti-takeover statute or regulation prohibits (by reason of Company's participation therein) the Merger or the other transactions contemplated by this Agreement.

          (W) AFFILIATE TRANSACTIONS. Except to the extent disclosed in any SEC Report, there are no other transactions, agreements, arrangements or understandings between the Company or any Subsidiary, on the one hand, and the Company's affiliates (other than wholly-owned Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. For purposes of this Agreement, the term "affiliate," when used with respect to any person, means any other person directly or indirectly controlling, controlled by, or under common control with such person. As used in the definition of "affiliate," the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     3.02 REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUBSIDIARY. Buyer and Buyer Subsidiary jointly and severally represent and warrant to the Company as follows:

          (A) ORGANIZATION, STANDING, EQUITY OWNERSHIP. Each of Buyer and Buyer Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Buyer owns all of the issued and outstanding capital stock of Buyer Subsidiary. The copies of the Articles or Certificate of Incorporation and By-Laws of Buyer and Buyer Subsidiary provided to the Company are complete and correct as of the date of this Agreement. Buyer Subsidiary was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the financing thereof.

          (B) AUTHORIZATION AND EXECUTION. Each of Buyer and Buyer Subsidiary has the corporate power and corporate authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Buyer and Buyer Subsidiary have been duly authorized by the respective Boards of Directors of Buyer and Buyer Subsidiary and by Buyer as the sole shareholder of Buyer Subsidiary, and no further corporate action of Buyer or Buyer Subsidiary is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Buyer and Buyer Subsidiary and, assuming the accuracy of the representations and warranties set forth in Section 3.01(c), constitutes the legal, valid and binding obligation of each of Buyer and Buyer Subsidiary, enforceable against Buyer and Buyer Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

          (C) NO CONFLICTS. Neither the execution and delivery of this Agreement by Buyer and Buyer Subsidiary, nor the consummation by Buyer and Buyer Subsidiary of the transactions contemplated hereby, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation or By-Laws, as currently in effect, of Buyer or Buyer Subsidiary, (ii) except for the requirements under the HSR Act, compliance with the Exchange Act, and the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the business or assets of Buyer or Buyer Subsidiary, (iii) violate any statute, law, ordinance, rule or regulation applicable to Buyer or Buyer Subsidiary or any injunction, judgment, order, writ or decree to which Buyer or Buyer Subsidiary has been specifically identified as subject, or (iv) result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default under, or require the consent of any third party under, any instrument, contract or agreement to which Buyer or Buyer Subsidiary is a party or by which Buyer or Buyer Subsidiary is bound, except, in the case of clauses (ii), (iii) and (iv), where such violation, breach or default, or the failure to make such filing or obtain such consent or approval, would not, individually or in the aggregate, materially impair the ability of Buyer or Buyer Subsidiary to consummate the transactions contemplated by this Agreement.

          (D) PROXY STATEMENT. None of the information furnished or to be furnished by Buyer or Buyer Subsidiary in writing specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or will, at the time of the meeting of shareholders to which the Proxy Statement relates or at the Effective Time, as then amended or supplemented, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting.

          (E) LITIGATION. No litigation, arbitration or administrative proceeding is pending or, to the knowledge of Buyer or Buyer Subsidiary, threatened against Buyer or Buyer Subsidiary as of the date of this Agreement that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement.

          (F) NO BROKERS OR FINDERS. Neither Buyer nor Buyer Subsidiary has engaged any investment banker, broker or finder in connection with the transactions contemplated hereby, except for persons and their affiliates name in clause (g) of this Section 3.02. Buyer shall be liable for all obligations of Buyer and Buyer Subsidiary to any such persons.

          (G) AVAILABILITY OF FUNDS.

             (i) With respect to senior bank financing, Buyer has delivered to the Company a true and complete copy of a commitment of Lehman Brothers Commercial Paper, Inc. and Fleet National Bank (the "Senior Commitment"). The Senior Commitment is in full force and effect, and neither Buyer nor Buyer Subsidiary has any reason to expect that the conditions included in the Senior Commitment will not be satisfied before the Effective Time.

             (ii) With respect to mezzanine financing, Buyer has delivered to the Company a true and complete copy of a commitment of Credit Suisse First Boston (the "Mezzanine Commitment"). The Mezzanine Commitment is in full force and effect, and neither Buyer nor Buyer Subsidiary has any reason to expect that the conditions included in the Mezzanine Commitment will not be satisfied before the Effective Time.

             (iii) With respect to equity financing, Buyer has delivered to the Company a commitment letter of Caxton-Iseman Capital, Inc. ("Caxton-Iseman Capital"). The Caxton-Iseman Capital commitment is in full force and effect, and neither Buyer nor Buyer Subsidiary has any reason to expect that the conditions included in this commitment will not be satisfied before the Effective Time.

             (iv) Buyer believes that the financing described in paragraphs (i) through (iii) above is sufficient to enable Buyer to complete the transactions contemplated by this Agreement.

                                   ARTICLE IV

               CONDUCT AND TRANSACTIONS BEFORE THE EFFECTIVE TIME

     4.01  OPERATION OF BUSINESS OF THE COMPANY UNTIL EFFECTIVE TIME.

          (a) From the date hereof to the Effective Time, the Company will, and will cause each Subsidiary to, exercise reasonable commercial efforts to preserve intact in all material respects its business organization, keep available for itself and the Surviving Corporation the services of its present officers and key employees, and preserve its present relationships with other persons having significant business dealings with the Company or any Subsidiary, except as otherwise consented to in writing by Buyer.

          (b) From the date hereof to the Effective Time, the Company will, and will cause each Subsidiary to, conduct its business and operations in the ordinary and usual course, except as otherwise required or permitted by this Agreement or consented to in writing by Buyer.

          (c) Except as otherwise required or permitted by this Agreement or consented to in writing by Buyer, the Company will not, from the date hereof until the Effective Time, (i) split, combine or reclassify any shares of its capital stock or make any other changes in its equity capital structure; (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock; (iii) declare, set aside or pay any dividend or make any other distribution in respect of shares of its capital stock; or (iv) enter into any commitment to do any of the foregoing.

          (d) Except as otherwise required or permitted by this Agreement or consented to in writing by Buyer, the Company will not, and will not permit any Subsidiary to, from the date hereof until the Effective Time,

             (i) amend its Articles or Certificate of Incorporation, By-Laws or similar organizational documents;

             (ii) issue any shares of its capital stock or any options, rights or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except for option grants to employees consistent with past practices or issuances of shares of Company Common Stock upon the exercise of any Options or of any Rights under the Rights Agreement or upon the conversion of the Company's 7% Convertible Subordinated Notes due 2002, or designate any class or series of capital stock from its authorized but undesignated Preferred Stock;

             (iii) purchase any capital assets or make any capital expenditures (except as set forth in the Company's capital expenditures budget previously delivered to Buyer), purchase any business, purchase any stock of any corporation, or merge or consolidate with any person and in no event enter into any commitment to purchase or develop any enterprise resource or management information system (provided, however, that the Company may continue to fund the exploration of such systems, such funding not to exceed $500,000);

             (iv) sell, lease or otherwise dispose of any assets or properties that are material to the Company and its Subsidiaries, taken as a whole, other than dispositions in the ordinary course of business and other than those consistent with the Company's existing asset impairment policies, but in no event shall such dispositions exceed $5 million in the aggregate;

             (v) incur, assume or guarantee any indebtedness for money borrowed other than intercompany indebtedness;

             (vi) enter into any new employee benefit plan, program or arrangement, or any new employment or severance agreement, modify in any respect materially adverse to the Company or any Subsidiary any existing employee benefit plan, program or arrangement (except as required by law), or any existing employment or severance agreement, or, except as required under existing agreements or in the ordinary course of business, grant any increases in employee compensation or benefits consistent with past practice, provided, however, that no additional options, warrants, stock appreciation rights or similar securities representing interests in the equity of the Company or any of its Subsidiaries shall be awarded or granted;

             (vii) enter into any collective bargaining agreement, except as required by law;

             (viii) change or modify in any material respect any existing accounting method, principle or practice, other than as required by changes in generally accepted accounting principles after the date hereof;

             (ix) enter into any new Material Contract (other than in the ordinary course of business, including real estate leases, land purchase agreements, and development agreements), or modify in any respect materially adverse to the Company or any Subsidiary any existing Material Contract;

             (x) settle the existing securities class action lawsuit against the Company and certain present and former directors and officers of the Company, such consent of Buyer not to be unreasonably withheld; or

             (xi) enter into any commitment to do any of the foregoing.

     4.02  SHAREHOLDERS' MEETING; PROXY MATERIAL.

          (a) The Company shall use reasonable best efforts to cause a special meeting of its shareholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of this Agreement. The Board of Directors of the Company shall recommend approval of this Agreement by the shareholders of the Company, unless the Board of Directors of the Company, after consulting with its legal and financial advisors, determines that to do so would result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law.

          (b) The Company (i) as promptly as reasonably practicable following the execution of this Agreement, shall prepare and file with the SEC a proxy statement, together with a form of proxy, with respect to such shareholders meeting (such proxy statement, together with any amendments thereof or supplements thereto, being called the "Proxy Statement"), (ii) shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, and (iii) as soon as reasonably practicable thereafter, shall cause copies of such Proxy Statement and form of proxy to be mailed to its shareholders in accordance with the provisions of the Minnesota Act (unless the Board of Directors of the Company shall determine, in the good-faith exercise of its fiduciary duties, that such mailing should not be made). Before the filing of the Proxy Statement and form of proxy with the SEC, the Company shall provide reasonable opportunity for Buyer to review and comment upon the contents of the Proxy Statement and form of proxy. The Proxy Statement and form of proxy shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. After the delivery to the Company's shareholders of copies of the Proxy Statement and form of proxy, the Company shall use reasonable efforts to solicit proxies in connection with such shareholders meeting in favor of approval of this Agreement, unless the Board of Directors of the Company, after receiving a bona fide unsolicited Third Party Acquisition Offer (as defined below) and after consulting with its legal and financial advisors, determines that to do so would result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law.

     4.03 NO SHOPPING. From the date hereof until the Effective Time, the Company will not, and will not permit any officer, director, financial adviser or other agent or representative of the Company, directly or indirectly, to (a) take any action to seek, initiate or solicit any offer, proposal or indication of interest from any person or group to acquire any shares of capital stock of the Company or any Subsidiary, to merge, consolidate or enter into any business combination with the Company or any Subsidiary, or to otherwise acquire, except to the extent not prohibited by Section 4.01(d)(iv), any significant portion of the assets of the Company and its Subsidiaries, taken as whole (a "Third-Party Acquisition Offer"), or (b) except to the extent the Board of Directors of the Company shall otherwise determine, after receiving a bona fide unsolicited Third Party Acquisition Offer and after consulting with its legal and financial advisors, that to do otherwise would result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law, engage in negotiations concerning a Third-Party Acquisition Offer with any person or group, or disclose financial information relating to the Company or any Subsidiary or any confidential or proprietary trade or business information relating to the business of the Company or any Subsidiary, or afford access to the properties, books or records of the Company or any Subsidiary, to any person or group that the Company has reason to believe may be considering a Third-Party Acquisition Offer.

     The Company will as promptly as reasonably practicable notify Buyer after receipt of any Third-Party Acquisition Offer or any indication that any person is considering making a Third-Party Acquisition Offer or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that may be considering making, or has made, a Third-Party Acquisition Offer or that the Company intends to engage in negotiations with, or to provide information to any such person. The Company shall as promptly as reasonably practicable provide Buyer with a reasonable description of such Third-Party Acquisition Offer and a copy of such Third-Party Acquisition Offer. The Company shall require that such person enter into a confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement referred in Section 4.08. The Company shall keep Buyer fully informed on a current basis of the status and details of any such Third-Party Acquisition Offer, indication or request.

     4.04 ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company will give Buyer and its counsel, financial advisers, auditors and other authorized representatives and its financing sources reasonable access to the offices, properties, books and records of the Company and each Subsidiary at all reasonable times and upon reasonable notice, and will instruct the employees, counsel, financial advisers and auditors of the Company and each Subsidiary to cooperate with Buyer and each such representative and financing source in all reasonable respects in its investigation of the business of the Company and its Subsidiaries. Buyer and each such representative and financing source will conduct such investigation in a manner as not to unreasonably interfere with the operations of the Company and its Subsidiaries and will take all necessary precautions (including obtaining the written agreement of its respective employees or representatives involved in such investigation) to protect the confidentiality of any information of the Company and its Subsidiaries disclosed to such persons during such investigation.

     4.05 AMENDMENT OF THE COMPANY'S EMPLOYEE PLANS. The Company will, effective at or immediately before the Effective Time, cause any Employee Plans that it may have to be amended, to the extent, if any, reasonably requested by Buyer, for the purpose of permitting such Employee Plan to continue to operate in conformity with ERISA and the Code following the Merger.

     4.06 HSR ACT. Each of the Company, Buyer and Buyer Subsidiary will file all Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will exercise reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary or advisable.

     4.07 CERTAIN RESIGNATIONS. The Company will use its reasonable efforts to assist Buyer in procuring the resignation, effective as of the Effective Time, of all of the members of the Boards of Directors of the Company and its Subsidiaries.

     4.08 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement between the Company and Buyer dated February 25, 2000 shall remain in full force and effect until the Effective Time. Until the Effective Time, the Company and Buyer shall comply with the terms of the Confidentiality Agreement.

     4.09 OPTIONS. The Company will take such actions as are necessary to cause each Option outstanding immediately before the Effective Time (whether or not such Option is then exercisable) to be canceled immediately before the Effective Time in consideration for a cash payment by the Company equal to the Option Settlement Amount for such Option, subject to all applicable tax withholding. The Company shall comply with all applicable requirements regarding income tax withholding in connection with the foregoing.

     4.10 AMENDMENT TO RIGHTS AGREEMENT. Before, or simultaneously with, the execution and delivery of this Agreement, the Board of Directors of the Company amended the Rights Agreement to provide that (a) neither Buyer nor Buyer Subsidiary will become an "Acquiring Person" (as defined in the Rights Agreement) as a result of the execution of this Agreement or the consummation of the Merger, (b) no "Shares Acquisition Date," "Distribution Date," "Section 11(a)(ii) Event," or "Section 13 Event" (as such terms are defined in the Rights Agreement) will occur as a result of the consummation of the Merger, and (c) all outstanding Rights issued and outstanding under the Rights Agreement will expire immediately before the Effective Time. Anything in this Agreement to the contrary notwithstanding, the Company shall have the right at any time after the date of this Agreement and before the Effective Time to further amend, or take any other action with respect to, the Rights Agreement as deemed necessary by the Company; provided, however, that any such further action or amendment shall not contravene the amendment referred to in this Section 4.10; provided further, however, that any such amendment or action shall be subject to the prior written approval of Buyer which approval shall not be unreasonably withheld.

     4.11 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take or cause to be taken, all action and to do, or to cause to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party and with Buyer's financing sources. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of the Surviving Corporation may take all such necessary action.

     4.12 SUBSTITUTE FINANCING. If for any reason any portion of the financing described in Section 3.02(g) (the "Financing") shall not be available, Purchaser shall use its reasonable best efforts to secure one or more substitute financing commitments on terms no less favorable to Purchaser than those contained in the commitment letters relating to the Financing until the earlier of the termination of this Agreement and December 31, 2000.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     5.01 CONDITIONS TO THE OBLIGATIONS OF BUYER AND BUYER SUBSIDIARY. The obligations of Buyer and Buyer Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Sections 5.01(b) and (e)) may be waived by Buyer and Buyer Subsidiary:

          (a) The representations and warranties of the Company contained in
     Section 3.01 of this Agreement shall be true and correct in all respects as of the date of this Agreement and immediately before the Effective Time, except to the extent any inaccuracies in any such representation or warranty, individually or in the aggregate, do not materially impair the ability of the Company to consummate the transactions contemplated hereby and has not had and is not reasonably likely to have a Material Adverse Effect (provided that, solely for purposes of this Section 5.01(a), any representation or warranty in Section 3.01 that is qualified by Material Adverse Effect language or other materiality qualifier shall be read as if such language were not present), except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date. The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time; and Buyer and Buyer Subsidiary shall have received a certificate signed by an executive officer of the Company to the effects set forth in this Section 5.01(a).

          (b) This Agreement shall have been approved at the meeting of the shareholders of the Company referred to in Section 4.02 by the vote required by the Minnesota Act and the Company's Articles of Incorporation.

          (c) Neither the Company nor any Subsidiary shall have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties or other incident, occurrence, change or event (other than incidents, occurrences or events generally applicable to the industry in which the Company and the Subsidiaries operate or changes in general economic or market conditions) that has had or would reasonably be expected to have (after giving effect to any insurance coverage) a Material Adverse Effect; provided, however, that none of the items set forth in the Disclosure Letter shall be deemed to have had a Material Adverse Effect for purposes of this Section 5.01(c).

          (d) There shall not be pending any action or proceeding brought by any governmental or other regulatory or administrative agency or commission requesting or looking toward an injunction, writ, order, judgment or decree that, in the reasonable judgment of Buyer, is reasonably likely, if issued, to restrain or prohibit the consummation of any of the transactions contemplated hereby or require rescission of this Agreement or any such transactions or result in material damages to Buyer, Buyer Subsidiary or the Surviving Corporation or their respective officers or directors if the transactions contemplated hereby are consummated, nor shall there be in effect any provision of applicable law prohibiting the consummation of the Merger or any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

          (e) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

          (f) No Rights shall have become exercisable under the Rights
     Agreement.

          (g) Funds in the amount of the Senior Commitment and the Mezzanine Commitment shall have been made available to Buyer or Buyer Subsidiary as contemplated in Sections 3.02(g)(i) and (ii).

          (h) The holders of not more than 10% of the outstanding shares of Common Stock shall have exercised dissenters' rights in accordance with the Minnesota Act.

          (i) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been made or obtained.

          (j) Immediately prior to the Effective Time, the Company shall have cash and cash equivalents (as determined in accordance with generally accepted accounting principals) of at least $110 million.

     5.02 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Section 5.02(b) and (d)) may be waived by the
Company:

          (a) The representations and warranties of Buyer and Buyer Subsidiary contained in Section 3.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time, except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date. Each of Buyer and Buyer Subsidiary shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it immediately before the Effective Time; and the Company shall have received a certificate signed by an executive officer of each of Buyer and Buyer Subsidiary to the effects set forth in this Section 5.02(a).

          (b) This Agreement shall have been approved at the meeting of the shareholders of the Company referred to in Section 4.02 by the vote required by the Minnesota Act and the Company's Articles of Incorporation.

          (c) There shall not be in effect any provision of applicable law prohibiting the consummation of the Merger or any injunction, writ, judgment, preliminary restraining order or other order or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that any of the transactions provided for herein not be consummated as so provided.

          (d) All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or otherwise been terminated.

          (e) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been made or obtained.

                                   ARTICLE VI
               CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

     6.01  EMPLOYEE MATTERS.

          (a) For a period of at least one year after the Effective Time, Buyer shall, or shall cause the Surviving Corporation, a Subsidiary or any other affiliate of Buyer to maintain welfare and pension benefit plans, programs and arrangements that are, in the aggregate, for the employees as a whole who were active full-time employees of the Company or any Subsidiary immediately before the Effective Time and continue to be active full-time employees of Buyer, the Surviving Corporation, any Subsidiary or any other affiliate of Buyer, no less favorable than those provided by the Company and its Subsidiaries immediately before the Effective Time (provided that nothing herein shall obligate Buyer, the Surviving Corporation, any Subsidiary or any other affiliate of Buyer to provide such employees with any equity or stock-based compensation).

          (b) From and after the Effective Time, for purposes of determining eligibility, vesting and entitlement to vacation and severance benefits for employees actively employed full-time by the Company or any Subsidiary immediately before the Effective Time under any compensation, severance, welfare, pension, benefit or savings plan of Buyer or any of its affiliates in which active full-time employees of the Company and its Subsidiaries become eligible to participate (whether under Section 6.01(a) above or otherwise), service with the Company or any of its Subsidiaries (whether before or after the Effective Time) shall be credited as if such service had been rendered to Buyer or such affiliate.

          (c) If the Surviving Corporation or any of the Subsidiaries, or any of their respective successors or assigns, transfers all or substantially all of its properties and assets to any person or persons (other than Buyer or an affiliate of Buyer) within one year of the Effective Date, then, and in each such case, proper provision shall be made so that the transferee assumes (and if more than one, the transferees assume, jointly and severally) the obligations set forth in this Section 6.01.

     6.02 INDEMNIFICATION. All rights to indemnification, expense advancement and exculpation existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries as provided in the Articles or Certificate of Incorporation, By-Laws or similar organizational documents of the Company or any of its Subsidiaries or by law as in effect on the date hereof shall survive the Merger for a period of at least six years after the Effective Time (or, in the event any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or before the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section
6.02. Buyer hereby guarantees, effective at the Effective Time, all obligations of the Surviving Corporation and the Subsidiaries in respect of such indemnification and expense advancement.

     6.03 DIRECTORS AND OFFICERS LIABILITY INSURANCE. For a period of at least six years after the Effective Time, the Surviving Corporation shall, and Buyer (for so long as it shall control the Surviving Corporation) shall cause the Surviving Corporation to, maintain in effect either (i) the current policy of directors' and officers' liability insurance maintained by the Company (provided that Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), or (ii) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of the Company or any of its Subsidiaries; provided, however, that the Surviving Corporation shall not be obligated to spend more than 200% of the average annual premium in effect during the last three years in connection with this

Section 6.03. Notwithstanding the foregoing, if the amount of the coverage required by this Section exceeds 200% of the amount of the average annual premium in effect during the last three years, Buyer and the Surviving Corporation shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to no more than such 200% amount. If Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of Buyer and/or the Surviving Corporation are bound by the obligations of the respective party set forth in Section 6.02 and this Section 6.03.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

     7.01 GENERALLY. This Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:

          (a) by mutual consent of the Boards of Directors of Buyer and the Company;

          (b) by Buyer or the Company if the transactions contemplated hereby shall not have been consummated on or before December 31, 2000 (which date may be extended by mutual agreement of Buyer and the Company), provided that such failure is not due to the failure of the party seeking to terminate this Agreement (or, in the event Buyer is seeking to terminate this Agreement, of Buyer Subsidiary) to comply in all material respects with its obligations under this Agreement;

          (c) by Buyer, if (i) any of the conditions set forth in Section 5.01 shall become impossible to fulfill other than for reasons within the control of Buyer or Buyer Subsidiary, and such conditions shall not have been waived by Buyer under Section 8.03, or (ii) the shareholders of the Company shall fail to approve this Agreement by the vote required by the Minnesota Act and the Company's Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof;

          (d) by the Company, if (i) any of the conditions set forth in Section
     5.02 shall become impossible to fulfill other than for reasons within the control of the Company, and such conditions shall not have been waived by the Company under Section 8.03, or (ii) the shareholders of the Company shall fail to approve this Agreement by the vote required by the Minnesota Act and the Company's Articles of Incorporation at the first shareholders meeting called for that purpose or any adjournment thereof;

          (e) by the Company upon not less than five days notice to Buyer, if the Board of Directors of the Company, in the good-faith exercise of its fiduciary duties, withdraws or adversely modifies its recommendation of the Merger, or if a bona fide Third-Party Acquisition Offer is received by the Company or its shareholders, which the Board of Directors of the Company determines, in the good faith exercise of its fiduciary duties, to accept, approve or recommend (provided, however, that the parties agree that the provision of any notice under this Section 7.01(e) shall not in itself provide Buyer with any right to terminate this Agreement); or

          (f) by the Buyer, if the Board of Directors of the Company withdraws or adversely modifies its recommendation of the Merger, or if the Board of Directors of the Company accepts, approves or recommends, or publicly proposes to accept, approve or recommend, a Third-Party Acquisition Offer, or if there is any public announcement that any person or group has made or intends to make a Third-Party Acquisition Proposal and such Third-Party Acquisition Proposal is not rejected by the Board of Directors of the Company within 30 days of such announcement.

          (g) by Buyer, if the Company shall have breached any representation or obligation contained in this Agreement, such breach would give rise to a failure of the condition set forth in Section 5.01(a) and such breach has not been cured within 30 days after the giving of written notice to the Company.

          (h) by the Company, if Buyer shall have breached any representation or obligation contained in this Agreement, such breach would give rise to a failure of the condition set forth in Section 5.02(a) and such breach has not been cured within 30 days after the giving of written notice to Buyer.

     7.02 PROCEDURE AND EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement by the Company or Buyer under Section 7.01, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, except as otherwise provided in Section 8.04 or to the extent that the termination is a direct result of a willful and material breach or violation by such party of a representation, warranty, or covenant contained in this Agreement.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     8.01 TERMINATION OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The representations and warranties of the parties set forth in this Agreement (including those set forth in the Disclosure Letter) or in any certificate furnished under this Agreement shall not survive the Effective Time.

     8.02 AMENDMENT AND MODIFICATION. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time before the Effective Time with respect to any of the terms contained herein, except that after the meeting of shareholders contemplated by Section 4.02, the amount of the Merger Consideration shall not be decreased and the form of the Merger Consideration shall not be altered without the approval of the shareholders.

     8.03 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Buyer or Buyer Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 5.01(b) and (e) and 5.02(b) and (d) of this Agreement) may be waived in writing by the Company or by Buyer and Buyer Subsidiary, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

     8.04  EXPENSES AND TERMINATION FEE.

          (a) Except as otherwise provided in Sections 8.04(b) and (e), all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. Any such expenses incurred by the Company and not paid before the Effective Time shall be liabilities of the Surviving Corporation. Provided that if the Merger is completed, Buyer's expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby will be paid by the Surviving Corporation immediately following the Effective Time.

          (b) If this Agreement is terminated under Section 7.01 and if Buyer is entitled to a Termination Fee (as defined below) under paragraph (c) of this Section 8.04 or the Agreement is terminated in accordance with Section 7.01(c)(ii) or 7.01(d)(ii) and Buyer is not entitled to a Termination Fee under paragraph (c) of this Section 8.04 and has not materially breached its obligations hereunder, then the Company shall, at the same time as the Termination Fee is required to be paid under paragraph (c) of this Section
     8.04 (or not later than five business days following such termination under Section 7.01(c)(ii) or 7.01(d)(ii)), pay Buyer an amount equal to all reasonable, documented out-of-pocket expenses incurred by or on behalf of Buyer or Buyer Subsidiary in connection with the negotiation, preparation, financing, execution or consummation of this Agreement and the transactions contemplated hereby, including reasonable legal, accounting, travel, filing, printing, financing commitment and other out-of-pocket expenses; provided, however, that the aggregate expenses payable by the Company to Buyer under this Section 8.04(b) in the event Buyer is entitled to a Termination Fee shall not exceed $6.43 million, and that the aggregate expenses payable by the Company to Buyer under this Section 8.04(b) in the event of a termination under Section 7.01(c)(ii) or 7.01(d)(ii) where no Termination Fee is payable shall not exceed $4 million.

          (c) The Company shall, within five business days after termination of this Agreement under Section 8.04(c)(i) and within five business days after the consummation or the execution of the definitive agreement referred to in Section 8.04(c)(ii), pay Buyer a fee of $19.29 million (a "Termination Fee"), in addition to the expenses set forth in Section 8.04(b), if any of the following occurs:

             (i) this Agreement is terminated (A) by the Company under Section 7.01(e), (B) by Buyer under Section 7.01(f) or (C) by Buyer if there shall have been any material breach of any provision of Section 4.02 or 4.03; or

             (ii) this Agreement is terminated (A) by Buyer under Section 7.01(b) or (c)(i) and the condition giving rise to Buyer's right of termination resulted from a breach by the Company of any of its representations, warranties or covenants contained in this Agreement (except as provided in paragraph 8.04(c)(i)(C)), (B) by Buyer under
        Section 7.01(c)(ii), or (C) by the Company under Section 7.01(d)(ii); provided, however, that (I) prior to any termination under Section 7.01(b) or (c)(i)) or in the case of a termination under Section 7.01(c)(ii) or (d)(ii) prior to any meeting of the shareholders of the Company called for purposes of approving this Agreement either (A) any person or group shall have informed the Company that such person or group proposes, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's shareholders, propose, a Third-Party Transaction (as defined below), or (B) any such person or group or the Company publicly announces (including any filing with any federal or state office or agency) that such person or group has proposed, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's shareholders, propose, a Third-Party Transaction; and (II) within six months after such termination a Third-Party Transaction is consummated or a binding agreement providing for a Third-Party Transaction is entered into by the Company.

          (d) In no event shall more than one Termination Fee be payable under this Section 8.04. As used herein, "Third-Party Transaction" means the occurrence of any of the following events:

             (i) the acquisition of the Company by merger, consolidation, statutory share exchange or other business combination transaction by any person other than Buyer, Buyer Subsidiary or any affiliate thereof (a "Third Party"), in which transaction the holders of shares of Company Common Stock immediately before the transaction receive a per-share consideration in excess of the Merger Consideration;

             (ii) the acquisition by any Third Party of 30% or more (in book value or market value) of the total assets of the Company and its Subsidiaries, taken as a whole, for consideration that indicates a total value for the Company and its Subsidiaries in excess of the sum of (A) the product of the number of shares of Company Common Stock outstanding on the date of this Agreement multiplied by the Merger Consideration, plus (B) the aggregate of the Option Settlement Amounts for all Options outstanding on the date of this Agreement; or

             (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of Company Common Stock, whether by tender offer, exchange offer or otherwise, for a per-share consideration in excess of the Merger Consideration.

     8.05 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that each of the Company and Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will provide the other parties to this Agreement with a draft of the proposed disclosure sufficiently in advance to permit such other parties to provide comments to the disclosure and the disclosing party will revise such disclosure to reflect all reasonable comments before making the disclosure).

     8.06 ADDITIONAL AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, to ensure that the conditions set forth in Article V are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

     8.07 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to Buyer or Buyer Subsidiary, to it at:

       Big Boy Holdings, Inc.
       667 Madison Avenue
       New York, NY 10021

        Attention: Frederick J. Iseman

             with a copy to:

       Paul, Weiss, Rifkind, Wharton & Garrison
       1285 Avenue of the Americas
       New York, NY 10019-6064

        Attention: Carl L. Reisner, Esq.

          (b) If to the Company, to it at:

       1460 Buffet Way
       Eagan, Minnesota 55121

        Attention: Roe H. Hatlen

             with a copy to each of:

       H. Thomas Mitchell, General Counsel
       Buffets, Inc.
       1460 Buffet Way
       Eagan, Minnesota 55121

       And

       Douglas P. Long
       Faegre & Benson LLP
       2200 Norwest Center
       90 South Seventh Street
       Minneapolis, Minnesota 55402

     8.08 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that Buyer and Buyer Subsidiary may assign all or any of their rights hereunder to any of their respective affiliates or to any person providing financing to Buyer or Buyer Subsidiary provided that no such assignment shall relieve the assigning party of its obligations hereunder. Except for the provisions of Article I and Sections 6.01, 6.02 and 6.03, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

     8.09 INTERPRETATION. As used in this Agreement, (i) "including" means "including without limitation"; (ii) "person" includes an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization and a government or any department or agency thereof; (iii) "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; (iv) "business day" means any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States or the State of Minnesota; (v) all dollar amounts are expressed in United States funds; (vi) the phrase "to the knowledge of the Company" or any similar phrase shall mean the actual knowledge of one or more of the executive officers of the Company; and (vii) "subsidiary" of any specified corporation shall mean any person of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation.

     8.10 GOVERNING LAW. The Agreement shall be governed by the laws of the State of Minnesota without giving effect to conflict-of-laws principles.

     8.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

     8.12 HEADINGS; INTERNAL REFERENCES. The Article and Section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     8.13 ENTIRE AGREEMENT. This Agreement, including the Disclosure Letter and the exhibits hereto, and the Confidentiality Agreement described in Section 4.08, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings among the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties (express or implied), covenants or undertakings of the parties, other than those expressly set forth or referred to in this Agreement or such Confidentiality Agreement.

     8.14 SEVERABILITY. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

     8.15 DISCLOSURE LETTER. Matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letter. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. A disclosure made by the Company in any Section of this Agreement or the Disclosure Letter shall qualify other sections of the Agreement or the Disclosure Letter only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                          BUFFETS, INC.

                                          By:      /s/ Kerry A. Kramp
                                            ------------------------------------
                                          Its:     President and Chief Operating
                                          Officer

                                          BIG BOY HOLDINGS, INC.

                                          By:    /s/ Frederick J. Iseman
                                            ------------------------------------
                                          Its:             President

                                          BIG BOY MERGER CORPORATION

                                          By:    /s/ Frederick J. Iseman
                                            ------------------------------------
                                          Its:             President

     For the benefit of Buffets, Inc., the undersigned, Caxton-Iseman Capital, Inc., hereby makes to Buffets, Inc. the representations and warranties contained in Section 3.02(g) of the Agreement and Plan of Merger (replacing the term "Buyer" with Caxton-Iseman Capital, Inc.) and undertakes and agrees to cause Buyer to perform Buyer's agreements under Section 4.12 of the Agreement and Plan of Merger. The undersigned hereby represents and warrants to Buffets, Inc. that
(i) it has full corporate power and authority to execute and deliver this agreement and perform its obligations hereunder, (ii) it has taken all actions necessary to authorize the execution, delivery and performance of this agreement by it, (iii) such execution, delivery and performance do not conflict with, violate or otherwise result in a default under its Certificate of Incorporation, Bylaws or other organizational documents, and (iv) this agreement is the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Buffets, Inc., by its execution of the Agreement and Plan of Merger, acknowledges that the undersigned is not a party to or bound by the terms thereof except to the extent that it involves the representations and warranties and undertakings set forth in this paragraph.

                                          CAXTON-ISEMAN CAPITAL, INC.

                                          By:    /s/ Frederick J. Iseman
                                            ------------------------------------
                                          Its:             President

                                                                      APPENDIX B

[USBANCORP PIPER JAFFRAY LOGO]
June 4, 2000

Special Committee of the Board of Directors
Buffets, Inc.
1460 Buffet Way
Eagan, MN 55121

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding shares of Common Stock (the "Shares") of Buffets, Inc. (the "Company"), of the proposal to convert each outstanding Share of the Company into the right to receive $13.85 per Share in cash upon the completion of the merger (the "Merger") of the Company with Big Boy Merger Corporation ("Acquiror"), a wholly owned subsidiary of Big Boy Holdings, Inc. ("Parent"). The terms of the Merger are set forth in the Agreement and Plan of Merger, to be dated as of June 4, 2000, by and among the Company, Acquiror and Parent (the "Merger Agreement").

U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. U.S. Bancorp Piper Jaffray is currently acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger, for which the Company will pay a fee that is contingent upon the consummation of the Merger. For our services in rendering this opinion, the Company will pay us a fee that is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with this engagement. U.S. Bancorp Piper Jaffray makes a market in shares of the Company's common stock, provides research coverage on the Company and has provided certain investment banking services to the Company in the past.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

     (i)   Reviewed the latest draft of the Merger Agreement;

     (ii) Reviewed the Annual Reports on Form 10-K for the Company for the three fiscal years ended December 31, 1997, December 30, 1998 and December 29, 1999;

     (iii) Reviewed the Quarterly Reports on Form 10-Q for the Company for the quarters ended April 21, 1999, July 14, 1999, October 6, 1999, and April 19, 2000;

     (iv) Reviewed the Company's proxy statements dated May 9, 2000 and May 11, 1999.

     (v) Conducted discussions with certain members of senior management of the Company concerning topics such as the financial condition, operating performance and balance sheet of the Company, and the prospects for the Company;

     (vi) Conducted discussions with members of the Company's Board of Directors and the Special Committee of the Board of Directors;

     (vii) Reviewed the historical prices and trading activity for the Company Common Stock;

     (viii) Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant;

     (ix) Performed discounted cash flow analysis on the five-year financial forecast for the Company, as furnished by the Company's management;

Special Committee of the Board of Directors
Buffets, Inc.
June 4, 2000
Page 3

     (x) Compared certain financial data of the Company with certain financial and securities data of companies we deemed similar to the Company;

     (xi) Reviewed the Company's store-level results;

     (xii) Compared premiums paid relative to recent public market pre-announcement trading prices of certain selected merger and acquisition transactions to the Company's implied premium; and

     (xiii) Reviewed recent press releases as well as published research analyst reports.

We have, with your consent, relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided by the Company or otherwise made available to us and have not assumed responsibility for independently verifying such information. In reliance upon the assurances of the Company management, we have assumed that the information provided pertaining to the Company has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that the Company's management is not aware of any information or facts that would make the information provided to us incomplete or misleading. We have also assumed that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements or the date that other information made available to us.

In arriving at our opinion, we have assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, have not performed any appraisals or valuations of specific assets or liabilities of the Company, have not been furnished with any such appraisals or valuations, have made no physical inspection of the properties or assets of the Company. In addition, we express no opinion regarding the liquidation value of the Company.

Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject and at the Company's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Our opinion is necessarily based upon information available to us and facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion as to the prices at which shares of Company Common Stock have traded or at which such shares may trade at any future time.

This opinion is furnished pursuant to our engagement letter dated December 31, 1999. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent (which consent shall not be unreasonably withheld or delayed). We have not been asked to opine as to, and this opinion does not address the basic decision to proceed with or effect the Merger. This opinion is directed to the Special Committee of the Board of Directors, except that the Board of Directors of the Company is expressly authorized to rely on this opinion. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of the Company as to how to vote with respect to the Merger.

Special Committee of the Board of Directors
Buffets, Inc.
June 4, 2000
Page 3

Based upon and subject to the foregoing, and based upon such other facts as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair, from a financial point of view.

Sincerely,

/s/ U.S. Bancorp Piper Jaffray Inc.

U.S. BANCORP PIPER JAFFRAY INC.

                                                                    APPENDIX B-1

TRANSACTIONS USED FOR COMPARABLE TRANSACTIONS ANALYSIS


DATE
EFFECTIVE        TARGET NAME                            ACQUIROR NAME
---------        -----------                            -------------
12/29/99         El Pollo Loco                          American Securities Capital Partners
                                                        LP
09/29/99         Sbarro Inc.                            Sbarro Family
08/13/99         Rock Bottom Restaurants Inc.           RB Capital Inc.
08/09/99         Rally's Hamburgers Inc.                Checkers Drive-In Restaurants
07/08/99         Coffee People Inc                      Diedrich Coffee Inc
05/17/99         Au Bon Pain                            Bruckmann, Rosser, Sherill & Co
04/12/99         Rio Bravo (Applebee's)                 Chevys (J.W. Childs)
04/05/99         Back Bay Restaurant Group              SRC Holdings Inc.
02/16/99         Logan's Roadhouse                      CBRL Group, Inc.
01/25/99         Spaghetti Warehouse                    Cracken, Harkey & Co.
12/21/98         Domino's Pizza Inc.                    Bain Capital
11/24/98         Fuddruckers Inc.                       King Cannon
10/30/98         Koo Koo Roo Enterprises Inc.           Family Restaurants Inc.
09/01/98         Timber Lodge Steakhouse Inc.           GB Foods Corp
07/31/98         Morrison Restaurants Inc.              Piccadilly Cafeterias Inc
07/21/98         Bertucci's                             NE Restaurant Co Inc
07/09/98         Pollo Tropical                         Carrols Corp
07/07/98         Houlihans Restaurant Group             Hampstead/Scoggin
04/28/98         Skyline Chili Inc.                     Fleet Equity Partners
04/03/98         DavCo Restaurants Inc                  Citicorp Venture Capital
02/03/98         Sagebrush Inc.                         WSMP Inc.
01/22/98         El Chico Restaurants Inc.              Cracken, Harkey & Co.
01/05/98         International Dairy Queen Inc.         Berkshire Hathaway Inc.

                                                                    APPENDIX B-2

RESTAURANT INDUSTRY TRANSACTIONS USED FOR PREMIUMS PAID ANALYSIS

DATE
EFFECTIVE         TARGET NAME                           ACQUIROR NAME
---------         -----------                           -------------
12/29/1999        VICORP Restaurants Inc                VICORP Restaurants Inc
09/29/1999        Sbarro Inc                            Investor Group
09/02/1999        Host Marriott Services                Autogrill(Edizione Holding)
08/13/1999        Rock Bottom Restaurants Inc           RB Capital Inc
08/09/1999        Rally's Hamburgers Inc                Checkers Drive-In Restaurants
04/28/1999        Triarc Cos Inc                        Triarc Cos Inc
02/16/1999        Logans Roadhouse Inc                  Cracker Barrel Old Country Str
10/30/1998        Uno Restaurant Corp                   Uno Restaurant Corp
09/25/1998        Cooker Restaurant Corp                Cooker Restaurant Corp
07/21/1998        Bertucci's Inc                        NE Restaurant Co Inc
07/20/1998        Pollo Tropical Inc                    Carrols Corp
01/22/1998        El Chico Restaurants Inc              Investor Group
12/30/1997        Unique Casual Restaurants Inc         Investor Group
12/23/1997        Perkins Family Restaurant LP          Restaurant Co
12/03/1997        Ground Round Restaurants Inc          GRR Holdings LLC
09/26/1997        Krystal Co                            Port Royal Holdings Inc
08/08/1997        Frisch's Restaurants Inc              Frisch's Restaurants Inc
07/25/1997        Uno Restaurant Corp                   Uno Restaurant Corp
07/17/1997        DAKA International Inc                Compass Group PLC
06/02/1997        Ruby Tuesday Inc                      Ruby Tuesday Inc

                                                                    APPENDIX B-3

NON-INDUSTRY SPECIFIC TRANSACTIONS USED FOR PREMIUMS PAID ANALYSIS

DATE
EFFECTIVE        TARGET NAME                             ACQUIROR NAME
---------        -----------                             -------------
05/15/2000       Mission Critical Software Inc           NetIQ Corp
05/12/2000       Thermo Optek Corp                       Thermo Instrument Systems Inc
04/20/2000       NFO Worldwide Inc                       Interpublic Group of Cos Inc
04/14/2000       Interleaf Inc                           BroadVision Inc
04/04/2000       Carolina First Bancshares, NC           First Charter Corp, Concord, NC
04/03/2000       Shorewood Packaging Corp                International Paper Co
04/03/2000       Arcadia Financial Ltd                   Associates First Capital Corp
03/28/2000       United Payors & United                  BCE Emergis Inc (BCE Inc)
03/20/2000       Chicago Title Corp                      Fidelity National Financial
03/16/2000       Aironet Wireless Communication          Cisco Systems Inc
03/13/2000       Maker Communications Inc                Conexant Systems Inc
03/10/2000       CompUSA Inc                             Grupo Sanborns (Grupo Carso)
03/08/2000       Preview Travel Inc                      Travelocity.com (Sabre Hldg)
03/07/2000       Foremost Corp of America                Farmers Insurance Group
03/01/2000       Ardent Software Inc                     Informix Corp
03/01/2000       Pacific Bank NA, CA                     City National Corp, California
03/01/2000       Yankee Energy System Inc                Northeast Utilities
02/11/2000       Merchants Bancorp, Aurora, IL           Old Kent Finl Corp, Michigan
02/10/2000       PSNC                                    SCANA Corp
02/09/2000       Trigen Energy Corp                      Elyo (Suez Lyonnaise des Eaux)
02/08/2000       Safeskin Corp                           Kimberly-Clark Corp
02/08/2000       Connecticut Energy                      Energy East Corp
02/04/2000       Fidelity Financial of Ohio Inc          Provident Financial Group Inc
02/03/2000       Micro Warehouse Inc                     Investor Group
01/13/2000       Wyman-Gordon Co                         Precision Castparts Corp
01/07/2000       Aquarion Co                             Kelda Group PLC
01/07/2000       Statewide Financial Corp, NJ            Independence Community Bank
01/06/2000       Global Industrial Technologies          RHI AG
12/31/1999       Synthetic Industries Inc                Investcorp
12/30/1999       Capital Re Corp                         ACE Ltd
12/22/1999       LeukoSite Inc                           Millennium Pharmaceuticals Inc
12/20/1999       Ascent Entertainment Group Inc          Investor Group
12/16/1999       Authentic Fitness Corp                  Warnaco Group Inc
12/08/1999       Destia Communications Inc               Viatel Inc
12/01/1999       New England Cmnty Bancorp, CT           Webster Finl Corp, Waterbury, CT
12/01/1999       Citation Corp                           Kelso & Co
11/30/1999       Xoom.com Inc                            NBC
11/29/1999       Shorewood Packaging Corp                Chesapeake Corp
11/26/1999       Abacus Direct Corp                      DoubleClick Inc
11/24/1999       Pool Energy Services Co                 Nabors Industries Inc
11/23/1999       Transaction Network Services            PSINet Inc
11/22/1999       Sunstone Hotel Investors Inc            Investor Group
11/22/1999       Furon Co Inc                            Cie de Saint-Gobain SA
11/22/1999       AFC Cable Systems Inc                   Tyco International Ltd

DATE
EFFECTIVE        TARGET NAME                             ACQUIROR NAME
---------        -----------                             -------------
11/19/1999       Peoples Bank Corp, Indiana              Fifth Third Bancorp
11/19/1999       Perclose Inc                            Abbott Laboratories
11/16/1999       Metricom Inc                            MCI WorldCom
11/12/1999       Maxxim Medical Inc                      Investor Group
11/11/1999       Superior Services Inc                   Vivendi SA
11/05/1999       Xomed Surgical Products Inc             Medtronic Inc
11/05/1999       PEC Israel Economic Corp                Discount Investment Corp (IDB)
11/04/1999       American Health Properties Inc          Health Care Property Investors
11/04/1999       Pennsylvania Enterprises Inc            Southern Union Co
11/02/1999       American Heritage Life Invt             Allstate Corp
11/02/1999       International Integration Inc           Razorfish Inc
11/01/1999       Franchise Mortgage Acceptance           Bay View Capital, San Mateo, CA
10/27/1999       Standard Products Co                    Cooper Tire & Rubber Co
10/26/1999       NetGravity Inc                          DoubleClick Inc
10/25/1999       Zenith National Insurance Corp          Fairfax Financial Holdings Ltd
10/21/1999       Marshall Industries                     Avnet Inc
10/20/1999       Forte Software Inc                      Sun Microsystems Inc
10/19/1999       Lodgian Inc                             Casuarina Cayman Holdings Ltd
10/15/1999       Unitrode Corp                           Texas Instruments Inc
10/07/1999       Ocwen Asset Investment Corp             Ocwen Financial Corp
10/01/1999       Lexford Residential Trust               Equity Residential Pptys Trust
10/01/1999       Vistana Inc                             Starlight Communications
10/01/1999       Long Beach Financial Corp               Washington Mutual, Seattle, WA
10/01/1999       Life USA Holding Inc                    Allianz Life Ins Co (Allianz)
09/24/1999       Sequent Computer Systems Inc            IBM Corp
09/23/1999       Metro Networks Inc                      Westwood One Inc
09/23/1999       Ballard Medical Products                Kimberly-Clark Corp
09/03/1999       Empire District Electric Co             UtiliCorp United Inc
09/02/1999       Host Marriott Services                  Autogrill (Edizione Holding)
08/31/1999       International Comfort Products          Carrier Corp (United Tech Corp)
08/30/1999       Matewan Bancshares Inc                  BB&T Corp, Winston-Salem, NC
08/30/1999       Data Processing Resources Corp          CompuWare Corp
08/24/1999       Cellular Commun of Puerto Rico          Investor Group
08/20/1999       Scotsman Industries Inc                 Berisford PLC
08/19/1999       Blount International Inc                Investor Group
08/15/1999       Aqua Alliance Inc                       Vivendi SA
08/06/1999       Emerald Financial Corp, OH              Fifth Third Bancorp
08/03/1999       Quantum Corp                            Shareholders
08/02/1999       Broad Natl Bancorp, Newark, NJ          Independence Community Bank
08/02/1999       Avondale Industries Inc                 Litton Industries Inc
07/29/1999       NeXstar Pharmaceuticals Inc             Gilead Sciences Inc
07/28/1999       HealthCare Financial Partners           Heller Financial Inc
07/27/1999       Paymentech Inc (First USA)              First Data Corp
07/26/1999       Penske Motorsports Inc                  International Speedway Corp
07/22/1999       ABR Information Services Inc            Ceridian Corp
07/19/1999       Bank of Commerce, San Diego, CA         US Bancorp, Minneapolis, MN
07/15/1999       Mason-Dixon Bancshares, MD              BB&T Corp, Winston-Salem, NC

DATE
EFFECTIVE        TARGET NAME                             ACQUIROR NAME
---------        -----------                             -------------
07/13/1999       Dialogic Corp                           Intel Corp
07/13/1999       John H Harland Co                       Investor Group
07/09/1999       CFSB Bancorp Inc, Lansing, MI           Old Kent Finl Corp, Michigan
07/07/1999       St John Knits Inc                       Investor Group
07/02/1999       Norrell Corp                            Interim Services Inc
07/01/1999       SierraWest Bancorp, Truckee, CA         BancWest Corp, San Francisco, CA
06/30/1999       HF Bancorp Inc, Hemet, CA               Temple-Inland Inc, Diboll, Texas
06/30/1999       Peoples Bancorp Inc, New Jersey         Sovereign Bancorp, PA
06/24/1999       Dames & Moore Group                     URS Corp
06/17/1999       CMP Media Inc                           United News & Media PLC
06/17/1999       Walbro Corp                             TI Group PLC
06/15/1999       Physician Reliance Network Inc          American Oncology Resources
06/15/1999       Trico Marine Svcs (Berkshire)           Inverness Management LLC
06/09/1999       Amerin Corp                             CMAC Investment Corp
06/09/1999       Lawter International Inc                Eastman Chemical Co
06/01/1999       FNB Rochester Corp, NY                  M&T Bank Corp, Buffalo, New York
05/24/1999       Tower Realty Trust Inc                  Investor Group
05/11/1999       ASA Holdings Inc                        Delta Air Lines Inc
05/07/1999       American Media Inc                      Evercore Capital Partners LP
05/05/1999       Snyder Oil Corp                         Santa Fe Energy Resources
04/29/1999       BA Merchant Svcs (BankAmerica)          Bank of America National Trust
04/29/1999       Building One Services Corp              Building One Services Corp
04/27/1999       Investment Technology Group             Shareholders
04/23/1999       Brylane Inc                             Pinault-Printemps Redoute
04/02/1999       Eagle Hardware & Garden Inc             Lowe's Companies Inc
03/30/1999       Boole & Babbage Inc                     BMC Software Inc
03/29/1999       First Coastal Bankshares Inc            Centura Banks Inc, NC
03/24/1999       Unitog Co                               Cintas Corp
03/22/1999       Hills Stores Co                         Ames Department Stores Inc
03/22/1999       Bayonne Bancshares, New Jersey          Richmond County Financial, NY
03/17/1999       Capital Re Corp                         ACE Ltd
03/17/1999       SEQUUS Pharmaceuticals Inc              ALZA Corp
03/16/1999       Greyhound Lines Inc                     Laidlaw Inc
03/01/1999       Kuhlman Corp                            Borg-Warner Automotive Inc
03/01/1999       MiniMed Inc                             Medtronic Inc
02/26/1999       GA Financial Inc, Pittsburgh, PA        GA Financial Inc, Pittsburgh, PA
02/25/1999       Ryerson Tull Inc                        Inland Steel Industries Inc
02/11/1999       Interlake Corp                          GKN PLC
02/10/1999       John H Harland Co                       Investor Group
02/05/1999       Storage Trust Realty                    Public Storage Inc
02/02/1999       Carmike Cinemas Inc                     GS Capital Partners III
01/19/1999       Equity Corp International               Service Corp International
01/06/1999       CalMat Co                               Vulcan Materials Co
01/04/1999       Rio Hotel & Casino Inc                  Harrah's Entertainment Inc
01/04/1999       Priority Healthcare Corp                Shareholders

                                                                      APPENDIX C

302A.471.  RIGHTS OF DISSENTING SHAREHOLDERS.

     SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

     SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.

     SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                      APPENDIX D

              INFORMATION RELATING TO MERGER SUB, HOLDING COMPANY, CAXTON-ISEMAN INVESTMENTS, L.P., GOLCONDA HOLDINGS INC. AND MR. ISEMAN

(I) The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Merger Sub, a Minnesota corporation, are listed below. The business address of each director and executive officer of Merger Sub is c/o Caxton-Iseman Capital, Inc., 667 Madison Avenue, New York, NY 10021.

                                                    POSITIONS WITH MERGER SUB, PRESENT PRINCIPAL OCCUPATION OR
     NAME                                           EMPLOYMENT AND FIVE-YEAR HISTORY
     ----                                           ----------------------------------------------------------
     Frederick J. Iseman..........................  President and Director. Mr. Iseman has been acting as an investment professional of Caxton-Iseman Capital and its
                                                    affiliates since 1993. Mr. Iseman is the Chairman of
                                                    Anteon Corporation, a director of Vitality Beverages, Inc.
                                                    and Leisure Link Holdings, and a member of the advisory
                                                    board of Duke Street Capital.
     Steven M. Lefkowitz..........................  Secretary and Director. Mr. Lefkowitz has been acting as an investment professional of Caxton-Iseman Capital and
                                                    its affiliates since 1993. Mr. Lefkowitz is a director of
                                                    Anteon Corporation and Vitality Beverages, Inc.

(II) The name and position of each director and executive officer of Holding Company, a Delaware corporation, are listed below. Holding Company owns all of the outstanding shares of Merger Sub. The present principal occupation or employment, five-year employment history and business address of each director and executive officer of Holding Company is listed in part I above.

     NAME                                           POSITION WITH HOLDING COMPANY
     ----                                           -----------------------------
     Frederick J. Iseman..........................  President and Director.
     Steven M. Lefkowitz..........................  Secretary and Director.

(III) Caxton-Iseman Investments, L.P., a Delaware limited partnership, owns all of the outstanding shares of Holding Company. Golconda Holdings Inc. is the general partner of Caxton-Iseman Investments.

(IV) The present principal occupation or employment, five-year employment history and business address of the sole director and sole executive officer of Golconda Holdings is listed in part I above. Mr. Iseman is also the sole shareholder of Golconda Holdings.

     NAME                                           POSITIONS WITH GOLCONDA HOLDINGS
     ----                                           --------------------------------
     Frederick J. Iseman..........................  President, Secretary and Director.

-------------------------------------------------------------------------------

                                 BUFFETS, INC.

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS


     The undersigned hereby appoints Clark C. Grant and H. Thomas Mitchell, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Special Meeting of Shareholders of the Company to be held at the Company's Corporate Headquarters, 1460 Buffet Way, Eagan, Minnesota at 9:00 a.m. Central Daylight Time on Thursday, September 28, 2000, and at any adjournments thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Special Meeting and Proxy Statement, as directed on the reverse side hereof.


     Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged.

              (TO BE COMPLETED, SIGNED AND DATED ON REVERSE SIDE)

-------------------------------------------------------------------------------

                       SPECIAL MEETING OF SHAREHOLDERS OF

                                  BUFFETS, INC


                               September 28, 2000



                           PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY INTERNET
PLEASE ACCESS THE WEB PAGE AT "WWW.VOTEPROXY.COM" AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.

YOUR CONTROL NUMBER IS
                        ---------------------------

     IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.





                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

--------------------------------------------------------------------------------

A[X] PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE

                                                                                                    FOR       AGAINST     ABSTAIN
                                                         1. To approve the Agreement and Plan of    [ ]         [ ]          [ ]
                                                            Merger among Buffets, Inc., Buffets
                                                            Holdings, Inc., and Buffets Merger
                                                            Corporation, dated as of June 4, 2000, and to approve the merger contemplated thereby pursuant to which Buffets Merger Corporation will be merged with and into Buffets and shareholders of Buffets will become entitled to receive $13.85 per share in cash for their shares of
                                                            Buffets common stock.

                                                         NOTE: THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO
                                                         SPECIFICATION IS MADE, IT WILL BE VOTED FOR
                                                         PROPOSAL 1.  THE PROXIES ARE AUTHORIZED TO
                                                         VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER
                                                         MATTERS WHICH MAY PROPERLY COME BEFORE THE
                                                         MEETING.

                                                         PLEASE RETURN THE PROXY CARD PROMPTLY USING THE
                                                         ENCLOSED ENVELOPE.





SIGNATURE                            DATE             SIGNATURE                            DATE
         -------------------------       ----------            -------------------------       ----------
                                                                  (SIGNATURE IF HELD
                                                                       JOINTLY)




NOTE: Please mark, date and sign exactly as name appears hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the President or other authorized officer. All co-owners must sign.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                 BUFFETS, INC.
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Clark C. Grant and H. Thomas Mitchell, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Special Meeting of Shareholders of the Company to be held at the Company's Corporate Headquarters, 1460 Buffet Way, Eagan, Minnesota at 9:00 a.m. Central Daylight Time on Thursday, September 28, 2000, and at any adjournments thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Special Meeting and Proxy Statement, as directed on the reverse side hereof.

     Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged.


              (TO BE COMPLETED, SIGNED AND DATED ON REVERSE SIDE)

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















                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                        SPECIAL MEETING OF SHAREHOLDERS
                                 BUFFETS, INC.


                               September 28, 2000





                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
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A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE



                                                            FOR AGAINST ABSTAIN
                1.  To approve the Agreement and Plan of    [ ]   [ ]     [ ]
                    Merger among Buffets, Inc., Buffets
                    Holdings, Inc., and Buffets Merger Corporation, dated as of June 4, 2000, and to approve the merger contemplated thereby pursuant to which Buffets Merger Corporation will be merged with and into Buffets and shareholders of Buffets will become entitled to receive $13.85 per share in cash for their shares of Buffets common stock.


                NOTE: THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSAL 1. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

                PLEASE RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                ENVELOPE.



SIGNATURE                    DATE        SIGNATURE                    DATE
         ------------------       -----            ------------------      -----
                                                   (SIGNATURE IF HELD
                                                        JOINTLY)

NOTE: Please mark, date and sign exactly as name appears hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the President or other authorized officer. All co-owners must sign.




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